Filed pursuant to Rule 424(b)(3)
Under the Securities Act of 1933, as amended
Registration No. 333-201722
Issued May 11, 2015

PROSPECTUS

2,000,000 Shares

AINA LE’A, INC.

Common Stock

$ 13.75 per share
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Aina Le’a, Inc. is offering Two Million (2,000,000) shares of common stock.  This is our initial public offering and no public market currently exists for our shares.
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We intend to apply to list our common stock on The NASDAQ Global Market under the symbol “AIZY.”

Offering

The 2,000,000 shares are being offered by the Company (the “Offering”), in a direct primary offering, without any involvement of underwriters.  Our officers will not receive any commissions or proceeds from the Offering for selling shares on our behalf.  The Offering price of the Shares is $13.75 per share.  There will be no escrow account.  There is no minimum number of shares that we have to sell to investors. All subscriptions from shares will be immediately available for our use.

We will begin accepting subscription agreements immediately upon effectiveness of our registration statement and the Offering will end in 180 days as measured from the effectiveness of our registration statement. The Company, at its discretion, may extend the Offering for an additional 90 days.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 6.
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	Per Share	Total
Public offering price	$13.75	$27,500,000
Commissions	$1.375	$2,750,000
Proceeds to Aina Le’a, before expenses	$12.375	$24,750,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and as such, may elect to comply with certain reduced public company reporting requirements for future filings.
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The date of this prospectus is May 14, 2015

       We have not authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Through and including June 8, 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in the Offering, may be required to deliver a prospectus.  This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For investors outside the United States: neither we, or selling stockholders have done anything that would permit the Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to the Offering and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including “Risk Factors,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and our financial statements and related notes before deciding whether to purchase shares of our common stock. Unless the context otherwise requires, the terms “Aina Le’a,” “the Company,” “we,” “us,” and “our” in this prospectus refer to Aina Le’a, Inc. and, unless the context otherwise indicates, Aina Le’a, LLC, our predecessor.  Our fiscal year end is March 31, and our fiscal quarters end on June 30, September 30, and December 31. Our fiscal years ended March 2014 and 2013 are referred to herein as fiscal 2014 and 2013, respectively.

AINA LE’A, INC.

Summary Overview

We are a real estate development company.  We acquire and develop land for residential and commercial development.  The first phase of our initial project is a 61.4 acre land parcel located on the Kohala Coast on the Big Island of Hawaii (“Phase 1”), which consists of 38 acres known as Lulana Gardens and Whale’s Point, and 23 acres known as Ho’olei Villages.  Currently, the Company also has a right to acquire an additional 1,038 surrounding acres, which collectively with Phase I is referred to as the Villages of Aina Le’a (the “Villages”) pursuant to the First Modification and Partial Assignment of Amended and Restated Purchase and Sale Agreement (“PSA”), with Bridge Aina Le’a, LLC (“Bridge”), DW Aina Le’a Development, LLC (“DW”) and Relco Corp (see Note 6 to the Financial Statements).

Since January 2010, the Company’s performance under the PSA was suspended due to litigation between DW (the predecessor entity to the Company as “Master Developer”) and State of Hawaii Land Use Commission (“LUC”), whereby LUC issued an Order to Show Cause to prove the land was being developed in accordance with the representation and not held as a land speculator.  On November 25, 2014, the Supreme Court of the State of Hawaii rendered a favorable decision for the Company, confirming the urban zoning for the continued development of Phase 1.  The LUC has ninety (90) days from the day the decision was published (November 25, 2014) to seek review with a writ of certiorari to the U.S. Supreme Court.  Since the favorable ruling, the Company has entered into negotiations with Bridge to purchase 1,011 acres of residential property included in the PSA (which, together with 27 acres of commercial property, adds up to the total of 1,038 acres).  The Company intends to complete the acquisition with Bridge from funds the Company has received pursuant to the Equity Investment and Joint Development Agreement (the “Equity Agreement”) entered into by and between the Company and Shanghai Zhongyou Real Estate Group (“Shanghai Zhongyou”) effective as of October 31, 2014.  The Equity Agreement provides the Company with sixteen million dollars from the sale of the Company’s common stock and nine million dollars pursuant to the terms of a convertible note.  On January 13, 2015, Shanghai Zhongyou deposited the $16 million dollars for the purchase of the Company’s common stock in ICBC bank in New York (the “Initial Deposit”).  The Initial Deposit was released to the Company on February 13, 2015.  A portion of the proceeds ($12,000,000.00) will be used to acquire the remaining 1,011 acres from Bridge.  (see Part II—Item 15. Recent Sales of Unregistered Securities)

We expect to generate profits from the revenues, if any, from the ultimate sale of the improvements on the Villages project, beginning with the sale of the improvements on Phase 1.  We are responsible for arranging and overseeing the completion of a wide range of activities on the Villages project, including overseeing and facilitating the design, engineering and grading of the unimproved land; overseeing the construction of public infrastructure such as streets, utilities and public facilities; and overseeing the finishing of individual lots for home sites or other facilities.  These processes normally take 5 to 10 years depending on a number of factors, including the nature of the property, local regulations and general economic conditions.  Following our acquisition of Phase 1, we have worked with engineers, planners and architects to get the approvals and plans required to develop the Villages.  We have also worked with homebuilders and other contractors necessary to construct the improvements on Phase 1.

We have raised the initial capital for Phase 1 of the Villages project through an exclusive marketing agreement with Capital Asia Group Pte., Ltd. (“CAG”), a land banking company headquartered in Singapore to sell Undivided Land Fraction (“ULFs”) to Asian investors.  Pursuant to the terms of the July 2009 CAG Agreement, CAG was obligated to use its best efforts to market the sale of the ULF’s through its proprietary network to Asian investors living in Singapore, China and Japan.  We paid CAG a commission of 27.083 percent of all sales proceeds received by us for their efforts.

Since our inception in 2009, we have raised over $44 million (before the fees and commissions paid) of capital for Phase 1 of the Villages project from approximately 1,139 investors who participated in our ULF program.  Due to the tight lending market that existed at the time of our initial acquisition of our 61.4 acre parcel, we developed our ULF program as a unique financing method to raise the capital necessary for the acquisition and development of Phase 1.  We utilized the proceeds from the sale of ULFs to acquire and begin the development of the Villages project.  We intend to use the proceeds of the Offering to complete the development of Phase 1.  We may use our ULF program in the future for new land acquisitions.

The Company created 4,320 ULFs related to Lulana Gardens and 2,800 ULFs related to Ho’olei Villages. Each ULF represents a deeded fractional interest in a designated percentage of one or more of the Lulana Gardens townhomes, the Ho’olei Village lots in Phase 1.  Under the ULF contract, each ULF investor paid $9,600 in exchange for his/her fractional interest in the land upon which the improvements are to be constructed in Phase 1.

Pursuant to the terms and conditions of the Purchase and Sale Contract for Undivided Land Fraction & Beneficial Interest (“Sales Contract”) entered into between us and each ULF investor, each such investor receives a warranty deed covering his/her individual fractional interest in the property comprising Phase 1 of our initial project, and each such investor is contractually obligated to convey his/her interest to a land trust in accordance with the Sales Contract and the Amended and Restated Aina Le’a Land Trust No. 1 Agreement (“Trust 1”) or the Amended and Restated Aina Le’a Land Trust No. 2 Agreement (“Trust 2”), as applicable, in exchange for a beneficial interest in the applicable Trust (Trust 1 and Trust 2 are sometimes collectively referred to as “Trust” and “Trust Agreement”).  Investors holding warranty deeds to Lulana Gardens (Parcel #1) contributed their deed to Trust 1 and investors holding warranty deeds in Ho’olei Villages (Parcel #2) are obligated pursuant to the terms of the Sales Contract entered into by such investors to contribute their deeds to Trust 2.  A beneficial interest in both Trust No. 1 and Trust No. 2 provides the investors with rights in the possession, earnings, avails (profits) and proceeds arising from the sale, mortgage or other disposition of the Trust Property (as defined in the Trust Agreement).

The Trust Agreement provides for an independent trustee HRD Services, Ltd., a British Virgin Islands company (“Trustee”), to hold the warranty deed on behalf of the Trust.  The Trust Agreement also appoints CAG as the “Holder of Power of Direction” (“Holder”) and each beneficiary of the Trust, pursuant to the terms of the Trust Agreement, appointed CAG as their “attorney in fact” to execute all trust documents and make all decisions pertaining to Trust matters, including, but not limited to, directing the trustee to transfer the Trust property and to deal with the Trust property as directed by CAG in its capacity as Holder.  The Trustee has provided notice to the Company of its intent to resign and Central Pacific Bank (“CPB”) has reached an agreement with the Company to replace HRD as Trustee for both Trust No. 1 and Trust No. 2.  The Company anticipates to complete the necessary documentation with CPB by April 15, 2015 to allow the remaining warranty deeds to be contributed into Trust No. 2.

As of the date of this Offering 987 of these ULF investors, representing fractional interest totaling 4,152 ULFs in the Lulana Gardens have previously conveyed their respective interest in the warranty deeds to the Trust in exchange for a beneficial interest in the Trust.  Of the 987 ULF investors, 592 investors have been bought out or exchanged their beneficial interest for shares of our common stock (see Part II—Item 15. Recent Sales of Unregistered Securities). 145 ULF investors representing 435 ULFs continue to hold their interest by way of warranty deed and will contribute their respective deeds into Trust No. 2 following CPB’s implementation as Trustee which the Company currently anticipated to be the middle of April.

Simultaneously, with an investor entering into the Sales Contract, each investor and its attorney in fact entered into a Joint Development Agreement (“JDA”) with DW and the builder which sets forth the obligations of each of the parties in connection with the development of the Phase 1 project.  Specifically, the JDA establishes the obligations of the Master Developer and the builder to construct the improvements at the sole cost and expense of the Master Developer, pay all taxes associated with the property, including property taxes, carry insurance at their expense, to sell the completed improvements at the best market value price and to distribute the sale proceeds to the Trust for further distribution to the investors by the Trustee.  Pursuant to the terms of the JDA, the investor(s) agree to (i) make no claim of interest or ownership in the improvements, and (ii) to not sell, lease, license, rent, encumber or possess the land.  The JDA also requires the Master Developer to indemnify the investor for agreed payments and obligations due under the terms of the purchase agreement for the fractional interest.  Additionally, the Sales Contract provides that if the developer or builder, for any reasons are unable to (i) proceed with the development and/or building of the project, including delays or protracted progress resulting in late completion exceeding the estimated completion date or (ii) if for any reasons there is a threat of winding up or judicial management of the seller, then the Trustee shall has the full discretion to take appropriate steps to protect the interests of the beneficiaries, including, but not limited to, replacing the developer and the builder, and to take over the conduct and management of the Project.

The Company is obligated to pay to the Trust on behalf of each investor a one-time lump sum lease payment of $500 within 90 days of purchase of a ULF and an additional $12,000 upon the sale of the townhouse or lot identified by the fractional interest contributed to the Trust by such investor. All lease payments have been made to investors totaling $2,299,500 through December 31, 2014.  If the Company is unable to pay $12,000 at or prior to the end of 30 months from the date the Warranty Deed is recorded with the State of Hawaii Bureau of Conveyances, a penalty interest of 1% per month is accrued on the $9,600 original investment.  As of January 31, 2015, the accrued penalty interest is $3,410,890.

Upon completion and sale of each townhome constructed in Phase 1, the Trust receives $120,000 of the proceeds generated from such sale, and causes the distribution of the proceeds from such sale to a ULF investor (who is now a beneficial interest holder of the Trust).  Simultaneously with the distribution of the sale proceeds, the Trustee cancels the beneficial interest held in the Trust, and reconveys the warranty deed covering the fractional interest to the Company on behalf of each ULF investor. The Company has not sold any townhomes as of December 31, 2014, but intends to distribute the funds to the Trust from future sales or other liquidity events.

The Company accretes interest on the ULF proceeds over a 32 month period.  As of December 31, 2014, the Company owes net principal of $27,721,900 and net interest of $8,491,805 (see Note 6 to our unaudited interim financial statements). If the Company repurchases the ULF before the 32 month period has expired, the full accreted interest for the 32 month period must be paid.  The unaccreted interest as of December 31, 2014 is $224,902.  As of the date of this Memorandum, 4.15% of the 38 acres of land being used to develop townhomes is held by us and 95.85% by the Trust.  Currently, the Company owns 42.73% of the beneficial interests of the Trust directly and there are no other beneficial owners that own more than 3% of the Trust.

In connection with a Regulation S offering in March 2013, we issued 2,139,544 shares of our common stock in exchange for 34.04% of the beneficial interests in the Trust.  (See “Recent Developments” on page 4).

Our Management

We are led by a management team comprised of consultants experienced in land acquisition and development who are knowledgeable about both the local and national real estate markets.

Our Chief Executive Officer and President, Robert Wessels, has more than 40 years’ experience in originating and structuring real estate transactions.

Our Chief Financial Officer, Mark Jackson, has more than 30 years hands-on executive management and quality control experience.  Mr. Jackson has served in various management positions with both private and public companies in the aerospace and electronics industries.

Our management team operates pursuant to third party consulting arrangements with the Company.  The management team is expected to accept employment with the Company following the effectiveness of the Registration Statement on Form S-1 of which this prospectus is a part.

Risks Related to Our Business and Strategy

You should carefully consider the risks and other factors discussed in “Risk Factors” prior to deciding whether to invest in shares of our common stock.  These risks and other factors include:

●           our dependence on the success of generating new financing proceeds;

●           our dependence on third-party securities broker-dealers to raise financing to develop our projects;

●           our reliance on our Chairman, Chief Executive Officer and largest stockholder as well as our other key executive officers;

●           conflicts of interest in transactions or arrangements between us or our directors, officers and affiliates;

●    risks related to the real estate industry in general, including risks related to potential increases in interest rates, declines in real estate values and volatility of the real estate capital markets;

●    lack of geographic diversification which could expose us to regional economic downturns that may not necessarily affect the real estate industry generally;

●           our dependence on third-party financing for the properties in our projects; and

●           our ability to finance and acquire the remainder of the Villages project.

Recent Developments

We were formed as a limited liability company under Nevada law on April 1, 2009 and converted into Aina Le’a, Inc., a Delaware corporation, on February 6, 2012 (the “Reorganization”).  In connection with the Reorganization, DW as the sole member of Aina Le’a, LLC, was issued 5,500,000 shares of our common stock.  DW is controlled by Robert Wessels, our Chief Executive Officer and the Chairman of our board of directors through his wholly owned corporation, Relco Corp, a Nevada corporation (“RELCO”).

In connection with the Reorganization, on February 6, 2012, we commenced an offering of 4,000,000 shares of our common stock in a private offering pursuant to Regulation S of the Securities Act to holders of beneficial interests in the Trust in exchange for their respective beneficial interests in the Trust (the “Regulation S Offering”).  In August, 2012, the Company determined that certain information provided to the holders of beneficial interests in connection with the Regulation S offering was inaccurate and offered all participating holders of the beneficial interests the right to rescind their participation.  None of the participants of the original Regulation S offering exercised their right to rescission prior to the expiration date provided in the rescission notice.  We formally closed the Regulation S Offering in March 2013 and issued 2,139,544 shares of our common stock in exchange for 34.04% of the beneficial interests of the Trust which have been netted with the related contracts payable to land trust for presentation purposes in our financial statements.

Corporate Information

Our principal executive offices are located at 69-201 Waikoloa Beach Drive, #2617, Waikoloa, Hawaii 96738, and our telephone number is (808) 886-1702.  Our website is www.ainalea.com.  Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. We were organized as a Nevada limited liability company on April 1, 2009, and were converted to a Delaware corporation on February 6, 2012.

THE OFFERING

Total common stock offered by us	2,000,000 shares
Offering price per share	$13.75 per share
Net Proceeds to us	Approximately $24,750,000, net of commissions and expenses assuming the entire 2,000,000 shares are sold.
Common stock outstanding after the Offering	9,819,544 shares
Use of proceeds
We intend to use the net proceeds we receive from the Offering for capital expenditures and for general corporate purposes, including working capital, sales and marketing activities, and general and administrative matters. We also may use a portion of the net proceeds to acquire the remainder of the Villages project of approximately 1,011 acres of residential real property that are currently the subject of the PSA. See “Use of Proceeds.”

Proposed exchange symbol	“AIZY”

Except as otherwise indicated, all information in this prospectus assumes:

●	the effectiveness of our amended and restated certificate of incorporation in connection with the completion of the Offering;

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before investing in our common stock. The risks and uncertainties described below are not the only ones we face.  If any of the following risks occur, our business, financial condition, operating results, and prospects could be materially harmed. In that event, the price of our common stock could decline, and you could lose some or all of your investment.

Risks Related to Our Business

Our independent auditors have noted there is substantial doubt that our company can continue as a going concern.

Our independent auditors further noted that these factors raise substantial doubt about our ability to continue as a going concern. We have a history of operating losses and an accumulated deficit of $33,868,128 as of December 31, 2014.  As of December 31, 2014, our current liabilities exceeded our current assets by $38,075,257 and our total liabilities exceeded our total assets by $17,152,401.  Our ability to complete development of Phase I is dependent on obtaining project or equity financing on reasonable terms.  Management is negotiating a two-year, $14 million revolving construction loan with Romspen Investment Group to fund the construction for Phase I.  On October 31, 2014 the Company entered into a $25 million private transaction (the “Transaction”) which includes a sixteen million dollar ($16,000,000) purchase of our common stock and nine million dollar ($9,000,000) convertible note to use as working capital and to fund the acquisition of the remaining residential property.  On February 13, 2015, Shanghai Zhongyou waived all remaining conditions and provided $16 million to the Company to acquire the remaining 1,011 acres from Bridge.  There can be no assurance that the Company will complete the acquisition of the remaining acres from Bridge, close on the convertible note or obtain the necessary funding to complete the development of Phase 1.

The Company may be required to sell the properties partially developed in Phase I, which could have a material adverse effect on the Company’s financial condition and results of operation.

The Company requires additional funds to fully develop its properties and has had difficulty securing the $10.7 million in capital needed to complete and connect the infrastructure required to begin town home sales in Phase I.  Lenders who have previously committed to loan capital to the Company have withheld the funds pending the final resolution of the appeal by the Hawaii State Land Use Commission (“LUC”) over property zoning for the Villages project.  The current urban zoning was previously confirmed by the Hawaii District Court but the LUC has appealed that decision to the Hawaii Supreme Court.  On November 25, 2014, the Supreme Court upheld the Circuit Court decision that the property zoning should remain urban which should allow the pending financing to move forward.  The County has issued the required building permits for Phase I and has committed to provide certificates of occupancy as the units are completed.  Following the Supreme Court’s decision, the Company has started negotiating with lenders for the necessary Project financing but has not yet closed on such financing.  If the Company is unable to secure sufficient funding to fully develop the properties, the Company may be required to sell the properties partially developed which could decrease the margins and financial returns to the Company. The lower returns could affect the future value of the common stock.

Our limited operating history makes it difficult to evaluate our current business and future prospects, and may increase the risk of your investment.

We were formed as a Nevada limited liability company on April 1, 2009, and converted to a Delaware corporation on February 6, 2012.  As such, we have a limited operating history.  Additionally, our management team has only been working together for a relatively short period of time. Our limited operating history makes it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. Accordingly, our business is subject to substantial risks inherent in the commencement of a new business enterprise in an intensely competitive industry.

We have encountered and will continue to encounter risks and difficulties associated with the real estate development business, including the risks described in this prospectus. If we do not address these risks successfully, our business and operating results will be adversely affected, and our stock price could decline. Further, we have limited historic financial data, and we operate in an unpredictable market. As such, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. There can be no assurance that we will be able to successfully acquire, develop and/or market land, continue our homebuilding activities, generate revenues, or ever operate on a profitable basis. Any investment in our company should be considered a high-risk investment because the investor will be placing funds at risk in a company with unknown costs, expenses, competition, and other problems to which new ventures are often subject.

Our future revenue depends on the price of the properties acquired and sold.

We will derive revenues from the initial sale of improvements from the development of Phase 1.  Failure of our development to provide competitive investment returns could significantly impair our ability to finance and market future projects.  Our inability to spread risk among a large number of projects could cause us to be over-reliant on our sole development.  We may be unable to grow our projects, which would cause us to fail to satisfy our business strategy.

A significant element of our business strategy is the growth in the number of our projects.  The consummation of any future projects will be subject to raising adequate capital for the investment, identifying appropriate assets for acquisition and effectively and efficiently closing the transactions. We cannot assure you that we will be able to identify and invest in additional properties or will be able to raise adequate capital in the future.

The inability to access investors for our projects through broker-dealers or other intermediaries could have a material adverse effect on our business.

Our ability to source capital for our projects depends significantly on access to the client base of securities broker-dealers and other financial investment intermediaries that may offer competing investment products. We believe that our future success in developing our business and maintaining a competitive position will depend in large part on our ability to continue to maintain these relationships as well as finding additional securities broker-dealers to facilitate offerings for our projects or to find investors for our projects. We cannot be sure that we will continue to gain access to these channels. In addition, competition for capital is intense, and we may not be able to obtain the capital required to acquire the remainder of the Villages project or any future projects.  The inability to have this access could have a material adverse effect on our business and results of operations.

If we are unable to retain our Chairman and key employees, their replacements may not manage the Company as effectively.

We depend on the services of our Chairman and largest stockholder, Robert Wessels, as well as our other key executive officers.  We do not intend to purchase key person insurance for Mr. Wessels.  The loss of any or all of these executives, and our inability to find, or any delay in finding, a replacement with equivalent skill and experience, could adversely impact our ability to facilitate the structuring of transactions, acquisitions, property management and dispositions.

Lack of broad geographic diversity may expose our projects to regional economic downturns that could adversely impact their operations and as a result the proceeds we are able to generate from them, including proceeds on disposition of the properties as we may be limited in our or their ability to dispose of properties in a challenging real estate market.

Our projects generally focus on acquiring assets satisfying particular investment criteria, such as type or land development potential. There is generally no or little focus on the geographic location of a particular property. We cannot guarantee, however, that our projects will have or, will be able to maintain, a significant amount of geographic diversity. As of December 31, 2014, our only project property was located in Hawaii. Geographic concentration of properties exposes our projects to economic downturns in the areas where the properties are located. A regional recession or other major, localized economic disruption in a region, such as earthquakes and hurricanes, in any of these areas could adversely affect our projects’ ability to dispose of properties. Any reduction in project revenues would effectively reduce the proceeds we generate from them, which would adversely affect our results of operations and financial condition.

Most states in which we anticipate acquiring properties are expected to be located may require us to hold a license to obtain the properties. If we were to not comply with state regulations, we could be subject to penalties, such as fines (which could be a multiple of the amount received), restitution payments and termination of management agreements, and to the suspension or revocation of any real estate broker licenses we may hold.

If third-party developers or contractors providing construction services for our Phase 1 are negligent in their performance of, or default on, their obligations, we may become subject to unforeseen liabilities.  Additionally, some of our contractors are not bonded which would limit our ability to recover for non-performance. If this occurs, it could have an adverse effect on our financial condition and operating results.

We have entered into construction services contracts with third-parties to provide construction services for Phase 1, and we expect to enter into similar third-party agreements with respect to properties we may acquire in the future.  We do not supervise the personnel of these third parties on a day-to-day basis and we cannot assure you that they will construct improvements in a manner that is consistent with their obligations under their agreements, that they will not be negligent in their performance or engage in other criminal or fraudulent activity, or that these third parties will not otherwise default on their obligations to us.  If any of the foregoing occurs, the relationships with our investors could be damaged and we could incur liabilities resulting from loss or injury to the properties or to persons at the properties. If we are unable to sell the properties or we become subject to significant liabilities as a result of third-party performance issues, our operating results and financial condition could be substantially harmed.

To execute our business strategy, we or our new projects may be required to incur indebtedness to raise sufficient funds to purchase properties.

One of our business strategies is to develop new projects.  The development of a new project requires the identification and subsequent acquisition of properties when the opportunity arises. In some instances, in order to effectively and efficiently complete a project, we may provide deposits for the acquisition of property or actually purchase the property for resale.  If we do not have cash on hand available to pay these deposits or fund an acquisition, we may be required to incur additional indebtedness, which indebtedness may not be available on acceptable terms. If we incur substantial debt, we could lose our interests in any properties that have been provided as collateral for any secured borrowing, or we could lose our assets if the debt is recourse to us. In addition, our cash flow from operations may not be sufficient to repay these obligations upon their maturity, making it necessary for us to raise additional capital or dispose of some of our assets. We cannot assure you that we will be able to borrow additional debt on satisfactory terms, or at all.

If we fail to comply with laws and regulations applicable to real estate brokerage, we may incur significant financial penalties.

Due to the geographic scope of our anticipated projects, we may be subject to numerous federal, state and local laws and regulations.  For example, the brokerage of real estate sales may require us to maintain brokerage licenses in each state in which we operate. If we fail to maintain our licenses or conduct brokerage activities without a license, we may be required to pay fines or return commissions received or have licenses suspended. Furthermore, the laws and regulations applicable to our business also may change in ways that increase the costs of compliance.

Our failure to manage future growth effectively may have a material adverse effect on our financial condition and results of operations.

We may experience rapid growth in our operations, which may place a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part upon the ability of our executive officers to manage growth effectively. Our ability to grow also depends upon our ability to successfully hire, train, supervise and manage new employees, obtain financing for our capital needs, expand our systems effectively, allocate our human resources optimally, maintain clear lines of communication between our transactional and management functions and our finance and accounting functions and manage the pressures on our management and our administrative, operational and financial infrastructure. We also cannot assure you that we will be able to accurately anticipate and respond to the changing demands we will face as we continue to expand our operations, and we may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Conflicts of interest inherent in transactions between our projects and us could create liability for us that could have a material adverse effect on our results of operations and financial condition.

These conflicts include but are not limited to the following:

●           we may experience conflicts of interests with certain of our directors, officers and affiliates from time to time with regard to many of our investments, transactions and agreements in which they hold a direct or indirect pecuniary interest;

●           we may face conflicts of interests as to how we allocate prospective builders and other service providers among competing projects;

●           agreements and arrangements, including those relating to compensation, among us and our third party service providers, are generally not the result of arm’s-length negotiations; and

●           our executive officers will devote only as much of their time to projects as they determine is reasonably required, which may be substantially less than their full time; during times of intense activity in other projects, these officers may devote less time and fewer resources to a project than are necessary or appropriate to manage the project’s business.

We cannot assure you that one or more of these conflicts will not result in claims by our investors, which could have a material adverse effect on our results of operations and financial condition.

The offerings conducted to raise capital for our acquisition of Phase 1 and anticipated future projects are done in reliance on exemptions from the registration requirements of the Securities Act. A failure to satisfy the requirements for the appropriate exemption could void the offering or, if it is already completed, provide the investors with rescission rights, either of which would have a material adverse effect on our reputation and as a result our business and results of operations.

The capital for our projects is raised from investors in reliance upon exemptions from registration under the Securities Act and qualification by permit under applicable state securities laws.  If we or our selling agents fail to comply with the requirements of the relevant exemption or offering requirements and an offering were in process, we may have to terminate the offering. If an offering was completed, the investors may have the right, if they so desired, to rescind their purchase of the securities. A rescission offer could also be required under applicable state securities laws and regulations in states where any securities were offered without registration or qualification pursuant to a private offering or other exemption. If a number of holders sought rescission at one time, the applicable project would be required to make significant payments which could adversely affect its business and as a result, the fees generated by us from such project.  If we were forced to terminate an offering before it was completed or to make a rescission offer, our reputation would also likely be significantly harmed. Any reduction in fees as a result of a rescission offer or a loss of reputation could have a material adverse effect on our business and results of operations.

We are a small company and have a correspondingly small financial and accounting organization. Being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified directors.

We are a small company with a finance and accounting organization that we believe is of appropriate size to support our current operations; however, the rigorous demands of being a public reporting company may lead to a determination that our finance and accounting group is undersized.  As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002.  The requirements of these laws and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs, and have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on our personnel, systems and resources.

The Securities Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting.  In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.  As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

These rules and regulations also have made it more difficult and more expensive for us to maintain director and officer liability insurance, and in the future we may be required to accept reduced coverage or incur substantially higher costs to maintain such coverage.  If we are unable to maintain adequate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

If currency exchange rates fluctuate substantially in the future, our access to capital could be adversely affected.

Should we continue to expand our international financing with investors in foreign countries, we may become more exposed to the effects of fluctuations in currency exchange rates.  However, a strengthening of the U.S. dollar could increase the real cost of our investments to our customers outside of the United States, adversely affecting our business operations and financial results. We incur expenses for the compensation of our agent in non-U.S. locations and pay certain ULFs in the local currency. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher. This could have a negative impact on our reported operating results. To date, we have not engaged in any hedging strategies, and any such strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures that we may implement to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations.

Risks Related to the Real Estate Market

Our Business And Financial Condition Could Be Adversely Affected By Real Estate, Economic And Other Conditions Generally.

The real estate industry can be volatile and is affected by changes in national, global and local economic conditions. We may also be affected by events such as employment levels, availability of financing, interest rates, consumer confidence and the demand for housing and other types of construction.  We are subject to various risks, many of which are outside our control, including:

●           real estate market conditions both on the Island of Hawaii, where our initial project is located, and in areas where potential customers reside;

●           decreased consumer spending for housing;

●           changing demographic conditions;

●           competitive overbuilding;

●           adverse weather conditions and natural disasters, such as mudslides, landslides and fires;

●           delays in construction schedules and cost overruns;

●           changes in government regulations or requirements;

●           increases in real estate taxes and other local government fees; and

●           availability and cost of land, materials and labor.

A negative development caused by any of these factors could have a material adverse effect on our financial condition.

A decline in the general economy or the real estate market would harm our business.

Our business is negatively impacted by periods of economic slowdown or recession, rising interest rates and declining demand for real estate. These economic conditions could have a number of effects, which could have a material adverse impact on certain segments of our business, including a decline in:

●           acquisition and disposition activity, with a corresponding reduction in funding raised from our ULF investors or these services;

●           the supply of capital invested in commercial real estate or in commercial real estate investors; and

●           the value of real estate, which would cause us to realize lower proceeds from property sales.

The real estate market tends to be cyclical and related to the condition of the economy and to the perceptions of investors and users as to the economic outlook. A downturn in the economy or the real estate market could have a material adverse effect on our business, financial condition or results of operations.

An increase in interest rates may cause us to lose potential investors to alternative investments.

As interest rates rise, valuations of commercial real estate properties typically decline. A decrease in both the attractiveness of our projects and the value of assets held by these projects could cause a decline in our ability to attract investors, which would have an adverse effect on our results of operations.

Increasing competition for the acquisition of real estate may impede our ability to make future acquisitions which would reduce the sales profit and fees we generate from future property sales and could adversely affect our operating results and financial condition.

The real estate industry is highly competitive on an international, national and regional level.  Our projects face competition from REITs, institutional pension plans, and other public and private real estate companies and private real estate investors for the acquisition of properties and for raising capital to make these acquisitions. Competition may prevent us from acquiring desirable properties or increase the price they must pay for real estate. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties.  If we pay higher prices for properties, investors may experience a lower return on investment and be less inclined to invest in our next project which may decrease our profitability. Increased competition for properties may also preclude us from acquiring properties that would generate the most attractive returns to investors or may reduce the number of properties we could acquire, which could have an adverse effect on our business.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our project properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly facilitate a sale of our Phase 1 improvements in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in the market, changes in the financial condition or prospects of prospective purchasers, changes in regional, national or international economic conditions, and changes in laws, regulations or fiscal policies.  Fees from the disposition of improvements would be materially affected if we were unable to facilitate a significant number of sales.

Land development permits and approvals are required to develop real property. These permits and approvals will vary depending on the land that is being developed.

The residential real estate development industry is subject to substantial environmental, building, construction, zoning and real estate regulations that are imposed by various federal, state and local authorities.  In developing a community, we must obtain the approval of numerous government agencies regarding such matters as permitted land uses, housing density, the installation of utility services (such as water, sewer, gas, electric, telephone and cable television) and the dedication of acreage for open space, parks, schools and other community purposes.  Regulations affect homebuilding by specifying, among other things, the type and quality of building materials that must be used, certain aspects of land use and building design and the manner in which homebuilders may conduct their sales, operations, and overall relationships with potential home buyers.  Furthermore, changes in prevailing local circumstances or applicable laws may require additional approvals, or modifications of approvals previously obtained.

Timing of the initiation and completion of development projects depends upon receipt of necessary authorizations and approvals.  Because of the provisional nature of these approvals and the concerns of various environmental and public interest groups, the approval process can be delayed by withdrawals or modifications of preliminary approvals and by litigation and appeals challenging development rights. Our ability to develop projects could be delayed or prevented due to litigation challenging previously obtained governmental approvals. We also may be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future.  Such delays could adversely affect our ability to complete our projects, significantly increase the costs of doing so or drive potential customers to purchase competitors’ products.

Uninsured and underinsured losses may adversely affect operations.

We carry commercial general liability, fire and extended coverage insurance with respect to our Phase 1 project.  We obtain coverage that has policy specifications and insured limits that we believe are customarily carried for similar properties. We cannot assure you, however, that particular risks that are currently insurable will continue to be insurable on an economic basis or that current levels of coverage will continue to be available. In addition, we generally do not obtain insurance against certain risks, such as floods.

Should we sustain damage to our Phase 1 project or a potential occupant sustain an injury, we may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. In the event of a substantial property loss or personal injury, the insurance coverage may not be sufficient to pay the full damages. In the event of an uninsured loss, we could lose some or all of our capital investment, cash flow and anticipated profits related to one or more properties. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under these circumstances, the insurance proceeds we receive, if any, might not be adequate to restore our economic position with respect to the property.  In the event of a significant loss, the remaining insurance under the applicable policy, if any, could be insufficient to adequately insure the remaining properties. In this event, securing additional insurance, if possible, could be significantly more expensive than the current policy.  A loss or an increase in premium as a result of a loss could decrease the income from or value of our Phase 1 property.  Any decrease or loss in fees could have a material adverse effect on our financial condition or results of operations.

Environmental regulations may adversely impact our business or cause us to incur costs for cleanup of hazardous substances or wastes or other environmental liabilities.

Federal, state and local laws and regulations impose various environmental zoning restrictions, use controls, and disclosure obligations which impact the management, development, use, and/or sale of real estate. These laws and regulations tend to discourage sales activities with respect to some properties, and by decreasing or delaying those transactions may adversely affect the results of operations and financial condition of our business.  In addition, a failure by us to disclose environmental concerns in connection with the disposition of project properties may subject us to liability to a buyer or lessee of property.

Additionally, we may be obliged under the debt financing arrangements on the properties owned by us, to provide an indemnity to the lenders for environmental liabilities and to remediate any environmental problems that might arise. Insurance for these matters may not be available.

The discovery of Hawaiian burial sites or other archeological findings during construction could cause significant delays or additional costs to complete the project.

Native Hawaiian culture and history are extremely important and well protected by the state government. Developers are required to report any findings of remains or other historical artifacts and remedial action is required before construction may resume.

Remedial action which may be needed, if any, could cause a significant delay in the construction of our project and result in variation or uncertainty in the timing and amount of revenues and profits which could have an effect on the variability of our results.

Our business is sensitive to interest rates and the ability of consumers to obtain mortgage financing which could reduce our revenues.

The ability of the ultimate buyers of our townhomes and condo to finance their purchases is generally dependent on their personal savings and availability of third party financing. As a result, demand for housing and consequently, the land that we sell, will be adversely affected by increases in interest rates, unavailability of mortgage financing, increasing housing costs and unemployment levels. Levels of income and savings, including retirement savings, available to home purchasers can be affected by further declines in the capital markets. Any significant increase in the prevailing low mortgage interest rate environment or decrease in available credit could reduce consumer demand for housing, and result in fewer home sales or lower sale prices.

Increased development costs beyond our control could adversely affect our profitability.

Changes in development plans and specifications, delays due to compliance with governmental requirements or imposition of fees not yet levied, or other delays resulting from adverse weather, strikes or energy shortages, shortages of material for construction, inflation, environmental, zoning, title or other legal matters, as well as other unknown contingencies could cause development costs to exceed the amounts produced by any project. In the event that costs exceed funds available, our ability to complete development of projects will depend upon our ability to supply additional funds. We cannot assure you that we will have adequate funds available for that purpose.

The extended time frame from the date of an investment in a project until its expected profitability makes our business risky.

Assuming we are able to acquire the remainder of the Villages project, it will be developed over time. Therefore, our medium- and long-term profitability will be dependent on our ability to develop and market the Villages community successfully. Committing the financial and managerial resources to develop a community involves significant risks. Before a community generates any revenues, material expenditures are required, among other things, to obtain development approvals, to construct project infrastructure, recreation centers, model homes and sales facilities. It generally takes several years for a community under development to achieve cumulative positive cash flow. We cannot assure you that we will be able to successfully develop and market the Villages community. An inability to develop and market the Villages community successfully and to generate positive cash flows from sales of the improvements constructed on the Villages project in a timely manner would have an adverse effect on our ability to service debt and to meet our working capital requirements.

We are vulnerable to concentration risks because our initial operations have been limited to the Island of Hawaii, in the State of Hawaii.

Our real estate activities have to date been conducted entirely in the Island of Hawaii, in the State of Hawaii.  This geographic concentration, combined with a limited number of projects that we plan to pursue, make our operations more vulnerable to local economic downturns and adverse project-specific risks than those of larger, more diversified companies.

The performance of the Hawaii economy will affect our sales and, consequently, the underlying values of our properties.  For example, the economy on the Island of Hawaii is heavily influenced by conditions in the service and tourism industries.  During periods of weakness or instability in the tourism, we may experience reduced sales, particularly with respect to “high-end” properties, which can significantly affect our financial condition and results of operations.  The Hawaii economy is dependent on the service industry (including tourism), government/military and businesses specializing in international trade.  To the extent there is a significant reduction in tourism or in staffing levels of military or other government employers in the Hawaii area, we would expect to see reduced sales of lower priced homes due to a likely reduction in lower paying tourism and government-related jobs.

Fluctuations in market conditions may affect our ability to sell our land at expected prices, if at all, which could adversely affect our revenues, earnings and cash flows.

We are subject to the potential for significant fluctuations in the market value of our land inventory.  There is a lag between the time we acquired control of the undeveloped land and the time that we can complete the improvements on Phase 1 of the townhomes constructed and to be constructed on Phase 1 for sale to third parties.  This lag time varies from site to site as it is impossible to determine in advance the length of time it will take to obtain government approvals and permits.  The risk of owning undeveloped land can be substantial as the market value of undeveloped land can fluctuate significantly as a result of changing economic and market conditions.  Inventory carrying costs can be significant and can result in losses in a poorly performing development or market.  Material write-downs of the estimated value of our land inventory (initially, Phase 1) could occur if market conditions deteriorate.  We could also be forced to sell land or lots for prices that generate lower profit than we anticipate, and may not be able to dispose of our investment in a timely manner when we find dispositions advantageous or necessary.

Fluctuating operating results may affect the market price of our stock. Because our real estate projects are long term in nature, our business cycle does not correspond to our fiscal year or other reporting periods. As a result, our fiscal year operating results are likely to vary from period to period, even if we were to have a successful project operating as planned, and could vary significantly over the life of any given project.

A community may generate strong operating results when first presented for sale, whether because of local pent-up demand or other reasons. However, during later periods over the life of the same community, periods of weaker results may occur. In addition to external factors, our revenues and earnings are affected by the volume and price of lots that we bring to market at any given point in time, which reflect, in part, our strategy of developing communities in phases. As a result, the timing and amount of revenues and profits are subject to considerable variation and uncertainty. The impact on our earnings and cash flow is not and, in the future, may not be, balanced by results of other operations, which could have a moderating effect on the variability of our results.

Our cash flow is dependent upon the success of the Villages at Aina Le’a project.

Currently, our only development project is Phase 1 of the Villages at Aina Le’a project.  As such, we are dependent upon the cash flow generated by this project as our principal source of funds in the future.

The failure of the county of Hawaii to establish a community facilities district for the Villages at Aina Le’a project could adversely affect our profitability.

The County of Hawaii has agreed to complete proceedings to establish a community facilities district that will issue land secured public bonds to finance public infrastructure improvements in the Villages project.  To avoid delay in the development of this project, we advanced the funds to finance the construction of the infrastructure generally paid from the proceeds of these bonds.  As such, we expect to be reimbursed our advances from these bonds when issued.  We currently anticipate that the community facilities district will be considered by the County of Hawaii in 2015 and, if approved, will be formed and bonds will be authorized in the next 12 months.  If the County of Hawaii approves a district on terms that are not acceptable to us, the profitability of the project will be adversely affected because we will not be reimbursed or reimbursement may be delayed for our financial advances to enable the infrastructure improvements to be constructed.

Laws and governmental regulations may delay completion of our projects and impose liability for hazardous materials present on our properties which could adversely affect our profitability. Our business is subject to extensive federal, state and local regulation. Governmental agencies have broad discretion in administering these regulations, including “no growth” or “slow growth” policies. This can prevent, delay or significantly increase the costs of our developments. Compliance with environmental regulations may significantly increase the costs of the Villages project.  Various governmental approvals and permits are required throughout the development process, and we cannot assure you that we will receive or will receive in a timely fashion these approvals or permits. If we incur substantial compliance costs or delays and other regulatory burdens this could have a material adverse effect on our operations.

Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. These laws often impose liability without regard to whether the owner knew of, or was responsible for, the release of the hazardous substances. Although we will try to become aware of any environmental problem with regard to any property before committing to acquire it, the occurrence of health problems or other dangerous conditions caused by other work on the property may only become apparent after a lengthy period of time.

As a result, we cannot assure you that there are no environmental risks with respect to the Villages project.  The presence of any of these hazardous substances on the Villages project, and responsibility for the removal or remediation of any substances, may result in significant cost to us.

In addition, the construction of improvements on the Villages project (and specifically, Phase 1) may be adversely affected by regulatory, administrative, enforcement or requirements of local, state or federal agencies affecting the use of the property for its intended purpose including, without limitation, habitat conservation or the protection of threatened or endangered species of plants and animals, and land use controls. Restrictions may also relate to air and water quality standards, noise pollution and indirect environmental impacts, such as increased motor vehicle activity. Changes in policies may result in substantial delays or the imposition of new conditions or restrictions on the ability to obtain permits and approvals for the Villages project, which could have a material adverse effect on our operations.

We may be subject to risks if we enter into joint ventures.

To the extent that we undertake joint ventures to develop properties or conduct our business, we may be liable for all obligations incurred by the joint venture, even though such obligations may not have been incurred by us, and our share of the potential profits from such joint venture may not be commensurate with our liability.  Moreover, we will be exposed to greater risks in joint ventures should our co-ventures’ financial condition become impaired during the term of the joint venture, as creditors will increasingly look to our company to support the operations and fund the obligations of the joint venture.

Our homebuilding operations may be conducted through joint ventures with local homebuilders, and if we are unable to enter into satisfactory joint venture arrangements on favorable terms, our business and results of operations may suffer a material adverse effect.

To date our homebuilding operations have been conducted exclusively through traditional contractor arrangements we have with a local homebuilder.  Going forward, we may also construct and sell homes in the residential communities that we develop through joint ventures with builders.  There can be no assurance that we can reach future arrangements with our homebuilder or other homebuilders on terms that are favorable to us, or if at all.  If we are not able to successfully secure joint venture arrangements for our homebuilding and home sales operations, then our business and results of operations will be materially and adversely affected.

Residential homebuilding is a competitive industry, and competitive conditions may adversely affect our results of operations.

The residential homebuilding industry is highly competitive.  Residential homebuilders compete not only for homebuyers, but also for desirable properties, building materials, labor and capital.  We compete for our property acquisition opportunities with other local, regional and national homebuilders, often within larger communities designed, planned and developed by such homebuilders.  Any improvement in the cost structure or service of these competitors will increase the competition we face.  Additionally, the resale of existing homes including foreclosed homes, sales by housing speculators and investors and rental housing may affect the amount of revenue in which we participate with the homebuilders we select for the development of residential lots in Phase 1 and the remainder of the Villages should the additional parcels be acquired.  Competitive conditions in the homebuilding industry could result in: difficulty in acquiring suitable land at acceptable prices; increased selling incentives; lower sales volumes and prices; lower profit margins; impairments in the value of our inventory and other assets.

Our business prospects are susceptible to adverse weather conditions and natural disasters.

The Island of Hawaii is subject to adverse weather conditions and natural disasters such as hurricanes, earthquakes, droughts, tsunamis, floods and volcanic lava flows.  For example, the recent tropical storm Iselle’s (“Iselle”) heavy winds had knocked down trees on the Big Island, leaving 25,000 customers without power in some regions but had no effect on the Villages project or surrounding area.  The most recent storm, Ana, also had no effect on the Villages project or surrounding area.  While hurricanes have not caused any damage to our Villages project, such adverse weather conditions and natural disasters occurring in the future can and may have a significant effect on our ability to develop our residential communities.  These adverse weather conditions and natural disasters can cause delays and increased costs in the construction of new homes and the development of new communities.  Additionally, if our insurance is not adequate to cover business interruption or losses resulting from adverse weather or natural disasters, our business and results of operations will be adversely affected.  In addition, damage to new homes caused by adverse weather or a natural disaster may cause our insurance costs to increase.

The availability of water could delay or increase the cost of land development and adversely affect our future operating results.

The availability of water is becoming an increasingly difficult issue in the State of Hawaii.  Many jurisdictions are now requiring that builders provide detailed information regarding the source of water for any new community that they intend to develop. Currently, we believe we have sufficient water to complete construction of the initial residential housing units and related improvements to be constructed on Phase 1 being developed at the Villages project.  However, to undertake the development and construction of improvements on the adjacent 1,011 acres, the Company may need to drill wells and provide tanks and connections, the cost of which is estimated by the Company’s engineers to be approximately $28 million, a portion of which may or may not be reimbursed by a community facilities district.

Similarly, the availability of treatment facilities for waste-water and sanitary sewage is a growing concern.  Many urban areas have insufficient resources to meet the demand for waste-water and sanitary sewage treatment.  For example, the Villages project has no municipal wastewater treatment facilities.  Although we are building a waste water and sewage facility for Phase 1 they will require expansion as each new phase of the project is placed in development.  County wastewater treatment facilities are not expected to be available for many years in the area in which the Villages is located. To the extent we are unable to find satisfactory solutions for the treatment of waste water and sewage with respect to our potential future development of the Villages, our operations could be adversely affected.

We are subject to risks related to environmental damages.

We may be required to undertake expensive and time-consuming clean-up or remediation efforts in the event that we encounter environmental hazards on the lots we own, even if we were not originally responsible for or aware of such hazards.  In the event we are required to undertake any such remediation activities, our business could suffer.

If we are not able to develop and market our residential communities successfully, our business and results of operations will be adversely affected.

Before a residential community generates any revenues, material expenditures are incurred to acquire land, obtain development approvals and construct significant portions of project infrastructure, amenities, model homes and sales facilities.  It generally takes several years for a residential community development to achieve cumulative positive cash flow.  If the residential communities in which we participate with for our revenue are unable to develop and market the residential communities successfully and to generate positive cash flows from these operations in a timely manner, it will have a material adverse effect on revenues and thereby our business and results of operations.

Difficulty in retaining qualified trades workers, or obtaining required materials and supplies, will adversely affect our business and results of operations.

The homebuilding industry has from time to time experienced significant difficulties in the supply of materials and services, including with respect to: shortages of qualified trades people; labor disputes; shortages of building materials; unforeseen environmental and engineering problems; and increases in the cost of certain materials (particularly increases in the price of lumber, wall board and cement, which are significant components of home construction costs).  When any of these difficulties occur, it will cause delays and increase the cost of constructing the homes or other properties in our projects, thereby adversely affecting the revenue we receive from home or other builders we participate with on sales of finished residences or commercial improvements on the properties.

Tax law changes in the United States could make home ownership more expensive or less attractive.

Tax law changes in the United States could make home ownership more expensive or less attractive.  In the United States, significant expenses of owning a home, including mortgage interest expense and real estate taxes, generally are deductible expenses for an individual’s federal and, in some cases, state income taxes subject to various limitations under current tax law and policy.  If the federal government or a state government changes income tax laws to eliminate or substantially modify these income tax deductions, then the after-tax cost of owning a new home would increase substantially.  This could adversely impact demand for, and/or sales prices of, new homes.

We are vulnerable to concentration risks because we intend to focus on the residential rather than commercial market.

We intend to focus on residential rather than commercial properties.  Economic shifts affect residential and commercial property markets, and thus our business, in different ways.  A developer with diversified projects in both sectors may be better able to survive a downturn in the residential market if the commercial market remains strong.  Our focus on the residential sector can make us more vulnerable than a diversified developer.

Our growth strategy to expand into new geographic areas poses risks.

We may expand our business into new geographic areas outside of the State of Hawaii.  We will face additional risks if we expand our operations in geographic areas or climates in which we do not have experience, including:

●           adjusting our land development methods to different geographies and climates;

●           obtaining necessary entitlements and permits under unfamiliar regulatory regimes;

●           attracting potential customers in a market in which we do not have significant experience; and

●           the cost of hiring new employees and increased infrastructure costs.

We may not be able to successfully manage the risks of such an expansion, which could have a material adverse effect on our revenues, earnings, cash flows and financial condition.

If we are unable to generate sufficient cash from operations, or complete our negotiations for additional financing, we may find it necessary to curtail our development activities.

Based on its current financial projections, management anticipates that the Company will need approximately $25 million to satisfy our obligations and fund our acquisition and development expenditures for the next twelve months. Our performance is substantially dependent on sales of improvements constructed on Phase 1 and there can be no assurance that we will generate sufficient cash flow or otherwise obtain sufficient funds to acquire and/or meet the expected development plans for the Villages project and any future properties we may acquire.  We are in negotiations for a $14 million dollar construction loan and have recently entered into a private transaction with Shanghai Zhongyou for $25 million dollars which includes a $16 million dollar sale of our common stock and a nine million dollar convertible note.  On February 13, 2015, Shanghai Zhongyou waived all remaining conditions and released the sixteen million dollars to the Company.  The Company has reached a preliminary agreement with Bridge for the acquisition of the remaining 1,011 acres and has placed the acquisition proceeds in escrow.  There is no assurance that the acquisition from Bridge will be completed or if completed, if it will be on the terms of the preliminary agreement.  If we are unsuccessful in completing the loan transaction or in generating positive cash flows, we could be forced to: abandon some of our development activities anticipated in the Villages project, including the development of sub-divisions and entitling the land for development; forfeit option fees and deposits; default on loans; and possibly be forced to liquidate a substantial portion of our asset holdings at unfavorable prices.

Our results of operations and financial condition are greatly affected by the performance of the real estate industry.

Our real estate activities are subject to numerous factors beyond our control, including local real estate market conditions, substantial existing and potential competition, general national, regional and local economic conditions, fluctuations in interest rates and mortgage availability and changes in demographic and environmental conditions.  Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by these economic circumstances, market fundamentals, competition and demographic conditions.  Because of the effect these factors have on real estate values, it is difficult to predict with certainty the level of future sales or sales prices that will be realized for individual assets.

Our real estate operations are also dependent upon the availability and cost of mortgage financing for potential customers, to the extent they finance their purchases, and for buyers of the potential customers’ existing residences.

Our business and results of operations will be adversely affected if poor relations with the residents of our communities negatively impact our sales.

As a residential community developer, we will sometimes be expected by community residents to resolve any issues or disputes that arise in connection with the development of our communities.  Sales may be negatively affected if any efforts made by it to resolve these issues or disputes are unsatisfactory to the affected residents, which in turn would adversely affect our results of operations.  In addition, our business and results of operations would be adversely affected if homebuilders we participate with in sales revenues are required to make material expenditures related to the settlement of these issues or disputes, or to modify our community development plans reducing the amount of profit we would participate in from the sale of homes.

Risks Related to ULF Financing

Should the Company fail to meet its obligations under the ULF program, the Company will be subject to penalty interest and could be removed as the developer for the Project.

The land upon which the Company’s town homes are being built is owned 95.85% by the Land Trust, of which the Company owns 42.73% of the beneficial interests held by the Trust.  If the Company is unable to pay $12,000 due each of the holders of beneficial interests in the Trust at or prior to the end of the estimated completion date, a penalty interest of 1% per month will be applied on the $9,600 original investment.  Additionally, the Sales Contract provides that if the developer or builder are unable to proceed with the development or building of the project for any reason, including delays or protracted progress, resulting in late completion exceeding the estimated completion date and (ii) if for any reasons there is a threat of winding up or judicial management of the seller, then the Trustee shall have the full discretion to take appropriate steps to protect the interests of the beneficiaries, including, but not limited to, replacing the developer and builder and to take over the conduct and management of the Project.

Pursuant to the ULF arrangement, the Company is obligated to immediately pay to the Trust a one-time lump sum lease payment of $500 within 90 days of purchase of ULF and an additional $12,000 upon the sale of the townhouse or lot. All lease payments have been made to investors totaling $2,299,500 through December 31, 2014.  If the Company is unable to pay $12,000 at or prior to the end of 30 months from the date the Warranty Deed is recorded with the State of Hawaii Bureau of Conveyances, a penalty interest of 1% per month is due on the $9,600 original investment.

The termination of any of our broker-dealer relationships, especially given the limited number of key broker-dealers, could have a material adverse effect on our business.

Our ULF’s are sold through third-party broker-dealers. While we have established an exclusive relationship with CAG, we expect to be required to enter into a new agreement with CAG for each new ULF financing we offer.  In addition, we may be removed from CAG’s approved developer list at any time for any reason.  We cannot assure you of the continued participation of CAG. While we intend to diversify and add new investment channels for our ULF financing, as of the date of this prospectus, all of our ULFs have been offered and sold by CAG.  Loss of our CAG relationship, or the failure to develop new relationships to cover our business through new investment channels, could have a material adverse effect on our business and results of operations.

Misconduct by CAG or any other third-party selling broker-dealer could have a material adverse effect on our business.

We intend to rely on CAG and other selling broker-dealers to properly offer our ULF’s to customers in compliance with our selling agreements and with applicable regulatory requirements. While these persons are responsible for their activities as registered or otherwise licensed broker-dealers, their actions may nonetheless result in complaints or legal or regulatory action against us.

The effectiveness of our fractional land program is dependent on our capital raising relationships with offshore placement and selling agents.

We have relied on our ULF’s to provide financing for our current land acquisition and development activities.  Through our relationships with offshore placement and selling agents, we have been able to raise approximately $44 million before fees and commissions from inception to date to finance our operations.  There can be no assurance that we can reach future arrangements with these agents on terms that are favorable to us in the event we need to raise additional financing, or if at all.  In such an event, we may need to seek additional sources of financing to continue our operations.

Our ULF investors, are primarily located outside of the United States, which subjects us to a number of risks associated with conducting international operations.

We market ULFs to individuals and entities outside of the United States, particularly in Asia. Therefore, we are subject to risks associated with having international sales and operations, including:

●           foreign currency exchange fluctuations;

●           trade and foreign exchange restrictions;

●           economic or political instability in foreign markets;

●           changes in regulatory requirements;

●           difficulties and costs of staffing and managing foreign operations;

●           costs of compliance with foreign laws and regulations and the risks and costs of non-compliance with such laws and regulations;

●           costs of complying with U.S. laws and regulations for foreign operations, including the Foreign Corrupt Practices Act, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on our ability to sell undivided land fractions in certain foreign markets, and the risks and costs of non-compliance;

●           heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, and irregularities in, financial statements;

●           the potential for political unrest, acts of terrorism, hostilities or war;

●           management communication and integration problems resulting from cultural differences and geographic dispersion; and

●           multiple and possibly overlapping tax structures.

Our business, including the ULF financings may be subject to foreign governmental regulations, which vary substantially from country to country and change from time to time. Failure to comply with these regulations could adversely affect our business. Further, in many foreign countries it is common for others to engage in business practices that are prohibited by our internal policies and procedures or U.S. regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors and agents have complied or will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors or agents could result in delays in revenue recognition, financial reporting misstatements, fines, penalties or the prohibition of the importation or exportation of our solutions and could have a material adverse effect on our business and results of operations. If we are unable to successfully manage the challenges of international operations, our business and operating results could be adversely affected.

Risks Related to the Offering and Ownership of our Common Stock

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business, our market and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be.

In the future, if we are able to meet certain listing standards, we intend to apply for listing of our common stock on the NASDAQ Global Market under the symbol “AIZY.”  However, we cannot assure you that an active trading market for our common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. We cannot predict the prices at which our common stock will trade. The initial public offering price of our common stock was determined by management and may not bear any relationship to the market price at which our common stock will trade after the Offering or to any other established criteria of the value of our business.

In addition, the stock market in general, and the real estate market in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.  Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance.  These fluctuations may be even more pronounced in the trading market for our stock shortly following the Offering.  In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies.  This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

The market price of shares of our common stock could decline as a result of substantial sales of our common stock, particularly sales by our directors, executive officers, employees and significant stockholders, a large number of shares of our common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. After the Offering, we will have outstanding 9,819,544 shares of our common stock, based on (i) the number of shares outstanding as of December 31, 2014, and (ii) 2,000,000 shares of common stock in the Offering.

No later than 180 days after the date our filing is effective, we are contractually obligated to file, on behalf of certain pre-existing shareholders, another registration statement covering approximately 2,319,544 shares of our common stock for resale, These shares will be able to be sold freely in the public market upon the effectiveness of the resale registration statement.

We have broad discretion in the use of the net proceeds that we receive in the Offering.

The principal purposes of the Offering are to increase our capitalization and financial flexibility, create a public market for our stock and thereby enable access to the public equity markets by our employees and stockholders, obtain additional capital, and increase our visibility in the marketplace. We intend to use the net proceeds we receive from the Offering for general corporate purposes, including real estate development working capital, sales and marketing activities, general and administrative matters, and capital expenditures. We also may use a portion of the net proceeds to acquire the remainder of the Villages project.  Accordingly, our management will have broad discretion over the specific use of the net proceeds that we receive in the Offering and might not be able to obtain a significant return, if any, on investment of these net proceeds. Investors in the Offering will need to rely upon the judgment of our management with respect to the use of proceeds. If we do not use the net proceeds that we receive in the Offering effectively, our business, operating results and financial condition could be harmed.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of The NASDAQ Stock Market and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and will increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We will continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any July 31 before that time, our revenues exceed $1 billion, or we issue more than $1 billion in non-convertible debt in a three year period, we would cease to be an “emerging growth company” as of the following January 31.

As a result of disclosure of information as a public company, our business and financial condition have become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business operations and financial results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business operations and financial results. These factors could also make it more difficult for us to attract and retain qualified employees, executive officers and members of our board of directors.

We are obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for fiscal 2016, the first fiscal year beginning after our IPO. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting and, after we cease to be an “emerging growth company,” a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

We have just begun the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If the Company were required to have an assessment of internal controls performed currently, one or more material weaknesses in the control systems would be required to be disclosed.

If we are unable to assert that our internal control over financial reporting is effective, or if, when required, our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, price appreciation of our common stock, which may never occur, may be the only way our stockholders realize any future gains on their investments.

Our charter documents and Delaware law could discourage takeover attempts and lead to management entrenchment.

Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon completion of the Offering contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors that are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include:

●           a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

●           the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●           the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●           a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●           the requirement that a special meeting of stockholders may be called only by the chairman of our board of directors, our president, our secretary, or a majority vote of our board of directors, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

●           the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our amended and restated certificate of incorporation relating to the issuance of preferred stock and management of our business or our amended and restated bylaws, which may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

●           the ability of our board of directors, by majority vote, to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

●           advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time.

Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of the Offering, our directors, executive officers, and holders of more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate, approximately 37.4% of our outstanding shares of common stock.  In particular, Robert Wessels, our chief executive officer and the chairman of our board of directors, will beneficially own approximately 30.5% of our outstanding shares of common stock upon completion of the Offering.  As a result, these stockholders, acting together, will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions.  This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders. Additionally, this concentration of ownership may adversely affect the market price of our common stock by:

●           delaying, deferring or preventing a change in control of the company;

●           impeding a merger, consolidation, takeover or other business combination involving us; or

●           discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company.

Purchasers in the Offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price will be substantially higher than the pro forma as adjusted net tangible book value per share of our common stock immediately following the Offering based on the total value of our tangible assets less our total liabilities.  Therefore, if you purchase shares of our common stock in the Offering, you will experience immediate dilution of approximately $12.86 per share as of December 31, 2014, the difference between the price per share you pay for our common stock and it’s pro forma as adjusted net tangible book value per share following the Offering.  See “Dilution.”  Furthermore, had investors purchased shares of our common stock in the Offering at December 31, 2014, the investors would only own approximately 20% of our outstanding shares of common stock (and have 20.37% of the combined voting power of the outstanding shares of our common stock) after the Offering even though they will have contributed 62.2% of the total consideration received by us in connection with our sale of shares of our common stock.  Further, the 16 million dollar sale of the Company’s shares to Shanghai Zhongyou will further dilute the investors interest in the Company.

Actual results of operations and achievements may differ materially from the statements, goals and objectives set forth in this prospectus.

This prospectus contains certain forward-looking statements and descriptions of goals and objectives of the company.  Although these forward-looking statements and stated goals and objectives are based upon assumptions and research that our board of directors believes are reasonable, actual results of operations and achievements may differ materially from the statements, goals and objectives set forth in this prospectus.

Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect common stockholders.

Under our certificate of incorporation, our board of directors is authorized to issue up to 10 million shares of preferred stock, none of which shares were issued and outstanding as of December 31, 2014.  Also, our board of directors, without shareholder approval, may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares.  If the board causes additional shares of preferred stock to be issued, the rights of the holders of our common stock could be adversely affected.  The board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.  Preferred shares issued by the board of directors could include voting rights, or even super voting rights, which could shift the ability to control the company to the holders of the preferred stock.  Preferred shares could also have conversion rights into shares of common stock at a discount to the market price of the common stock which could negatively affect the market for our common stock. In addition, preferred shares would have preference in the event of liquidation of the corporation, which means that the holders of preferred shares would be entitled to receive the net assets of the corporation distributed in liquidation before the common stock holders receive any distribution of the liquidated assets.  We have no current plans to issue any additional shares of preferred stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We are including the following discussion to inform you of some of the risks and uncertainties that can affect our company. Various statements contained in this prospectus, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should” and similar expressions to identify forward-looking statements. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by applicable securities laws, and we caution you not to rely on them unduly. You are further cautioned that any forward-looking statements are not guarantees of future performance. Our beliefs, expectations and intentions can change as a result of many possible events or factors, not all of which are known to us or are within our control, and a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such factors, risks and uncertainties include, but are not limited to:

●           our dependence on the success of our existing real estate project and new projects for generating revenue and raising new capital;

●           our dependence on third-party securities broker-dealers to raise the capital to fund our projects;

●           fluctuation in our cash flow or earnings as a result of any co-investments, especially in the event we are required to make future capital contributions;

●           our reliance on our Chairman and largest stockholder as well as our other key executive officers;

●           conflicts of interest in transactions and arrangements between us, or our directors, officers and affiliates, and our third party contractors used in our projects;

●           risks related to the real estate industry in general, including risks related to potential increases in interest rates and declines in real estate values; and

●           the other risks identified in this prospectus including, without limitation, those under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

You should carefully consider these and other factors, risks and uncertainties before you make an investment decision with respect to our common stock.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus prepared by or on behalf of us.    We have not authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of its date, regardless of its delivery. Our business, financial condition, results of operations and prospects may have changed since that date.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various sources, including Hanshinjung Rating Co., Ltd. (Seoul Korea), Hana Global Appraisal Co., Ltd  (Seoul, Korea), SMS evaluations (Honolulu, Hawaii) and Knowledge Based Consulting (Honolulu, Hawaii), on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

This is a direct primary Offering.  The maximum number of shares offered is 2,000,000 shares.  The Offering price per share is $13.75.  The following table sets forth the uses of proceeds of $8,250,000, $13,750,000 and $27,500,000 is raised in the Offering.

	If 600,000 Shares Sold	If 1,000,000 Shares Sold	If 2,000,000 Shares Sold
GROSS PROCEEDS FROM THE OFFERING	$8,250,000	$13,750,000	$27,500,000
Offering Expenses	$825,000	$1,375,000	$2,750,000
NET PROCEEDS	$7,425,000	$12,375,000	$24,750,000
Company obligations*	$7,425,000	$7,425,000	$9,500,000
Working capital to complete Phase 1	$0	$4,950,000	$10,750,000
Acquire a portion of beneficial interest in the Trust held by investors	$0	$0	$4,500,000

*The obligations the Company anticipates settling, in part or in full, with a portion of the proceeds from this Offering include the following balances as of December 31, 2014:

(1)	Accounts Payable	$3.1 million
(2)	Note to Winston Yau (President of CAG) Interest @ 8% Maturity Date – October 31, 2014	$2.4 million
(3)	GoodFellow Bros. Arbitration Award Interest @ 10%	$2.4 million
(4)	Note to Robert Wessels (CEO) Demand Note without Interest	$1.7 million

The Company’s highest priority for use of proceeds raised in the Offering is payment of outstanding obligations of the Company.  Our next priority is to provide working capital for the completion of Phase 1 development.  In the event that all of the 2,000,000 shares are sold, the Company intends to use approximately $4,500,000 for retirement of beneficial interest held by our investors.  General working capital may include such expense items as payments to third party contractors, salaries and related expenses.

We have not established an escrow account in relation to the Offering, and all subscription funds will be released to us for use in our operations.  There are no provisions to return any subscription funds once received by the Company, except in the event that the Company, in its sole discretion, rejects a subscription.

We estimate that the net proceeds from our sale of 2,000,000 shares of common stock in the Offering at an initial public offering price of $13.75 per share, after deducting commissions and estimated offering expenses payable by us, will be approximately $24.75 million.  A $1.00 increase (decrease) in the initial public offering price would increase (decrease) the proceeds to us from the Offering by $2,000,000, assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same excluding the estimated commissions.

The principal purposes of the Offering are to increase our capitalization and financial flexibility, increase our visibility in the marketplace and create a public market for our common stock.  As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us of the Offering.  However, our intended uses of the proceeds, in order of priority, are to satisfy past due obligations, provide working capital for Phase 1 infrastructure and vertical construction and to acquire the balance of the 1,011 acres of the Villages project in Hawaii for development.  If fully subscribed, we may also use a portion of the proceeds to buy out beneficiary interests in the Land Trust which will reduce interest costs and improve earnings. We will have broad discretion over the uses of the net proceeds in the Offering.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future.  Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2014 on an actual basis:

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included elsewhere in this prospectus.

December 31, 2014 Actual

Cash and cash equivalents	$21,604
Contracts payable to land trust – non-current	$36,213,705
Stockholders’ equity (deficit):
Common stock, $.001 par value; authorized 50,000,000 shares; 7,819,544 shares issued and outstanding Preferred stock, $.001 par value; authorized 10,000,000 shares None issued and outstanding	$7,820
Additional paid-in capital	$16,707,907
Accumulated deficit	$(33,868,128)
Total stockholders’ equity (deficit)	$(17,152,401)
Total capitalization	$18,444.886

The number of shares of our common stock to be outstanding after the Offering is based on 7,819,544 shares of our common stock outstanding as of December 31, 2014.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this initial public offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the Offering.

As of December 31, 2014, our net tangible book value was $(17,152,401), or ($2.19) per share of common stock.  Our net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of December 31, 2014.

After giving effect to our sale in the Offering of 2,000,000 shares of our common stock, at an assumed initial public offering price of $13.75 per share, after deducting estimated commissions and offering expenses payable by us, our pro forma net tangible book value as of December 31, 2014 would have been approximately $0.77 per share of our common stock. This represents an immediate increase in pro forma net tangible book value of $2.96 per share to our existing stockholders and an immediate dilution of $12.98 per share to investors purchasing shares in the Offering.

The following table illustrates this dilution:

DILUTION	December 31, 2014

Assumed initial public offering price per share	$13.75
Net tangible book value per share	$(2.19)
Increase per share attributable to the Offering	$2.96
Pro forma net tangible book value, as adjusted to give effect to the Offering	$0.77
Dilution in pro forma net tangible book value per share to new investors in the Offering	$12.98

A $1.00 increase (decrease) in the assumed initial public offering price of $13.75 per share would increase (decrease) our pro forma net tangible book value, as adjusted to give effect to the Offering, by $0.18 per share, the increase (decrease) attributable to the Offering by $0.18 per share, and the dilution in pro forma as adjusted net tangible book value per share to new investors in the Offering by $0.82 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting commissions and estimated expenses payable by us.

The following table summarizes, on a pro forma basis as of December 31, 2014 after giving effect to the Offering on an assumed initial public offering price of $13.75 per share, the difference between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid, before deducting estimated underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased		Total Consideration
	Number	%	Amount	%	Average Price Per Share
Existing stockholders	7,819,544	79.63%	$16,715,727	37.80%	$2.14
New public investors	2,000,000	20.37%	$27,500,000	62.20%	$13.75
Total	9,819,544	100%	$44,215,727	100.00%	$4.5

A $1.00 increase (decrease) in the assumed initial public offering price of $13.75 per share, would increase (decrease) total consideration paid by new investors and total consideration paid by all stockholders by approximately $2,000,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same excluding the estimated commissions and estimated offering expenses payable by us.

To the extent that we grant stock options and any options are exercised, investors will experience further dilution.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined. The Offering price bears no relationship whatsoever to our assets, future earnings, future book value or other criteria of value.  Among the factors considered were:

●           our lack of operating history;

●           the proceeds to be raised by the Offering;

●           our relative cash requirements;

●           estimates of our business potential;

●           the limited financial resources of our company; and

●           the amount of equity and control desired to be retained by the present stockholders.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

The Offering

We are offering up to a total 2,000,000 shares of common stock on a best efforts basis.  The Offering price is $13.75 per share.  The Offering will be for a period of 180 business days from the effective date and may be extended for an additional 90 business days if we choose to do so. In our sole discretion, we have the right to terminate the Offering at any time, even before we have sold the 2,000,000 shares.  There are no specific events which might trigger our decision to terminate the Offering.  There is no minimum number of shares that must be sold in the Offering.  As a result, we will retain the proceeds from any funds raised and the proceeds will not be returned to the investor.  In the event that we only raise a minimum amount under the Offering, we will immediately utilize the proceeds.

We have not established a minimum amount of proceeds that we must receive in the Offering before any proceeds may be accepted.  We cannot assure you that all or any of the shares offered under this prospectus will be sold.  No one has committed to purchase any of the shares offered.  Therefore, we may only sell a nominal amount of shares and receive minimal proceeds from the Offering.  We reserve the right to withdraw or cancel the Offering and to accept or reject any subscription in whole or in part, for any reason or for no reason.  Subscriptions will be accepted or rejected promptly.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

Any accepted subscriptions will be made on a rolling basis.  Once accepted, the funds will be deposited into an account maintained by us and be immediately available to us.  Subscription funds will not be placed into escrow, trust or any other similar arrangement.  There are no investor protections for the return of subscription funds once accepted.  Once we receive the purchase price for the shares, we will be able to use the funds.  Certificates for shares purchased will be issued and distributed promptly after a subscription is accepted and “good funds” are received in our account.

We intend to sell the shares in the Offering through our executive officers and directors and may engage certain broker-dealers.  To the extent broker-dealers participate in the Offering, such broker-dealers may be deemed statutory underwriters within the meaning of the Securities Act and subject to the prospectus-delivery requirements and liability provisions of the Securities Act.  The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will they register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3(a)4-1.  Rule 3(a)4-1 sets forth those conditions under which a person associated with an issuer may participate in the Offering of the issuer’s securities and not be deemed to be a broker-dealer.  Our officers and directors satisfy the requirements of Rule 3(a)4-1 in that:

●           None of such persons is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

●           None of such persons is compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

●           None of such persons is, at the time of his participation, an associated person of a broker- dealer; and

●           All of such persons meet the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the Offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

As long as we satisfy all of these conditions, we are comfortable that we will be able to satisfy the requirements of Rule 3a4-1 of the Exchange Act.

As our officers and directors will sell the shares being offered pursuant to the Offering, Regulation M prohibits us and our officers and directors from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of our securities pursuant to the Offering has ended.

Management intends to meet with, and make financial presentations to, individual investment advisors and smaller investment bankers and funds in various states where the Offering will be registered or will otherwise be exempt from registration.  As of the date of this prospectus, management anticipates several such trips and meetings will be held in each of New York, Chicago, California, Florida, Phoenix, Hong Kong, Singapore and Seoul.  We will distribute the prospectus and collateral materials to potential investors at the meetings and to our business associates, friends and relatives who are interested in a possible investment in the Offering.  The Company has budgeted a total of approximately $115,000 for the costs and expenses involved for the aforementioned traveling, marketing and related expenses, which budget includes costs and expenses related to advertising, fees for a public relations firm, fees for an investor relations manager, travel and lodging within the United States and to Asia.  Additionally, commissions ranging from 5% to 10% will be negotiated and paid to bankers and other advisors.  The Company may invite broker-dealers to participate in the Offering.  Total expenses, including commissions, are expected to be equal to or less than 10% of the funds raised.

Offering Period and Expiration Date

The Offering will commence on the effective date of this prospectus, as determined by the Securities and Exchange Commission and continue for a period of 180 business days.  We may extend the Offering for an additional 90 business days unless the Offering is completed or otherwise terminated by us.

Procedures for Subscribing

If you decide to subscribe for any shares in the Offering, you must deliver a check or certified funds for acceptance or rejection together with a subscription agreement.  There are no minimum share purchase requirements for individual investors.  All checks for subscriptions must be made payable to “Aina Le’a, Inc.”  Upon receipt, all funds provided as subscriptions will be immediately deposited into our account and be available.

Right to Reject Subscriptions

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within 48 hours of our having received them.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following in conjunction with the sections of this prospectus entitled “Risk Factors,” “Cautionary Note Concerning Forward-Looking Statements,” “Selected Financial Data” and “Our Business” and our historical financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

We are a real estate development company.  We acquire and develop land for residential and commercial development.  We seek to create communities via our land development expertise within master-planned communities developed in conjunction with third parties.

We were formed in April 2009, towards the end of an unprecedented downturn in the U.S. homebuilding industry as Aina Le’a, LLC and in February 2012 the limited liability company was converted into the Company pursuant to a plan of conversion.  Our business has initially focused on building a project on the Big Island of Hawaii.  Our first project (Phase 1) is located on the Kohala Coast of Hawaii consisting of 384 townhomes (Lulana Gardens), 48 luxury villas (Whale’s Point) and 70 residential lots (Ho’olei Villages).  To date, the Company has commenced construction of 64 townhomes.  Due to the tight lending market over the last several years we developed a ULF program as a unique financing method to raise the capital necessary for the acquisition of Phase 1.  We may continue to use our ULF program to finance the acquisition and development of the remainder of the Villages project.

Overview

The Company commenced operations in December 2009 with the acquisition of Phase 1 (61 acres) of a 1,099 acre development we call the Villages. In Phase 1 the Company has obtained the zoning, engineering and permit approvals and the Company is building 384 townhomes (Lulana Gardens) and 48 rental villas (Whale’s Point) for sale on 38 acres of the property. The company is also preparing 70 single family luxury lots (Ho’olei Village) which will be sold to builders of high end homes.

Lulana Gardens consists of 48 buildings with 8 townhomes per building for a total of 384 units.  It has been fully designed and all 384 units have been approved and permitted by the Hawaii County Building Division.  The units are being constructed on 24 fully developed building pads of which 32 townhomes have foundations, plumbing and vertical construction in progress.  Each building has been contracted for vertical construction at a fixed cost of $1,179,855.12 or $147,482 per unit. This cost includes vertical construction, utility connections, landscaping and drive courts.  There are currently 32 units in various stages of vertical construction in Lulana gardens ranging from 58% up to 95% complete.  Of these, there are 24 units which are considered substantially complete with an estimated $230,000 left in vertical construction cost to finish and $370,000 for common areas and utility connections.  As of December 31, 2014 the company had expended $4,335,280 on construction for the Lulana Gardens townhomes and owes the builder $1,504,762 for work completed to date.

Whales Point consists of 6 buildings of 8 units for a total of 48 units.  Each building has a fixed cost of $1,856,000 per building with an average cost of $247,482 per unit ($193.35 per square foot).  There are three buildings currently under construction at 41%, 21% and 12% completion.  As of December 31, 2014 the company had expended $28,000 on construction for Whales Point and incurred a payable to the builder in the amount of $757,004 for work completed to date.  The estimated cost to complete the 24 units currently in construction is $5,154,561.

Ho’olei is a planned unit development consisting of 70 single family lots ranging in size from 6,151 square feet to 18,885 square feet.  The cost of completing the necessary grading, retaining walls and infrastructure improvements to complete the blue top lots is estimated at $6,621,610.  Management estimates the sale of all 70 lot units would yield $33,000,000 or an average of $471,428 per lot.

Our initial fund raising activities from our ULF program for the acquisition of Phase 1 has 1,139 overseas investors. The program is marketed by CAG and represents a strong marketing connection with individuals in Singapore, Kula Lumpur, Hong Kong, Japan and Australia. During the 2009 to 2013 financial crisis in the US real estate industry, the ULF program provided the Company the funds for acquisition and initial development of Phase 1. ULF investors are repaid a fixed amount plus penalty interest, if any, from the sale of each completed building. The fixed amount from each sale is paid to the Trust and released to the investor in conjunction with the termination of the investor’s beneficial interest in the Trust. Townhouse sales closings are projected to commence in the first half of calendar 2015.  However, there can be no assurance that closings from townhouse sales will be realized by mid-2015.  We intend to utilize the proceeds of the Offering to complete the construction and development of Phase 1.  We do not plan on utilizing the ULF program to raise additional funds for Phase 1.  We may utilize the ULF program again in the future for new acquisitions of land.

From December 2009 through December 31, 2014 the ULF investors have provided $44 million before fees and commissions to the Company for the purchase of the Phase 1 parcel, for the infrastructure development and for the construction of the first 64 for sale townhouses.  We have received signed, non-binding reservations from forty-three (43) prospective townhome purchasers.  The signed reservations are merely an expression of interest and are not formal commitments to purchase.  There is no assurance that any of the holders of the reservations will actually purchase a townhome.  While there can be no assurance, we anticipate that upon the issuance of a public offering statement to sell  the townhomes, the townhomes under construction will be completed and will be purchased by current reservation holders.

In February 2009, the Company entered into a contract to purchase the 1,092 acres of zoned, but unimproved land underlying the Villages project in four installments. The first parcel consisting of 61 acres (Phase I) was acquired in December 2009 with the intent of building the required affordable housing for the entire development. The PSA contained certain seller representations and warranties, including a provision that there were no known governmental actions pending against the property. Subsequent to the execution of the PSA, the Company learned that in December 2008, the LUC had entered an Order to Show Cause against the property for the seller’s alleged failure to comply with certain development conditions. The Company had already expended significant resources to acquire and develop the property and attempted to assist the seller in curing the breach and suspended payments under the contract but the LUC was unwilling to cooperate and insisted on reverting the urban and commercial zoning classifications to agricultural. In March 2011, the Company filed a notice of appeal with the Circuit Court and in June 2012. The Circuit Court found in favor of the Company and filed its final judgment in February 2013 and reaffirmed the original zoning for the entire property. The LUC then filed a notice of appeal and the case was referred to the Hawaii Supreme Court. Answering briefs were held in June of 2014 and on November 25, 2014 the Supreme Court confirmed the urban zoning for the residential parcels. On November 26, 2014, the Company provided notice to the seller of its intent to close on the purchase of the remaining urban residential parcels under the PSA.

The company owns building pads for 384 townhomes, 48 luxury villas and 70 single family building lots and is currently in negotiations to modify the contract with Bridge to acquire the improved land which, under the current zoning ordinance, would allow for an additional 1,492 homes, all located in the Kohala resort area of the Big Island of Hawaii. A portion of the development of the remaining 1,492 entitled builder lots may be funded through the sale of ULF’s to investors.

Critical Accounting Policies

Real Estate Project in Development

The real estate project in development is stated at cost. The Company capitalizes all direct costs of the project including land acquisition, planning, design, grading, infrastructure, town home construction, landscaping, taxes, fees and direct project management. General management and administrative costs are expensed as incurred. The Company also capitalizes interest on funds used in developing properties during active development periods from the date of initiation of development activities through the date the property is substantially complete and ready for sale. From April 1, 2011 through December 31, 2014, the Company has expensed all interest costs due to construction delays resulting from difficulty in arranging project financing related to zoning uncertainties raised by the Hawaii Land Use Commission. (See “Legal Proceedings” at Note 13 to the Financial Statements). Certain carrying costs are capitalized on properties currently under active development. Land in development includes leasehold interests in land resulting from the transfer of ULFs.

The Company performs an impairment test when events or circumstances indicate that a project’s carrying amount may not be recoverable.  Events or circumstances that the Company considers indicators of impairment include significant decreases in market values and adverse changes in regulatory requirements, including environmental laws.  Impairment tests for properties under development involve the use of estimated future net undiscounted cash flows expected to be generated from the use of property and its eventual disposition.  Measurement of the impairment loss is based on the fair value of the asset.  Generally, the Company determines fair value using valuation techniques such as discounted expected future cash flows.

Loan Fees

Loan fees related to the Company’s borrowing activities, including commissions on the sale of ULFs, which are accounted for as borrowings, are capitalized and amortized to interest expense over the term of the related borrowing.

Contracts Payable to Land Trust

In order to raise capital for the initial development of the Villages project, the Company sold undivided land fractions or ULF’s to investors from 2009 through 2014. The ULF agreements require that the Company repurchase the ULFs at a future date for a price higher than the original purchase price. Due to the repurchase provision, the ULF sales are accounted for as debt instruments, contracts payable to land trust, and the difference between the purchase price and the repurchase price is being recognized over the period of the ULF as interest expense, using a method which materially approximates the effective interest method.

The Company has acquired the beneficial interests associated with certain of the contracts payable to the Land Trust and in accordance with terms of an agreement with the power of interest of the land Trust has presented the balance due net of such amounts.

Income Taxes

The Company accounts for income taxes under the liability method.  Deferred income tax assets and liabilities are determined based on differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company maintains a full valuation allowance on its net deferred tax assets until an appropriate level of profitability that generates taxable income is sustained or until the Company is able to develop tax strategies that would enable it to conclude that it is more likely than not that a portion of the deferred tax assets will be realizable.  Any reversal of valuation allowances will favorably impact the Company’s results of operations in the period of the reversal.

The Company’s policy for deducting interest and penalties is to treat interest as interest expense and penalties as taxes. The Company had not accrued any amounts for the payment of interest or penalties related to any uncertain tax positions at March 31, 2014 and 2013, as its review of such positions indicated that such potential positions were minimal. The company is subject to the examination of its tax returns by tax authorities beginning April 1, 2012.

Prior to its conversion into a C-corp on February 6, 2012 the company was a limited liability company and all tax expense and benefit passed through to its member.  The Company has evaluated its operations for the period from February 6, 2012 to March 31, 2012 and determined that it continued to operate as a pass through entity during that period of time.  There was no material effect on the Company’s financial statements from the effective implementation of the conversion to a C-corp effective April 1, 2012.

Liquidity and Capital Resources

The Company has been funded primarily through investments from its ULF program and from shareholder advances.  The ULFs have provided $44 million cash before fees and commissions to the Company and certain shareholders have advanced a total of $4,290,949 and have personally guaranteed other debt instruments.  The investments and advances were used to acquire and commence development on Phase 1.

The Company has received investments from ULFs in its single family lot program (Ho’olei Villages) totaling $4,176,000.  Until the planned unit development zoning is approved for the single family lots, the Company does not expect additional funding from the program.  The planned unit development zoning approvals are expected later this fiscal year.

Beginning in January 2012, the Company’s president and CEO has provided periodic non-interest bearing advances to the Company.  As of December 31, 2014, the advances, including deferred salary, amount to $1,685,171. No interest or principal have been repaid on the advances. In June 2012, Winston Yau (“WY”), the president of CAG, who is a major shareholder and holds power of direction for the Land Trust loaned the Company $2,000,000 under an unsecured note bearing interest at 8% annually. The note became due on October 31, 2014.  The Company is currently negotiating for an extension of the loan and the loan has not been called by WY.  No principal or interest have been repaid and the total interest due is $405,778 as of December 31, 2014.

As of December 31, 2014 the Company has $48,769,967 in total liabilities, including, $9,108,738 in notes and advances, of which $4,290,949 is payable to shareholders and a $36,213,705 obligation to the Trust which will is expected to be paid in periods after March 31, 2015 when property sales commence.  The company has classified $25,625,600 of the Trust obligation as current as of December 31, 2014 since under the provisions of the Joint Development Agreement, the Company could be compelled by the Trustee to repay the original principal ($9,100 per ULF) to the Trust without further obligation for any unpaid ULFs which are outstanding more than 30 months from its recordation date. (See further discussion of Notes Payable, Related Parties and Transactions and Contracts Payable to Trust in Notes 8, 4 and 6, respectively).

Through December 31, 2014, the Company has invested approximately $58.1 million in the development of the Villages, of which $30,849,570 was capitalized as part of the project, $12,104,169 was charged to interest expense and $15,176,548 in loan fees and commissions which is being amortized to interest expense. For the nine months ended December 31, 2014, the Company invested $3,592,043 on the project of which $183,758 was capitalized and the balance charged to interest expense.  Securing the additional financing to accelerate construction activities has been hindered by the zoning issues with the Hawaii Land Use Commission (see Legal Proceedings at Note 13).

In March 2013, the Company exchanged 2,139,544 shares of its common stock in exchange for $16,370,327 in beneficial interests in the Trust and paid cash for $4,587,841 of beneficial interests in the Trust during fiscal 2013.

In October 2013 the Company closed a $2,200,066 one year bridge loan to provide working capital for administration and to fund some infrastructure construction contracts for the year ended March 31, 2014. The Company requires an additional $10,700,000 in working capital to complete the minimum infrastructure to commence sales and approximately $25,000,000 to fund operations and development in the next 12 months.

The Company entered into a non-binding Letter of Intent for a $14 million dollar construction loan (the "Loan") with Romspen Investment Corporation.  The Loan term is two (2) years with two (2) six month extensions, bears interest at 12.5% and would be secured by a first mortgage on a portion of the property of Phase 1.  The loan would provide the $10.7 million needed to complete the Phase I infrastructure.  There is no assurance that the Company will be able to close the loan.  The Company has also entered into an agreement with Shanghai Zhongyou to issue 1,280,000 shares of its common stock for $16 million dollars, and secured a commitment for a $9,000,000 convertible loan secured by the 70 single family home lots. The terms of the $9 million dollar loan include an interest rate of 12% per annum and a term of twelve (12) months.  The convertible loan would be secured by a portion of the Phase 1 property.  The transaction was entered into on October 31, 2014.  The 16 million dollars was released to the Company on February 13, 2015.  The Company expects to receive the $9,000,000 from the convertible loan by March 31, 2015.  The Company is also moving forward to complete its special tax assessment necessary to meet the $100 million Community Facilities District Bond authorization. The bond issuance is being prepared by Ziegler and Company and the initial proceeds should be released to the Company sometime in 2015.  There is no assurance the company will be able to close the loan or receive the proceeds from the convertible loan to obtain the necessary funds to complete the infrastructure and commence sales.

Results of Operations – Years ended March 31, 2014 and 2013

The Company has generated losses totaling $16,589,445 over the past two fiscal years with $13,435,669 of this related to interest expense and the balance for administration, legal and audit fees. Interest costs were capitalized through March 31, 2011 but have been expensed thereafter due to a substantial reduction in construction activities caused by difficulties in securing financing which is related to alleged zoning issues raised by the Hawaii Land Use Commission. The loss of $6,493,362 for the year ended March 31, 2014 includes $5,264,409 of net interest expense and $1,228,953 in general and administrative costs. The 2013 loss of $10,096,083 includes $8,171,260 of net interest expense, $1,773,393 in general administrative cost and an accrual of $151,430 for late withholding tax filings.  The higher general and administrative costs in 2013 relates mainly to legal and accounting expenses related to the IPO and an entry to record the exchange of stock for services. The lower net interest cost in 2014 results from the Company presenting the acquired beneficial interests on a net basis with the related contracts payable to land trust.

Results of Operations – Nine months ended December 31, 2014 and 2013

The Company incurred losses of $4,160,588 and $4,778,828 for the nine months ended December 31, 2014 and 2013, respectively. The 2014 loss is comprised of $871,561 in general and administrative costs, $3,408,285 in interest expense including the amortization of loan fees and commissions and other income of $119,348 related to foreign exchange gains.  The 2013 loss is comprised of $907,434 in general and administrative costs and $3,871,394 in interest expense including the amortization of loan fees and commissions.

As of December 31, 2014, the Company has not yet recorded any townhome sales and therefore the effects of inflation are only on costs.  The Company has been able to negotiate favorable fixed price contracts for infrastructure costs and for the continuing construction of townhouses.  The maximum pricing under the County of Hawaii’s affordable regulations to obtain affordable housing credits has increased 1.8% from September 2013 to September 2014.

Recently Issued Accounting Standards

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amends ASC 820, Fair Value Measurements (“ASC 820”), providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements. Our adoption of these provisions of ASU 2011-04 on January 1, 2012 did not have an impact on our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”), which amends the guidance in ASC 350-20, Intangibles – Goodwill and Other – Goodwill. Under ASU 2011-08, entities have the option of performing a qualitative assessment before calculating the fair value of the reporting unit when testing goodwill for impairment. If the fair value of the reporting unit is determined, based on qualitative factors, to be more likely than not less than the carrying amount of the reporting unit, then entities are required to perform the two-step goodwill impairment test. ASU 2011-08 will be effective for our fiscal year beginning April 1, 2012, with early adoption permitted. The adoption of ASU 2011-08 is not expected to have a material effect on our consolidated financial statements.

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted.  Additionally, retrospective adoption is allowed for reporting periods for which financial statements have not been previously issued.  The Company has not presented any information or disclosures previously required by Topic 915.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) 605, Revenue Recognition. The new revenue recognition standard requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2016 and is to be applied retrospectively. The Company does not currently have any revenue. If the Company begins generating revenue prior to the effective date of ASU 2014-09, it will evaluate the effect that ASU 2014-09 will have on its results of operations and financial position.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate for each annual and interim reporting period whether it is probable that the entity will not be able to meet its obligations as they become due within one year after the date the financial statements are issued.  ASU 2014-15 will be effective for our fiscal year ending March 31, 2017, early application is permitted.  The Company is evaluating the impact ASU 2014-15 will have on its disclosures.

Off Balance Sheet Arrangements

The Company has a purchase contract to acquire an additional 1,038 acres of land in “The Villages of Aina Le’a”, which had been suspended pending resolution of the Hawaii Supreme Court ruling regarding zoning. A favorable decision was rendered on November 25, 2014 and the Company has notified the Seller of its intent to close on the purchase of the remaining residential land under the PSA. There are no undisclosed credit or market risks, no derivative instruments and no variable interest liability.

Inflation

We believe that inflation generally causes an increase in sales prices with an offsetting unfavorable effect on the cost of products and services sold and other operating expenses. Accordingly, with the possible exception of the impact on interest rates, we believe that inflation will have no significant effect on our results of operations or financial condition.

BUSINESS

Overview

We are a real estate development firm.  We seek to acquire and develop land for residential and commercial development.  We have acquired 61 acres on the Kohala Coast on the big island of Hawaii as the first phase (Phase 1) of a development project of over 1,038 surrounding acres we refer to as the Village of Aina Le’a or the “Villages.”  We have contracted with engineers, architects, and planners to obtain approvals and plans necessary to begin the construction of Phase 1 of the Villages project.

To date, we have raised $44 million (before fees and commissions) from ULF investors (see “Summary Overview” on page [1]).  We may continue to use our ULF program to raise additional capital for the acquisition and development of the remainder of the Villages project.  We expect to generate working capital and revenues through the profits, if any, from the ultimate sale of the improved property to end-users, residential or commercial builders, as applicable.  We are responsible for arranging and overseeing the completion of a wide range of activities, including overseeing and facilitating the design, engineering and grading of the unimproved land; overseeing the construction of public infrastructure such as streets, utilities and public facilities; and overseeing the finishing of individual lots for home sites or other facilities.  In connection with our master-planned Villages community, (if we are successful in acquiring the remaining acreage) we intend to prepare and oversee the implementation of plans that provide for infrastructure, neighborhoods, commercial and industrial areas, educational and other institutional or public facilities, adequate water supply, as well as open space, in compliance with regulations regarding reduction in emissions of greenhouse gasses.  Once preliminary plans have been prepared, numerous governmental approvals, licenses, permits and agreements, referred to as “entitlements,” must be obtained before development and construction may commence.  These often involve a number of different governmental jurisdictions and agencies, challenges through litigation, considerable risk and expense, and substantial delays.

During the next several years, we intend to focus primarily on overseeing the development, construction and sale of single-family homes and townhomes in Phase 1 of the Villages community.  Our long-term plan, however, is to expand our business by entering other markets in the Western United States within the next three to five years.  There is no assurance that we will enter other markets or that our projects will be successful if we do enter a new market.  We target these markets because we believe our business plan is more suited to areas containing significant volumes of undeveloped land along the inevitable “paths of progress” of the development of major western U.S. metropolitan areas.

Generally, we execute our business strategy in the following manner:

●           Acquiring options on, or contract to purchase, desirable development property.

●           Researching and planning real estate projects to serve the local market.

●           Developing a project business plan and filing for sub-division of the property into buildable parcels.

●           Utilizing investor capital to fund the engineering and infrastructure development of the land parcels to bridge anticipated community facilities district bond financing, if any.

●           Selecting and employing an infrastructure engineering company and an infrastructure contractor.

●           Overseeing the development and/or construction of the projects and generating in profits, if any, relating to such property through sales of parcels to builders or through joint ventures with selected builders.

●           Assisting in the sale the builders’ homes or commercial buildings.

Our Initial Project -- The Villages of Aina Le’a

For our first project, we acquired Phase 1 of the Villages, consisting of 27 blocks for 384 town homes, 48 luxury villas and 70 single family lots aggregating 61 acres in Waikoloa, South Kohala, on the Big Island of Hawaii in the State of Hawaii, where we are building a residential multifamily townhome condominium project (with each lot being developed as a separate single-lot project or a phase of a multi-lot project), pursuant to Hawaii Revised Statutes Chapter 514B, as amended (“Condo Town Home Project”).  We anticipate that the townhome units in the Condo Town Home Project will be offered for sale to moderate income families to satisfy State and County of Hawaii affordable housing requirements imposed on the project and the surrounding planned community described below.  The remaining portion of Phase 1 is an additional seventy (70) lots that will be developed separately.  The 70-lot portion of the Land is comprised of approximately twenty-three (23) acres located on the east side of Phase 1, and the 27-block portion of Phase 1 is comprised of approximately thirty-eight (38) acres.  The parcel is located within the Villages project, a 1,099 acre master-planned community we refer to as the Villages of Aina Le’a.

Other than Phase 1, the remaining property comprising the Villages is currently owned by Bridge Aina Lea, LLC.  DW entered into a PSA with Bridge Aina Lea, LLC and in January, 2012 assigned its rights to acquire the remaining property pursuant to the PSA to us in exchange for our assumption of the installment obligations under the PSA and a $17 million profit participation.  Since January 2010, the Company’s performance under the PSA was suspended due to litigation between DW and State of Hawaii Land Use Commission (“LUC”), whereby LUC issued an Order to Show Cause to prove the land was being developed in accordance with the representation and not held as land speculator.  On November 25, 2014, the Supreme Court of the State of Hawaii rendered a favorable decision for the Company, confirming the urban zoning for the residential parcels within the Villages.  Since the favorable ruling, the Company has entered into negotiations with Bridge to complete the transactions contemplated under the PSA and has reached a preliminary agreement with Bridge and has escrowed the proceeds required under the terms of the preliminary agreement to acquire the remaining property; specifically, the Company, at this time, is focused on the installment purchase of the 1,011 acres of residential property (which, together with 27 acres of commercial property, adds up to a total of 1,038 surrounding acres) (see Part II—Item 15. Recent Sales of Unregistered Securities).

In 2009, we entered into an exclusive marketing arrangement with CAG, which, pursuant to a registered Public Offering Statement in Hawaii, allowed us to begin transferring 4,320 Lulana Gardens ULFs in Phase 1 to our investors.  Upon completion and sale of the improvement on Phase I, the beneficial interest holders will receive a fixed sum plus accreted interest, if any, from the Company and the Trust will convey the deeds covering the improvements which are the subject of the Company’s sales. The current townhome ULFs have been transferred to the Trust.

We have received approximately $44 million (before fees and commissions) in financing through March 31, 2014 for the development of Phase 1 from the sale of ULFs to approximately 1,139 investors from Singapore, Malaysia, Hong Kong, Japan, Australia and Indonesia.  The proceeds have been used to acquire and fund the development of Phase 1.  We may use a portion of the proceeds from the Offering to acquire the additional 1,038 acres comprising the Villages.  We anticipate the additional property to be developed to include the construction of a medical campus, an executive office campus, a golf facility, luxury and local community shopping, an entertainment center and 1,492 luxury home sites.

We have completed the engineering for the infrastructure needed to complete the townhomes and have completed and filed the architectural design for a Planned Unit Development of 70 single-family home lots on Phase 1.  There can be no assurance that the Company will be able to sell the completed improvements or that we will realize the estimated value.

As an added potential benefit of our East Asian-focused ULF program, we believe that our East Asian ULF Trust interest holders are also ideally suited to introduce the Villages to prospective homebuyers, commercial real estate buyers and retail operators throughout East Asia.  We believe that Capital Asia’s extensive network of investors will enable our company to access buyers in China, Japan, Korea and other Asian markets, as well as to benefit from our ULF Trust interest holders input into residential product planning that appeals to potential buyers.

Company Strengths

Strategic Relationship with Capital Asia Group.  We have a strategic relationship with CAG.  From August 2009 through our fiscal year ended March 31, 2014, we transferred over 4,599 ULF’s to approximately 1,139 different investors referred by CAG for the Villages project.  We believe that CAG’s depth of access to investor capital is a valuable resource that facilitates the capital raises needed for our projects.

Experienced management team.  We have a seasoned executive management team with significant experience in senior management of SEC-registered companies. Our Chairman, Chief Executive Officer and largest stockholder has over 40 years’ experience in originating and structuring real estate transactions, including raising capital, and in asset and property management.

Ability to generate revenues for our services.  The Company’s management is capable of providing its projects with a full range of real estate services, and expects to generate revenues for these services based on a percentage of the profit generated, if any, from the sale of the developed property. Projects will be provided with the following services:

●           structuring transactions, including locating and negotiating strategic and other arrangements with commercial and residential builders;

●           overseeing the construction of the properties in our projects; and

●           assisting with the disposition of the properties.

Strong capital base.  As a result of our operating history and relationship with Capital Asia, we historically have had access to financing that we believe may not be available to less-developed sponsors.

Our financing strategy of securing cash flow through investor capital, including our ULF investors (and their subsequent contribution to land trusts) enables our company to engage in cost effective “development land banking” operations that would be prohibitive to companies attempting to engage in long term land development financed by debt or by institutional partners seeking high level of return on investment.  Due to tight lending markets, our initial acquisition and development strategy, as opposed to outright land speculation, involved acquiring the real property, dividing that property into undivided land fractions, or ULFs, and then transferring the ULFs to investors at a price higher than our acquisition cost, and thereafter managing the development of the property for a specific use – actively creating and fostering a market for the land by (a) improving its permitted legal use (zoning and entitlements), (b) improving physical access and access to utilities, and (c) incubating initial uses for the land by facilitating (through joint ventures with builders) the construction and sales/rental of homes and other real estate property types.

Most land developers attempt to shorten the time frame between the acquisition and development of raw land, and its eventual sale to builders and other end users, in order to minimize the capital costs of their operations.  This is often accomplished through long term option contracts and/or delayed payment mechanisms requiring the seller to remain in ownership through much of the pre-development process.  We believe that this often results in land developers eschewing opportunities to acquire land, for immediate cash payment at lower prices, that may involve longer time frames to develop and sell, resulting in a substantial gap in raw land prices between immediately developable land and land that can be acquired at low cost but ties up capital for longer periods of time.

Accordingly, this unique financing strategy allows us to pursue land acquisition and development transactions of longer duration that are not pursued by most land developers and are therefore available to us at considerably lower unit costs.

Our Business Strategy

Our business strategy is focused on three segments:

●           Land acquisition;

●           Planning & infrastructure development; and

●           Managing the construction of improvements and sale of the real property.

We intend to execute our business through the following steps:

●           Acquire an option or purchase contract of desirable development property.

●           Research and plan the real estate projects to serve the local market.

●           Develop a business plan and file for sub-division of the property into buildable parcels.

●           Fund the engineering and infrastructure development of the land parcels.

●           Select and employ an infrastructure engineering company and an infrastructure contractor.

●           Select and oversee relationship with builders for the construction of the improvements on the property.

●           Assist in the sale of builder’s homes or commercial buildings.

The core of our business plan is to secure land strategically, based on our understanding of population growth patterns and infrastructure development and surrounding housing values.  We believe that our management team has the expertise to acquire large tracts of land, and get them entitled in a relatively short time frame.  In our opinion, this creates an opportunity for us to secure high quality tracts that may have been overlooked.  We expect to finance our acquisition and development activities with capital from both our ULF’s as well as traditional sources.

Additionally, we have developed a set of guidelines which address environmental responsiveness, resource efficiency, and cultural sensitivity.  Some of our guidelines are:

●           planning of home site orientation;

●           preserving natural open space;

●           respecting Conservation Easements;

●           connecting and enhancing our communities with walking and biking paths that provide easy access for meeting neighbors;

●           reserving land to provide public space for neighborhood public gardens;

●           establishing common areas irrigated with “gray water” along with rainwater collection and drip irrigation systems that will help minimize water usage;

●           ensuring that storm water runoff is filtered and/or treated by the use of wet ponds and vegetative filter strips prior to its release;

●           respecting the local history of the land and cultural diversity;

●           creating mixed-used communities that encourage foot traffic with less vehicular traffic; and

●           seeking opportunities to enhance our relationships with builders, partners, governmental agencies, and partnerships with environmental and community-based organizations.

Land Acquisition and Development

Land Acquisition Strategy

Our strategy is to find entitled land on which residential communities can be developed for acquisition and to obtain capital from investors, including buyers of ULF’s, for the development of the communities and the construction of homes and other improvements thereon.  We intend to purchase land at attractive pre-development prices and to develop the land into building lots that are joint-ventured with select builders on a specific profit return from the sale of the homes.  We intend to also sell developed lots directly to national and regional homebuilders.

We research and negotiate for entitled land to enable us to define the limits under which our capital and the investor capital will be employed.  The estimated time frame for the return of capital under our Joint Development Leases is dependent on the planning design time prior to the builder constructing the home for sale.

We expect that a substantial portion of our future revenues will be generated through the development of residential, sales of developed lots primarily to national and regional homebuilders, and sales of attached and detached homes from the Villages project.

We plan to support the purchase of land and development of our communities with specific analysis of our target markets.  Our analysis will go beyond benchmarking the current competition in the marketplace.  We strive to attract a diverse group of buyers by designing multi-product neighborhoods within each community that will be desirable for homebuyers at differing income levels and with different needs.

Current and Future Properties

The Villages of Aina Le’a

We are developing Phase 1 of the Villages consisting of approximately 61 acres of land in the overall 1,099-acre development.  We are currently in negotiations with Bridge Aina Lea, LLC for an extension of the PSA to acquire the balance of the 1,038 acres of the Villages project, which has been suspended due to zoning issues raised by the Hawaii Land Use Commission.  If we are able to acquire the remainder of the Villages, we intend to construct a commercial center, a medical facility, golf condominium community and luxury housing.  We expect to develop lots to accommodate 440,000 square feet of commercial office and retail structures and more than 1,994 residential building lots in the Villages.  There is no assurance that we will be able to successfully negotiate an extension or acquire the remaining acres.

We commenced the development of Phase 1 in 2009.  We are managing the development of 384 townhomes (Lulana Gardens), 48 luxury villas (Whale’s Point) and 70 single-family luxury lots (Ho’olei Village).  Our offshore ULF investors have entered into Joint Development Agreement/Leases and building agreements with TrueStyle Pacific Builders, LLC and us to build and sell the three- and four-bedroom.  The beneficial interest holders are expected to receive an aggregate $120,000 from each townhome sale at the time of closing of the sale of the townhome to a buyer, regardless of the selling price, which amount is used to pay each ULF investor his/her Contracted ULF Fixed Payment (plus penalty interest, if any).

We have completed the engineering for the infrastructure needed to complete the townhomes and have completed and filed the architectural design for a Planned Unit Development of 70 single-family home lots.

Lulana Gardens -- Lulana Gardens is the residential community designed for families.  The 384 townhomes will have the latest energy saving appliances, low maintenance exteriors and roofs, private lanai gardens, covered car ports and each townhome fronts on an open space park area.  The townhomes are three-bedroom, two-and-a-half bath homes of 1,200 square feet with 488 square feet of carport and storage and four-bedroom, two-and-a-half bath homes of 1,520 square feet with 488 square feet of carport and storage.  The homes are expected to sell at the County of Hawaii pricing for locals with current pricing at $355,800 for the three-bedroom townhome and $384,400 for the four-bedroom townhome.

Whale’s Point – Whale’s Point is planned as an upscale vacation rental project with 48 luxury villas having outstanding ocean views and amenities. The three and four bedroom units will be nicely furnished and will be available for rental to both tourists and local families. The Company will manage the rental operations for buyers of the units and for units owned by the Company.

Ho’olei Village -- Ho’olei (Crown of Flowers) Village is a luxury home building area consisting of 70 single family residential building lots which will be sold to builders.  The lots overlook the Pacific Ocean with great views of the ocean and the immediate shore line.  A considerable amount of the infrastructure for Ho’olei Village is developed with the infrastructure for Lulana Gardens.  We are engineering and planning the development on the total of 70 lots.

Hawaiian Housing Demand

According to the U.S. census, the population of Hawaii grew at an average annual percentage rate of 1.23% per year from 2000 through 2010.  According to Table 2 of the Hawaii Housing Planning Study prepared for the State of Hawaii by SMS Research & Marketing Services, Inc., dated November 2011 (the “SMS Study”), the County of Hawaii in which our project is located grew in the same period at an average of 2.4% per year for the same period.  The growth in Hawaii results in 60,000 to 75,000 homes will change hands in the period 2012 to 2016 of which 50,000 will need to be supplied by new homes.

Crowding and doubling up of families continues to push demand as 30% of Hawaii’s households were either crowding or doubling up according to Table 6 of the SMS Study.  Also, the SMS Study indicates that 38,116 Hawaiian households plan to move to another home. 17,412 of those potential buyers are located on the Island of Hawaii. 68% of the buyers in Hawaii prefer single family homes over condos or rental units.  The median sales price for Hawaiian single family homes in 2011 was $513,300 and the median sales price for condominiums in 2011 was $315,800.

Western United States

We are pursuing a strategic expansion philosophy based on potential growth opportunities within what we believe are the growth areas in the Western United States.  We plan to grow by investing available capital in our existing Villages project and into operations and strategic acquisitions in new markets.  After reviewing the market activity in the top ten sub-markets, we believe that within the next two to five years we can expand into two to five markets that have shown the following trends:

●           a rebound and growth in the employment rate over the past three to five years;

●           an unemployment rate below the national average;

●           positive population growth rates greater than the national average;

●           an increase in average home prices;

●           the presence of internationally recognized builders that have been active for a considerable amount of time;

●           being rated in the top 10 cities/markets with the best growth rate; and

●           being rated in the top 10 cities/markets moving in the direction of being environmentally sensitive either in their governmental attitudes or in their planning and entitlement processes for each city.

We believe that preliminary markets outside Hawaii that exemplify the criteria above are:  California, Nevada, Arizona, Utah and Oregon.  These markets will allow geographic diversification in our sources of revenues and earnings.  We believe this diversification strategy will mitigate the effects of regional economic cycles and position us for greater future growth.  Through strategic acquisitions in markets with the qualifications above we hope to gain established land positions and inventories; existing relationships with local governments, land owners, and developers; and a positive impact on our sources of revenues.  There can be no assurance that we will be able to acquire additional properties in these markets or that if we do, that the projects will be successful.

Homebuilding

As done in Phase I of the Villages, the Company will contract with local homebuilders to construct and market attached and detached homes in the residential communities.  Homebuilders are carefully selected to meet the specific needs of each project within each community.  Each joint venture will be the subject of a written Joint Development Agreement (“JDA”) which will require the Company to provide the developed lots to the builder.  The builder will have a fixed price agreement with us.

Each builder under a JDA will function as a general contractor, subcontracting the construction activities for our projects.  We manage these activities with on-site supervisory personnel and informational and management control systems.  To complete the construction of townhomes on Phase 1, we have selected a homebuilder (True Style) that builds affordable, sustainable homes and that deliver significant energy and cost savings in home maintenance and operation. We will engage independent architectural, design, engineering and other consulting firms to assist in project planning.  We do not intend to have long-term contractual commitments with the subcontractors, consultants or suppliers of materials, who will be selected on a competitive bid basis.  Under the JDA, each builder engages subcontractors for site improvement and for virtually all of the work involved in the construction of homes.  It is our general practice to have each builder commit to complete the specified work in accordance with written price schedules.  These price schedules normally change to meet fluctuations in labor and material costs.  We expect the builders to construct a home in approximately six to twelve months, depending upon design, the availability of raw materials and supplies, governmental approvals, local labor situation, time of year and other factors.

Sales and Marketing

Currently, we market our Phase 1 project in Asia through an exclusive marketing and sales agreement we have with CAG.  CAG is located in Singapore and receives compensation from the financing proceeds received from investors solely to individuals located in Asia. We intend to develop an extensive network of additional marketing and sales agents, which we anticipate will lead to additional ULF programs.

We intend to market our townhomes and single family lots through real estate brokers and agents coordinated by company marketing personnel. The Zhang You Real Estate Group will assist with marketing the Company’s real estate in China. Our marketing efforts will target both international and local buyers and builders.

Competition

We believe there are only limited barriers to entry in our business. Current and future competitors may have more resources than we have.  Our projects face competition generally from REITs, institutional pension plans and other public and private real estate companies and private real estate investors for the acquisition of properties and for raising capital.  In transaction services, we face competition with other real estate firms in the acquisition and disposition of properties, and we also compete with other sponsors of real estate for investors to provide the capital to allow us to make these investments. We also compete against other real estate companies who may be chosen by a broker-dealer as an investment platform instead of us. In management services, we compete with other properties for viable investors for properties. We also believe that our broker dealers compete, or will compete, with institutions that provide or arrange for other types of financing through private or public offerings of equity or debt and from traditional bank financings.

Real estate development is a highly competitive business.  We compete with numerous developers, builders and others for the acquisition of property.  Currently, we are unaware of any companies that engage in the land syndication business in Hawaii at this time. However, there can be no assurance that companies will not begin engaging in this business in Hawaii, and as we attempt to expand our operations we will certainly be competing with other business ranging from large multinational corporations to small startup business such as ourselves.  See “Risk Factors—Increasing competition for the acquisition of real estate may impede our ability to make future acquisitions which would reduce the sales profit and fees we generate from these programs and could adversely affect our operating results and financial condition” on page 8.

Many of our competitors may have longer operating histories, better brand recognition and greater financial resources than we do.  To successfully compete in our industry we will need to:

●           Ensure that investments in our projects are affordable;

●           That we only invest in properties in well-priced locations;

●           That our investment strategy is simple to understand; and

●           That we provide outstanding customer service and rigid integrity in our business dealings.

However, there can be no assurance that even if we do these things we will be able to compete effectively with the other companies in our industry. We believe that we have the required management expertise in sourcing properties with good development potential and affordable price.

We are committed to work and communicate with our investors and sales consultants to identify their goals and needs which will make it easier to continually provide them with the best products and services.

Intellectual Property

We have a trademark for our mark, “Aina Le’a.”  We do not have any other intellectual property.

Research and Development

We did not incur any research and development expenses during the years ended March 31, 2014 and 2013 and the nine month period ended December 31, 2014.

Government Regulations

Securities Laws

Under the current law in Hawaii, syndicating land to various investors requires government approval.

Real Property Development

Land development permits and approvals are required to develop real property. These permits and approvals will vary depending on the land that is being developed.

The residential real estate development industry is subject to substantial environmental, building, construction, zoning and real estate regulations that are imposed by various federal, state and local authorities.  In developing a community, we must obtain the approval of numerous government agencies regarding such matters as permitted land uses, housing density, the installation of utility services (such as water, sewer, gas, electric, telephone and cable television) and the dedication of acreage for open space, parks, schools and other community purposes.  Regulations affect homebuilding by specifying, among other things, the type and quality of building materials that must be used, certain aspects of land use and building design and the manner in which homebuilders may conduct their sales, operations, and overall relationships with potential home buyers.  Furthermore, changes in prevailing local circumstances or applicable laws may require additional approvals, or modifications of approvals previously obtained.  See “Risk Factors—Land development permits and approvals are required to develop real property. These permits and approvals will vary depending on the land that is being developed.”

Timing of the initiation and completion of development projects depends upon receipt of necessary authorizations and approvals.  Because of the provisional nature of these approvals and the concerns of various environmental and public interest groups, the approval process can be delayed by withdrawals or modifications of preliminary approvals and by litigation and appeals challenging development rights. Our ability to develop projects could be delayed or prevented due to litigation challenging previously obtained governmental approvals. We also may be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future.  Such delays could adversely affect our ability to complete our projects, significantly increase the costs of doing so or drive potential customers to purchase competitors’ products.

Transaction and Management Services

We and our brokers, salespersons and, in some instances, property managers are regulated by the states in which we do business. These regulations may include licensing procedures, prescribed professional responsibilities and anti-fraud provisions. Our activities are also subject to various local, state, national and international jurisdictions’ fair advertising, trade, housing and real estate settlement laws and regulations and are affected by laws and regulations relating to real estate and real estate finance and development.

Environmental Compliance

We generally undertake a third-party phase 1 investigation of potential environmental risks when evaluating an acquisition.  A “phase 1 investigation” is an investigation for the presence or likely presence of hazardous substances or petroleum products under conditions that indicate an existing release, a post release or a material threat of a release. A phase 1 investigation does not typically include any sampling.  We may acquire a property with environmental contamination, subject to a determination of the level of risk and potential cost of remediation. We have completed an Environmental Impact Statement for the Villages project in Hawaii which analyzes the effects on the surrounding community and land.  The report and plan has been accepted by the County of Hawaii and published by the State of Hawaii for references in State Agencies and libraries.

Federal, state and local laws and regulations impose environmental zoning restrictions, use controls, disclosure obligations and other restrictions that impact the management, development, use or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities with respect to some properties. If transactions in which we are involved are delayed or abandoned as a result of these restrictions, our business could be adversely affected. In addition, a failure by us to disclose environmental concerns to potential investors or third party buyers of the developed property may subject our company to liability.  See “Risk Factors—Environmental regulations may adversely impact our business or cause us to incur costs for cleanup of hazardous substances or wastes or other environmental liabilities” on page 13.

Various environmental laws and regulations also can impose liability for the costs of investigating or remediating hazardous or toxic substances at sites currently or formerly owned or operated by a party, or at off-site locations to which such party sent wastes for disposal. As a property manager, we could be held liable as an operator for any such contamination, even if the original activity was legal and we had no knowledge of, or did not cause, the release or contamination. Further, because liability under some of these laws is joint and several, we could be held responsible for more than our share, or even all, of the costs for such contaminated site if the other responsible parties are unable to pay.  Similarly, we are generally obliged, under the debt financing arrangements on the properties owned by us, to provide an indemnity to the lenders for environmental liabilities and to remediate any environmental problems that might arise. Insurance for these matters may not always be available, or sufficient to cover our losses.

Employees

As of December 31, 2014, we have no full-time employees.  Our management team works through consulting contracts with the Company.  We also engage a number of temporary consultants to help staff our business.

Facilities

We currently lease approximately 870 square feet of space for our corporate headquarters at 201 Waikoloa Beach Drive, #2F17, Waikoloa, Hawaii 96738 under a sublease agreement that expires February 28, 2015, but which may be extended on a month-to-month basis thereafter.  Our annual rent under the sublease is approximately $27,666.  We believe our facilities are adequate for our current needs and for the foreseeable future.

Legal Proceedings

Mauna Lani Resort Association v. County of Hawaii, et. al.

The Company, by virtue of its land acquisition and its option on the remainder of the land related to its real estate development, is party to a lawsuit wherein DW is a named defendant in Mauna Lani Resort Association v. County of Hawaii, et.al. (Circuit Court of the third Circuit State of Hawaii, Civil No. 11-01-005K (“Mauna Lani Lawsuit”).  The Mauna Lani Lawsuit relates to a 1,099 acre parcel of land in Hawaii commonly referred to as the Villages of Aina Le’a.  The plaintiff’s cause of action is for declaratory and injunctive relief and alleges that the County of Hawaii in its review of the Environmental Impact Statement (EIS) that was prepared in 2010 to address the environmental impact of the Villages of Aina Le’a development, failed to consider the full area  that might be developed in the future as a result of a joint development agreement among DW and Bridge whose land is adjacent to the Villages of Aina Le’a development, and as a result the County of Hawaii in its review of the EIS failed to consider the full area that might be developed and did not address the likely impacts to the beaches at the Mauna Lani resort.  The matter was heard by the Circuit Court of Hawaii on February 11, 2013.  On March 28, 2013 the court remanded the matter back to the planning department to determine whether the project was a segment of a larger project or whether there were cumulative impacts which were not fully analyzed. The court denied compensation or legal fees for Mauna Lani Resort Association.  On May 23, 2014, the County provided written assurances to the Company confirming that it would issue certificates of occupancy for Phase I. The company has commenced a supplemental environmental impact statement to assess the impact of the development of the water wells and corridor for the water delivery to the County system from the “Ouli Wells” as well as updating the analysis of the current traffic patterns which is expected to be completed by March 31, 2015.

DW Aina Lea Dev. LLC v. State of Hawaii Land Use Commission, No. 11--1-0112K (Haw. Third Cir. Mar. 6, 2012)

In 1991, the State of Hawaii Land Use Commission (“LUC”) reclassified 1,060 acres of land of the Villages project from the State’s agricultural land use district to the urban land use district.  On April 25, 2011, the LUC issued an order purporting to revert the land use classification of the Project from urban back to agricultural.  The reversion was claimed by the LUC to be a sanction for the alleged failure of DW and Bridge to comply with certain conditions of the initial reclassification in 1991, including the alleged failure to construct not less than 385 ”affordable housing” units by November 17, 2010.

In April and May, 2011, DW and Bridge each filed an appeal of the LUC’s April 25, 2011 reversion order with the State of Hawaii Circuit Court.  DW’s appeal was filed in the Circuit Court for the Third Circuit, while Bridge’s appeal was filed in the Circuit Court for the First Circuit.  Bridge also filed a separate proceeding in the United States District Court for the District of Hawaii.  DW is not a party to Bridge’s federal lawsuit.

The state court appeals of DW and Bridge were consolidated in a proceeding before the Circuit Court for the Third Circuit of the State of Hawaii.  After briefing and oral argument, on March 6, 2012, the Circuit Court issued Findings of Fact and Conclusions of Law, and Order Reversing and Vacating the State of Hawaii Land Use Commission’s Final Order.   The Circuit Court concluded that the LUC’s order reverting the land use classification of the property from urban to agricultural exceeded the LUC’s authority and jurisdiction, was based on unlawful procedures, was affected by other errors of law, was clearly erroneous in view of the reliable, probative and substantive evidence as shown in the record, was arbitrary or capricious and characterized by abuse of discretion or clearly unwarranted exercise of discretion, and violated the due process and equal protection rights of DW and Bridge under the US Constitution and the Hawaii State Constitution.  The Circuit Court also directed the LUC to take further action consistent with the Court’s decision and entered a Final Judgment dated March 6, 2012, in favor of DW and Bridge based on its findings.

On March 16, 2012, the State of Hawaii moved to amend the Circuit Court’s Findings of Fact and Conclusions of Law, and Order Reversing and Vacating the State of Hawaii Land Use Commission’s Final Order so that the LUC would not have to take any additional action to make the court’s decision effective.  The Circuit Court granted the State’s motion and on June 15, 2012 entered Amended Findings of Fact and Conclusions of Law, and Order Reversing and Vacating the State of Hawaii Land Use Commission’s Final Order, as well as an Amended Final Judgment thereon.   The Amended Final Judgment declares that the Hawaii State Land Use Commission Final Order, the Order to Show Cause and all other orders issued by the Hawaii State Land Use Commission inconsistent with the court’s decision are rescinded and voided.

On July 11, 2012, the State of Hawaii filed an appeal from Circuit Court’s Amended Final Judgment with the Intermediate Court of Appeals of the State of Hawaii.  However, on October 18, 2012, the Intermediate Court of Appeals, on its own initiative, dismissed the State’s appeal for lack of appellate jurisdiction, because the Amended Final Judgment was not final on its face as to all parties.  Consequently, the State of Hawaii was required to seek a Second Amended Final Judgment from the Circuit Court.  The Second Amended Final Judgment was entered on February 8, 2013.  On February 14, 2013, the State of Hawaii filed it second appeal to the Intermediate Court of Appeals, appealing from the Second Amended Final Judgment entered on February 8, 2013, and the Amended Findings of Fact and Conclusions of Law, and Order Reversing and Vacating the State of Hawaii Land Use Commission’s Final Order, filed on July 15, 2012.  The State of Hawaii filed a motion to transfer the matter to the Supreme Court of the State of Hawaii.

The Supreme Court of the State of Hawaii granted the transfer of the case from the Intermediate Court of Appeals to the Supreme Court and oral arguments were held on June 25, 2014.  The Supreme Court rendered a favorable decision on November 25, 2014 by confirming the urban zoning for the residential land within the Villages project.

Corporate Information

Our principal executive offices are located at 69-201 Waikoloa Beach Drive, #2617, Waikoloa, Hawaii 96738, and our telephone number is (808) 886-1702.  Our website is www.ainalea.com.  Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. We were organized as a Nevada limited liability company on April 1, 2009, and were converted to a Delaware corporation on February 6, 2012.

MANAGEMENT

Officers and Directors

The names, ages and position so our present officers and directors as of December 31, 2014 are set forth below:

Robert J. Wessels	72	Chairman of the Board, President and Chief Executive Officer
Mark E. Jackson	54	Chief Financial Officer
Richard P. Bernstein	62	Secretary and Director

Background of Our Officers and Directors

Robert J. Wessels has served as our Chief Executive Officer, President and a member of our board of directors since April 2009, and our Chairman since February 1, 2012.  Since 2001, Mr. Wessels has also been the president and primary owner of Relco Corp., which provides business and gaming development consultancy services.  Mr. Wessels has held operating officer and board of director positions with two New York Stock Exchange listed companies (AMAX, INC. from 1973 to 1978 and Southwest Forest Industries, Inc. from 1968 to 1973) and three NASDAQ listed companies (Tellus Industries, Inc. from 1978 to 1996; Enviropur Waste Refining and Technologies, Inc. from 1993 to 1996; and Dunn’s Supply Company, Inc. from 1994 to 1995).  Mr. Wessels has over 40 years of experience in financial businesses and over 30 years of experience working in land ownership and development and building construction.  Mr. Wessels is a graduate of University of Minnesota and New York University Graduate School of Business.

Our board of directors believes that Mr. Wessels possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our President and Chief Executive Officer and his background in the real estate industry, as well as his perspective as one of our significant stockholders. Our board of directors also believes that he brings historical knowledge, operational expertise and continuity to the board of directors.

Mark Jackson has served as our Chief Financial Officer since February 1, 2012.  From November 2009 to February 6, 2012, he served as an outside consultant to us.  Mr. Jackson served as Director of Manufacturing Operations of Applied Surface Technology from 1999 until 2001 and upon purchase of the company by PerkinElmer (NYSE-PKI) in 2001 served as Operations Manager from 2001 until February 2007.

Richard P. Bernstein, Esq. was appointed to our board of directors in July, 2012.  Mr. Bernstein is founder and owner of the Richard Bernstein Law Office, which was founded in 2005 and which focuses on complex real estate, development and finance transactions. Mr. Bernstein also serves as our general counsel. From July 1997 to October 2005, Mr. Bernstein was as a partner in the Law Offices of Wanland & Bernstein, a law practice focused on representing individuals and entities in the negotiation and purchase, sale and financing of companies, land, office buildings and shopping centers, and the formation of new entities to acquire such assets. From December 1988 to June 1996, he was an associate and partner with Brodovsky & Brodovsky, where his practice included real estate and litigation matters. From June 1984 to December 1988, he served as in-house counsel to Tellus Industries, which was formerly a publicly-listed building product company involved in real estate acquisition and development, modular building, heating and air conditioning and financial services. He received his undergraduate degree from the University of Wisconsin in 1974 and his Juris Doctorate degree from the University of the San Diego School of Law in 1977.

We believe that Mr. Bernstein possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an attorney with complex real estate, development and finance transactions.

Future Directors In order to comply with NASDAQ listing requirements, the Company plans to appoint seven more directors when this registration statement becomes effective.

Codes of Business Conduct and Ethics

Prior to the completion of the Offering, our board of directors will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers.

Board Composition

Our business and affairs are managed under the direction of our board of directors. The number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of the Offering. Upon the completion of the Offering, our board of directors will consist of five directors, three of whom will qualify as “independent” under the NASDAQ Stock Market listing standards.  As of the date hereof, we intend to form an audit, compensation and nomination/corporate governance committee.  Upon appointing independent directors and adopting the appropriate charters, we will form such committees.

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, upon the completion of the Offering our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

●           the term for the Class I directors will expire at the annual meeting of stockholders to be held in 2014;

●           the term for the Class II directors will expire at the annual meeting of stockholders to be held in 2015; and

●           the term for the Class III director will expire at the annual meeting of stockholders to be held in 2016.

Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Non-Employee Director Compensation

Prior to the Offering, we had not implemented a formal policy with respect to compensation payable to our non-employee directors for service as directors. We did not pay cash or any other compensation, or grant stock options or other equity awards, to any of our non-employee directors during 2014 or 2013

Following the completion of the Offering, we intend to implement a formal policy pursuant to which our non-employee directors will be eligible to receive equity awards and annual cash retainers as compensation for service on our board of directors and committees of our board of directors.   Under this policy, we intend to provide our non-employee directors the following cash compensation for board services, as applicable:

●           $18,000 per year for service as a board member;

●           $2,000 per year for service as chair of the audit committee or the compensation committee;

●           $2,000 per year for service as chair of the nominating and corporate governance committee; and

●           $500 for each committee meeting attended in person ($250 for meetings attended by video or telephone conference).

We also intend to reimburse our non-employee directors for expenses incurred in attending board and committee meetings.  Further, under this policy, we intend to grant non-employee directors an annual stock option grant having a Black-Scholes value on the date of grant equal to the fair market value of such option on the date of grant. We intend that the date of grant for these stock options will be January 31 of each year, beginning January 2016.

EXECUTIVE COMPENSATION

The following table provides information regarding the compensation of our named executive officers during calendar years 2014 and 2013.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Option Awards and other Compensation($)	Total ($)(3)
Robert J. Wessels	2014	$180,000	(2)		$24,000	$204,000
Chief Executive Officer	2013	$180,000	(2)		$24,000	$204,000
Mark E. Jackson	2014	$108,000				$108,000
Chief Financial Officer	2013	$90,000				$90,000

(1)
The salary has been annualized for periods of less than 12 months.  Excludes other compensation in the form of perquisites and other personal benefits that constitutes the lesser of $50,000 or 10% of the total annual salary and bonus of each of the named executive officers during Fiscal 2014 and Fiscal 2013.

(2)	Excludes approximately $24,000 of residential rental payments paid by us for the benefit of Mr. Wessels during Fiscal 2014 and 2013.

(3)
No individual who otherwise would have been includable in the table on the basis of salary and bonus earned during Fiscal 2014 or 2013 has resigned or otherwise terminated his or her employment with us during Fiscal 2014 or 2013.

Option Exercises and Stock Vested

None of our Named Executive Officers acquired their shares of our common stock through the exercise of stock options or the vesting of stock awards.

Pension Benefits

The Company does not sponsor any defined benefit pension or other actuarial plan for its Named Executive Officers.

Nonqualified Deferred Compensation

The Company does not maintain non-qualified defined contribution or other deferred compensation plans or arrangements for its Named Executive Officers.

Executive Employment Arrangements

The Company has not entered into employment agreements with either Messrs. Robert J. Wessels or Mark E. Jackson.

Robert J. Wessels

We intend to enter into an employment agreement with Mr. Wessels once our filing becomes effective.  The initial terms of the proposed employment agreement will be three years, and the agreement will renew automatically at the end of the term unless either party notifies the other within 90 days of the agreement’s expiration of its or his desire to not renew the agreement or to renew the agreement on different terms. The agreement will provide for an initial annual base salary of $180,000, which will be subject to increase once every 12 months upon review by our Board of Directors, and subject to then-current market data for similar positions. Mr. Wessels will be eligible to participate on the same basis as similarly situated executives in the Company’s benefit plans in effect from time to time during his employment. Additionally, Mr. Wessels will be eligible to receive an annual bonus of up to 40% of his base salary if he meets targets established by our Board of Directors, subject to the Company’s financial performance.  Mr. Wessels will also be eligible for equity incentive compensation, subject to the terms of the Company’s 2014 Equity Incentive Plan. Any such grants of equity-based compensation will be made at the discretion of the Board of Directors.

In the event that the Company terminates Mr. Wessels’ employment without cause, or if Mr. Wessels resigns for good reason (other than in connection with a change-of-control of the Company), and provided that Mr. Wessels executes a general release in favor of the Company, he will be entitled to receive certain payments and other benefits, which are as follows:

●           an amount equal to 12 months of his base salary then in effect, payable on our standard payroll dates; and

●           if Mr. Wessels elects to continue coverage under our group health insurance plan, reimbursement of his insurance premiums (or in certain cases a taxable cash payment) for a period of 12 months or until he qualifies for health insurance benefits from a new employer, whichever occurs first.

The agreement will further provide that, upon termination of Mr. Wessels’ employment because of his death or disability, he shall be entitled to receive the following benefits:  (a) continuation of his base salary, then in effect, for a period of the earlier to occur of  (i) expiration of the then current term of the agreement and (ii) eighteen months following the date of such death or disability, paid on the same basis and at the same time as previously paid; and (b) we will pay the premiums of Mr. Wessels’ group health insurance COBRA continuation coverage, including coverage for his eligible dependents, for a maximum period of six (6) months following the date of his termination for disability, if applicable.

The agreement will further provide that, upon termination of Mr. Wessels’ employment by us within two months prior or 12 months after the date on which the Company experiences a change-of-control (as defined in the agreement), and provided that Mr. Wessels executes a general release in favor of the Company, Mr. Wessels would receive an amount equal to 18 months of his base salary then in effect, payable on our standard payroll dates and, if Mr. Wessels elects to continue coverage under our group health insurance plan, reimbursement of his insurance premiums (or in certain cases a taxable cash payment) for a period of 18 months or until he qualifies for health insurance benefits from a new employer, whichever occurs first. In addition, the unvested, unexpired portion of Mr. Wessels’ stock options and/or equity awards, as applicable, will be accelerated in full and the term and period during which Mr. Wessels’ stock options may be exercised will be extended to the earlier of 12 months after the date his employment ended, or the expiration date of the option as set forth in the applicable stock option grant notice and/or agreement. For the purpose of this agreement, “good reason” means (i) a material reduction of Mr. Wessels’ salary or bonus target by more than ten percent; (ii) any request by us that Mr. Wessels relocate a distance of more than thirty-five miles; or (iii) following a change-of-control, Mr. Wessels’ benefits and responsibilities are materially reduced, or his base compensation or annual bonus target are reduced by more than 10%.

Mark E. Jackson

The employment agreement for Mr. Jackson will be at-will.  As compensation for services rendered under the terms of the proposed at-will agreement, Mr. Jackson will receive an annual base salary of $108,000.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation and amended and restated bylaws, each to be effective upon the completion of the Offering, will provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

●           any breach of the director’s duty of loyalty to us or our stockholders;

●           acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●           unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●           any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we plan to enter into indemnification agreements with each of our current directors, officers, and some employees before the completion of the Offering. These agreements will provide indemnification for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism, or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by, or in the right of, our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as we may provide indemnification for liabilities arising under the Securities Act to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last three fiscal years, to which we were a party or will be a party, in which:

●           the amounts involved exceeded or will exceed $120,000; and

●           any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of such related person, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive Compensation.”

Equity Financings

We were formed as a limited liability company under Nevada law on April 1, 2009 and converted into Aina Le’a, Inc., a Delaware corporation, on February 6, 2012 (the “Reorganization”).  In connection with the Reorganization, DW was issued 5,500,000 shares of our common stock. DW is controlled by Robert Wessels, our Chief Executive Officer and the Chairman of our board of directors through Relco Corp., his wholly owned corporation.

In connection with the Reorganization, we commenced an offering of 4,000,000 shares of our common stock in a private offering pursuant to Regulation S of the Securities Act to holders of beneficial interests in a land trust of the 61 acres currently being sold and developed by us as part of the Aina Le’a Project in exchange for their beneficial trust interests (the “Regulation S Offering”).  The purchase price for the beneficial interests was a combination of cash and the Company’s common stock.  The Regulation S Offering was closed in March 2013.

Employment Arrangements and Indemnification Agreements

We have not entered into employment and consulting arrangements with any of our current and former executive officers. See “Executive Compensation—Executive Employment Arrangements.”

The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws in effect upon the completion of the Offering require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Management — Limitation on Liability and Indemnification Matters.”

Stock Option Grants to Executive Officers and Directors

We have not granted any stock options to our executive officers or directors.

Policies and Procedures for Related Party Transactions

Following the completion of the Offering, the audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter will provide that the audit committee shall review and approve or disapprove any related party transactions. As of the date of this prospectus, we have not adopted any formal standards, policies or procedures governing the review and approval of related party transactions, but we expect that our audit committee will do so in the future.

Related Party Transactions

The RJW/LLW Irrevocable Family Trust is the Company’s controlling shareholder and its principal beneficiary, Robert Wessels (“Wessels”), serves as the Company’s CEO.  Wessels provides management and administrative services to the Company through Relco.  Relco received a 5% ownership interest in DW for management services provided to DW and the Company.  Wessels has provided personal guarantees on certain notes of the Company with an outstanding balance of approximately $4,500,000 at December 31, 2014 and $4,500,000 at March 31, 2014.  From time to time Wessels, DW and Relco have advanced funds to the company.  Such advances are repaid without interest.  The Company owed $1,885,171 as a result of advances from Wessels, DW and Relco as of December 31, 2014 and $1,347,838 at March 31, 2014.  Additionally, the Company’s CEO has personally indemnified certain sub-contractors for outstanding amounts owed by the contractors. Such amounts are not material at December 31, 2014 at March 31, 2014.

CAG has the sole and exclusive rights to provide marketing and sales of the Company’s ULFs in Asia and Australia.  This agreement is with DW and relates to the entire Villages project.  A company controlled by the president of CAG holds a 1% interest in DW.  In June of 2012, the president of CAG loaned the Company $2,000,000. The note bears interest at 8%, is unsecured and is due upon the earlier of: (1) the Company receiving funding from certain loans (2) when sufficient proceeds have been obtained on townhouse closings or (3) December 31, 2012. The Company was unable to repay the note prior to its due date of December 31, 2012.  In August 2014, the due date of the note was extended to October 31, 2014. The Company is currently in negotiations for the extension of the loan.  The balance owed on the note was $2,405,778 as of December 31, 2014 and $2,285,778 at March 31, 2014.  CAG and others were paid commissions of $0 for the six months ended December 31, 2014 and $18,200 for the year ending March 31, 2014, related to the transfer of ULFs.

Certain relatives of the Company’s CEO serve in consulting capacities as controller and director of investor relations for the Company. For the nine months ended December 31, 2014, such individuals together earned $81,000. The Company owed $122,531 to such individuals as of December 31, 2014. For the year ended March 31, 2014, such individuals together earned $109,500. The Company owed $45,679 to such individuals as of March 31, 2014. Unpaid compensation accrues interest at 12% per annum. The accrued interest for such individuals was $8,531 as of December 31, 2014.

The Company’s CEO, Relco, and DW have periodically advanced funds to the company. These advances from Relco and DW bear no interest, are due on demand and are unsecured.  Advances from the CEO, with the exception of unpaid compensation, do not bear interest.  Note and advances payable to related parties were comprised of the following:

	December 31, 2014	March 31, 2014
Advances from DW	$200,000	$200,000
Advances from CEO	1,685,171	1,147,838
Note Payable to CAG president	2,405,778	2,285,778
Total	$4,290,949	$3,633,616

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 2014, as adjusted to reflect the shares of common stock to be issued and sold by us in the Offering by:

●           each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

●           each of our named executive officers;

●           each of our directors;

●           all executive officers and directors as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Applicable percentage ownership is based on 7,819,544 shares of common stock outstanding at December 31, 2014. For purposes of the table below, we have assumed that 9,819,544 shares of common stock will be outstanding upon completion of the Offering.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each person listed on the table is c/o Aina Le’a, Inc., 69-201 Waikoloa Beach Drive, #2617, Waikoloa, Hawaii 96738.

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Shares	Percentage	Shares	Shares	Percentage
5% Stockholders:
RJW/LLW Irrevocable Family Trust (1)	2,680,848	34.28%		2,680,848	27.30%
Relco Corp. (2)	200,000	2.56%		200,000	2.04%
DW Aina Le'a Development, LLC (2)	593,443	7.59%		593,443	6.04%

Named Executive Officers and Directors:
Robert Wessels (3)	877,415	11.22%		877,415	8.99%
Richard Bernstein (3)	2,729,823	34.91%		2,729,823	27.80%
Mark Jackson (3)	40,000	*.51%		40,000	*.41%

(*)   Represents beneficial ownership of less than 1%.
(1) Voting and dispositive power held by Southpac Corp. through its Trust Manager, Serina Francis and Richard Bernstein as co-trustees.
(2) Voting and dispositive power held by Robert Wessels
(3) Voting and dispositive power held directly by beneficial owner

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the most important terms of our capital stock, as they are expected to be in effect upon the completion of the Offering. We intend to adopt an amended and restated certificate of incorporation and amended and restated bylaws in connection with the Offering, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to an investor. For a complete description of the matters set forth in this section, please refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are or will be included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.  Immediately following the completion of the Offering, our authorized capital stock will consist of 50,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of undesignated preferred stock, $0.001 par value per share.

As of December 31, 2014, there were 7,819,544 shares of our common stock outstanding and no shares of our preferred stock outstanding. Our board of directors is authorized, without stockholder approval, to issue additional shares of our capital stock.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. See the section entitled “Dividend Policy.” Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

After the completion of the Offering, no shares of preferred stock will be outstanding. Pursuant to our certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change in control. We currently have no plans to issue any shares of preferred stock.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws, when adopted, contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

As discussed above, our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

Limits on the ability of stockholders to act by written consent or call a special meeting

Our amended and restated certificate of incorporation, when adopted, provides that our stockholders may not act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our capital stock would not be able to amend bylaws or remove directors without holding a meeting of stockholders called in accordance with the bylaws.

In addition, our amended and rested bylaws, when adopted, provide that special meetings of the stockholders may be called only by the chairperson of the board, the chief executive officer, the president (in the absence of a chief executive officer) or our board of directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for advance notification of stockholder nominations and proposals

Our amended and restated bylaws, when adopted, establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.

Board classification

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. In addition, directors may only be removed for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult and takes more time for stockholders to replace a majority of the directors.

Election and removal of directors

Our certificate of incorporation and bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board of directors.  Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

No cumulative voting

The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our restated certificate of incorporation provides otherwise.  Our restated certificate of incorporation and amended and restated bylaws do not expressly provide for cumulative voting.  Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted.  The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.

Delaware anti-takeover statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

●
at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder.  An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.  We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance.  We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, when adopted, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts.  These provisions might also have the effect of preventing changes in our management.  It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

Upon the completion of the Offering, the transfer agent and registrar for our common stock will be West Coast Stock Transfer.  The transfer agent’s address is 721 N. Vulcan Ave., Ste. 205, Encinitas, CA 92024, and its telephone number is (619) 664-4780.

Market Listing

We intend to apply to list our common stock on The NASDAQ Global Market the under the symbol “AIZY.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the Offering, there has been no public market for shares our common stock.  Future sales of substantial amounts of shares of common stock in the public market after the Offering, or the possibility of these sales occurring, could adversely affect market prices prevailing from time to time or impair our ability to raise equity capital.

Upon the completion of the Offering based on shares outstanding as of December 31, 2014, a total of 9,819,544 shares of common stock will be outstanding. Of these shares, all shares of common stock sold in the Offering by us will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.  The remaining 5,500,000 shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarizes below. As a result of market standoff agreements, lock-up agreements and the provisions of Rules 144 and 701 under the Securities Act, the restricted securities will be available for sale in the public market at various times beginning more than 180 days (subject to extension) after the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately 9,819,544 shares immediately after the Offering, or

●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale;

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. However, all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

Rule 10b5-1 Trading Plans

Following the closing of the Offering, certain of our officers and directors may adopt written plans, known as Rule 10b5-1 trading plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis to diversify their assets and investments. Under these 10b5-1 trading plans, a broker may execute trades pursuant to parameters established by the officer or director when entering into the plan, without further direction from such officer or director. Such sales would not commence until the expiration of the applicable lockup agreements entered into by such officer or director in connection with the Offering.

Registration Rights

Immediately following the completion of the Offering, we will have no registration rights outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	persons subject to the alternative minimum tax;

●	tax-exempt organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	certain former citizens or long-term residents of the United States;

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code; or

●	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (or other entity classified as a partnership) for U.S. federal income tax purposes. A U.S. person is any of the following:

●	an individual citizen or resident of the United States;

●
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●
a trust (i) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions on Our Common Stock

As described in the section titled “Dividend Policy,” we do not anticipate paying cash dividends on our common stock. If, however, we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as gain from the sale of stock and will be treated as described under the section titled “Gain on Sale or Disposition of Our Common Stock” below.

Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must timely furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, who then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding possible entitlement to benefits under a tax treaty.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), dividends paid to the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to graduated U.S. federal income tax rates, net of deductions and credits, in the same manner as if such holder were a U.S. person. Dividends that are effectively connected with the conduct of a U.S. trade or business and paid to a non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty). Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale or Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and legislation relating to foreign accounts, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or disposition of our common stock unless:

●
the gain is effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by such holder in the United States);

●
such holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●
our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such holder’s disposition of, or such holder’s holding period for, our common stock.

We believe that we are a USRPHC for U.S. federal income tax purposes.  As a USRPHC, as long as our common stock is regularly traded on an established securities market, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that actually or constructively holds more than 5% of our common stock at any time during the shorter of the five-year period preceding the date of disposition of, or the holder’s holding period for, our common stock. We expect our common stock to be regularly traded on an established securities market, although we cannot guarantee that it will be so traded.  If any gain on a holder’s disposition is taxable because we are a USRPHC and such holder’s ownership of our common stock exceeds 5%, the holder will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, the purchaser of such common stock may be required to withhold a tax equal to 10% of the amount realized on the sale.

If a holder is a non-U.S. holder described in the first bullet above, such holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If a holder is a non-U.S. holder described in the second bullet above, such holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses for the year. Holders of our common stock should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of his or her death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the non-U.S. holder, and the amount of any tax withheld with respect to those dividends. This information also may be made available under a specific treaty or agreement with the tax authorities of the country in which the non-U.S. holder resides or is established. Under certain circumstances, the Code imposes an information reporting and a backup withholding obligation on certain reportable payments such as dividends paid on or the gross proceeds from disposition of our common stock. Backup withholding generally will not, however, apply to payments of dividends to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Legislation Relating to Foreign Accounts

Legislation enacted in 2010 generally will impose a U.S. federal withholding tax of 30% on dividends on our common stock and the gross proceeds from a disposition of our common stock, paid to foreign entities unless certain U.S. information reporting and due diligence requirements have been satisfied. Foreign financial institutions (as specially defined under these rules), will be subject to withholding unless such institutions enter into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign entities other than foreign financial institutions will be subject to withholding unless such entities provide the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. The withholding tax is expected to apply to payments of dividends on our common stock beginning January 1, 2014 and to gross proceeds from dispositions of our common stock beginning January 1, 2015. Under certain limited circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The shares may not be and will not be publicly offered, sold or advertised, directly or indirectly in or from Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus and any other offering or marketing material relating to the shares or the Offering has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the Offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the Offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP, Irvine, California.

EXPERTS

The financial statements as of March 31, 2014 and 2013 and for each of the years then ended included in this prospectus have been so included in reliance on the report, appearing elsewhere herein, of Macias Gini & O’Connell LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC.  For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of the Offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s Public Reference Room and the website of the SEC referred to above. We also maintain a website at www.ainalea.com. Upon completion of the Offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Aina Le’a, Inc.

We have audited the accompanying balance sheets of Aina Le’a, Inc. (Company), as of March 31, 2014 and 2013 and the related statements of operations, cash flows and shareholders’ deficit for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Aina Le’a, Inc. as of March 31, 2014 and 2013, and the results of operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As explained in Note 3 to the financial statements, the Company had an accumulated deficit of $29,707,540 as of March 31, 2014 and its ability to complete its current development project is dependent on its ability to obtain project or equity financing on reasonable terms. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Macias Gini & O’Connell LLP

Sacramento, California

August 1, 2014 (November 25, 2014 and February 13, 2015 as to the first and second paragraphs of Note 14, respectively).

Aina Le’a, Inc.
Balance Sheets
March 31, 2014 and 2013

	2014	2013
Assets
Cash and cash equivalents	$19,596	$97,516
Restricted cash	85,000	-
Total Current Assets	104,596	97,516

Real estate project in development	30,665,812	29,937,029
Loan fees, net of $14,081,195 and $11,530,539
in accumulated amortization	1,095,353	3,271,809
Other assets	323,680	275,435
Total Assets	$32,189,441	$33,581,789

Liabilities and shareholders’ deficit
Accounts payable	$2,534,865	$2,847,421
Arbitration award and note payable	4,484,946	2,077,164
Related party note and advances payable	3,633,616	2,947,235
Current portion - contracts payable to land trust	25,261,600	19,847,100
Other liabilities	344,080	344,080
Total Current Liabilities	36,259,107	28,063,000

Contracts payable to land trust	8,922,147	12,017,240

Total Liabilities	45,181,254	40,080,240

Commitments and contingencies (Note 12)

Shareholders’ deficit
Preferred Stock, $.001 par value; authorized 10,000,000 shares; None issued and outstanding at March 31, 2014 and 2013	-	-
Common stock, $.001 par value; authorized 50,000,000 shares; 7,819,544 shares issued and outstanding at March 31, 2014 and 2013	7,820	7,820
Additional paid in capital	16,707,907	16,707,907
Accumulated deficit	(29,707,540)	(23,214,178)
Total shareholders’ deficit	(12,991,813)	(6,498,451)

Total liabilities and shareholders’ deficit	$32,189,441	$33,581,789

See notes to financial statements

Aina Le’a, Inc.
Statements of Operations
For the Years Ended March 31, 2014 and 2013

	2014	2013
Operating Expenses
General and administrative	$1,228,953	$1,773,393
Operating loss	(1,228,953)	(1,773,393)
Interest expense, net	5,264,409	8,171,260
Other (income) expense, net	-	151,430
Loss from continuing operations before income taxes	(6,493,362)	(10,096,083)
Provision for income taxes	-	-

Net loss	$(6,493,362)	$(10,096,083)

Pro forma basic and diluted net loss per share	$(0.83)	$(1.78)

Pro forma weighted average number of shares used in calculating basic and diluted loss per share	7,819,544	5,661,079

See notes to financial statement

Aina Le’a, Inc.
Statements of Shareholders’ Deficit
For the Years Ended March 31, 2014 and 2013

	Common Stock		Additional paid in	Accumulated	Shareholders’
	Shares	Par value	capital	deficit	deficit

March 31, 2012	5,500,000	$5,500	$39,500	$(13,118,095)	$(13,073,095)
Issuance of shares in exchange for
contracts payable to land trust	2,139,544	2,140	16,368,187	-	16,370,327
Issuance of shares for services	180,000	180	275,220	-	275,400
Related party contributed capital	-	-	25,000	-	25,000
Net loss	-	-	-	(10,096,083)	(10,096,083)
March 31, 2013	7,819,544	7,820	16,707,907	(23,214,178)	(6,498,451)
Net loss	-	-	-	(6,493,362)	(6,493,362)
March 31, 2014	7,819,544	$7,820	$16,707,907	$(29,707,540)	$(12,991,813)

See notes to financial statements

Aina Le’a, Inc.
Statements of Cash Flows
For the Years Ended March 31, 2014 and 2013

	2014	2013
Cash flows used in operating activities:
Net loss	$(6,493,362)	$(10,096,083)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Amortization of loan fees	2,550,656	4,367,579
Accreted interest	2,252,207	3,673,981
Non-cash interest expense	650,716	172,705
Changes in assets and liabilities:
Restricted cash	(85,000)	-
Real estate project in development	(525,035)	(2,743,071)
ULF proceeds receivable	-	2,744,260
Other assets	(48,246)	(68,288)
Accounts payable	(516,304)	(141,230)
Other liabilities	-	(193,730)
Net cash used in operating activities	(2,214,368)	(2,283,877)

Cash flows from financing activities:
Net proceeds from sale of ULFs	67,200	3,751,320
Cash paid to acquire beneficial interests	-	(4,587,841)
Loan fees paid	(374,200)	(1,150,281)
Proceeds from advances and notes payable from related parties	243,382	2,621,753
Proceeds from notes payable	2,200,066	-
Net cash provided by financing activities	2,136,448	634,951

Net decrease in cash and cash equivalents	(77,920)	(1,648,926)
Cash and cash equivalents, beginning of year	97,516	1,746,442
Cash and cash equivalents, end of year	$19,596	$97,516

Supplemental Disclosures:
Cash paid for interest	$93,833	$3,931,799
Cash paid for income taxes	$-	$-

Non-cash transactions:
Issuance of common stock for beneficial interests	$-	$16,370,327
Issuance of common stock for services	$-	$275,400
Accounts payable settled by related party	$-	$25,000
Real estate project costs financed by accounts payable	$203,748	$423,948

See notes to financial statements

Notes to Financial Statements

Note 1 -   Organization and Background

Aina Le’a, Inc. (the “Company”) was incorporated in the State of Delaware in February 2012.  Prior to February 2012, the Company operated as a Nevada limited liability company, Aina Le’a LLC (“LLC”).  The LLC was formed in April 2009 with DW as its managing member and sole member.  In February 2012, the LLC was converted into the Company pursuant to a plan of conversion.  In connection with the conversion, the Company issued 5,500,000 shares of common stock to DW.  The assets and liabilities of the LLC were recorded by the Company at their historical cost.

The Company is in the business of acquiring and developing land for residential and commercial development.  The Company’s initial project is Phase 1 of the Villages of Aina Le’a (“Villages”) project located on the Kohala Coast on the “Big Island” of Hawaii. The Company intends to construct 384 townhomes (“Lulana Gardens”), 48 villas (Whale’s Point) and develop 70 single family residential lots (“Ho’olei Village”) for sale on Phase 1 and has developed substantial infrastructure and commenced construction of 64 townhomes.  The completion of the townhomes, lots, required project infrastructure and onsite amenities are dependent on the Company’s success in obtaining additional debt or equity financing.  Marketing of the Lulana Gardens townhomes and the Ho’olei Village lots can begin once the Company files for and obtains the required approval of its homeowner’s association updates to its public offering and has met certain requirements of its development obligations with the County of Hawaii.

An action for declaratory and injunctive relief has been brought by the Mauna Lani Resort Association (“Mauna Lani”) in connection with the development of the Villages project.  On March 28, 2013, the Circuit Court in Hawaii granted to Mauna Lani a tolling order preventing further development of the Villages project (including Phase 1) until the County of Hawaii reviewed further whether there were cumulative environmental impacts that were not fully analyzed.  The Company has commenced a supplemental environmental impact statement (“SEIS”) to assess the impact of the development of the water wells and corridor for the water delivery to the County water system from the “Ouli Wells” as well as updating the analysis of current traffic patterns. In respect of the commencement of the SEIS, the County has issued the necessary permits for construction of the townhomes and villas and on May 23, 2014, the County Planning Department provided written assurance to the Company that it will issue certificates of occupancy once the townhomes and infrastructure are completed.

On February 9, 2009, DW entered into the Purchase and Sales Agreement (“PSA”) with the seller, Bridge Aina Le’a (“Bridge”) to acquire the Villages project.  In connection with the PSA, DW was obligated to pay Bridge approximately $40,700,000 plus certain development costs for the various parcels of the Villages over a 1 year period (the “Parcels”).

On December 11, 2009, DW entered into a First Modification and Partial Assignment (the “Assignment”) of the PSA, pursuant to which DW assigned its rights in the PSA to the Company together with the right to acquire Phase 1 separately from the PSA. In December, 2009 the Company completed the acquisition of Phase I in exchange for payments to Bridge amounting to $6,019,751.  In January, 2012, DW agreed to assign to the Company its rights under the PSA to acquire the remaining Villages parcels in exchange for the Company’s assumption of DW’s installment obligations under the PSA and a $17 million profit participation to DW.

In April, 2010, the Company ceased its compliance with the monetary terms of the PSA as a result of ongoing litigation over the Villages (See Note 13). Management of the Company believes that upon a successful outcome of the on-going litigation regarding the zoning of the Villages project, Aina Lea will enter into a reinstated and amended PSA providing it the right to acquire the remainder of the land for the Villages project.  There can be no assurance that the Company will be able to acquire the remainder of the land for the Villages project or that it will enter into an amended PSA.

The Villages is planned to include development of residential building lots and commercial office and retail structures, including a commercial center and medical facility, as well as amenities such as a golf course, parks and playgrounds.

In connection with its initial approval of the zoning for the Villages, the State of Hawaii Land Use Commission required that 385 units of The Villages of Aina Lea be initially offered for sale as affordable or inclusionary housing.  Further, the County of Hawaii applies an affordable housing credit requirement to all market rate housing developments, such as the Villages.  The housing credit requirement applies a sliding formula to the sales price of each unit to determine what, if any contribution, such sale makes towards meeting the housing credit requirement for the development as a whole.  Generally, sales of units based on 80% to 140% of the County of Hawaii’s median income generate credits ranging from 2.0 to .5.  Sales at prices based on more than 140% of the County of Hawaii’s median income do not generate any credits.  For each Lulana Gardens townhome unit sold at prices based on 120% of the medium income price level, the Company will earn one affordable housing credit. The Company must sell at least 20% of the 502 townhomes or lots being developed in Phase I as affordable housing units which would equate to 101 affordable housing credits to comply with County requirements.

Due to the tight lending market for real estate developments over the last several years, the Company developed its undivided land fractions (“ULF”) program (see Note 6) as a unique financing method to raise the capital necessary for the acquisition of Phase 1.  The Company may use its ULF program to finance the acquisition and development of the remainder of the Villages project.

Note 2 - Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S.) requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.  Actual results could differ from those estimates.

Restricted Cash

Restricted cash consists of funds held for a construction bond for waterline infrastructure. The funds will be released when the waterline is completed and accepted by the Waikoloa Village Association.

Real Estate Project in Development

The real estate project under development is stated at cost. The Company capitalizes all direct costs of the project including land acquisition, planning, design, grading, infrastructure, town home construction, landscaping, taxes, fees and direct project management.  General management and administration costs are expensed as incurred.  The Company also capitalizes interest and other carrying costs used in developing properties from the date of initiation of development activities through the date the property is substantially complete and ready for sale. During periods of extended delays, interest capitalization may be suspended, depending on the cause and duration of the delay. Certain costs are allocated based on the purchase price of individual land parcels identified in the purchase and sale agreement. Land in development includes leasehold interests in land resulting from the transfer of ULFs.

The Company performs an impairment test when events or circumstances indicate that an asset’s carrying amount may not be recoverable.  Events or circumstances that the Company considers indicators of impairment include significant decreases in market values and adverse changes in regulatory requirements, including environmental laws.  Impairment tests for properties under development involve the use of estimated future net undiscounted cash flows expected to be generated from the use of property and its eventual disposition.  Measurement of the impairment loss is based on the fair value of the asset.  Generally, the Company determines fair value using valuation techniques such as discounted expected future cash flows.

Land valuation and impairment of long-lived assets

The Company estimates the fair value of the project based upon the expected net proceeds from the sales of the units and lots, giving consideration to selling costs, the absorption period and estimated costs to complete.  Proceeds from sales of Lulana Gardens and Ho’olei Village developments are estimated based upon comparable sales transactions and give consideration to affordable housing pricing limitations where applicable.  The absorption period used gives consideration to the Company’s need to raise construction funding, complete development and resolve pending litigation.

Estimated costs to complete are derived from estimates from the Company’s contractors and consulting engineers and give consideration to current and projected labor and materials costs.  As of March 31, 2014 and March 31, 2013, the Company determined that no write down from the carrying value of the project was required.

Loan Fees

Loan fees related to the Company’s borrowing activities, including commissions on the sale of ULFs, which are accounted for as borrowings, are capitalized and amortized to interest expense over the term of the related borrowing.

Contracts Payable to Land Trust

In order to raise capital for the initial development of the Villages project, the Company sold undivided land fractions to investors from 2009 through 2014. The ULF agreements require that the Company repurchase the ULFs at a future date for a price higher than the original purchase price. Due to the repurchase provision, the ULF sales are accounted for as debt instruments, Contracts payable to Land Trust, and the difference between the purchase price and the repurchase price is recognized over the period of the ULF as interest expense, using a method which materially approximates the effective interest method.

The Company has acquired the beneficial interests associated with certain of the contracts payable to Land Trust and in accordance with terms of an agreement with the power of interest of the Land Trust has presented the balance due net of such amounts.

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

The Company recognizes the tax benefit from uncertain tax positions if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position.  The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.  The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. The Company will file income tax returns in the U.S. federal jurisdiction and in Hawaii.  The Company does not have any uncertain tax positions at March 31, 2014 and 2013.

The Company’s policy for deducting interest and penalties is to treat interest as interest expense and penalties as taxes.  The Company had not accrued any amounts for the payment of interest or penalties related to any uncertain tax positions at March 31, 2014 and 2013, as its review of such positions indicated that such potential positions were minimal.  The Company is subject to the examination of its tax returns by tax authorities beginning April 1, 2012.

Prior to its conversion into a C-corp on February 6, 2012 the company was a limited liability company and all tax expense and benefit passed through to its member.  The Company has evaluated its operations for the period from February 6, 2012 to March 31, 2012 and determined that it continued to operate as a pass through entity during that period of time.  Therefore, in accordance with Internal Revenue Code Section 721, the Company has determined that no tax provision or benefit should be recorded in its 2012 financial results.

Concentrations and other Risks

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and restricted cash.  Cash is held in financial institutions.  At March 31, 2014 and 2013, none of the Company’s cash balances were in excess of FDIC insurance limits.  Restricted cash at March 31, 2014, is held by a bonding company. There was no restricted cash at March 31, 2013.

The Company conducts its operations in the State of Hawaii, on the “Big Island” of Hawaii.  Consequently, any significant economic downturn in the Hawaiian real estate market could potentially have an effect on the Company’s business, results of operations and financial condition.

Capital Asia Group Pte, Ltd (“CAG”) has generated substantially all of the Company’s funding to date, through its marketing of the Company’s ULF’s.  CAG has the exclusive rights to market and sell the Company’s ULF’s in Asia and Australia.  In the event CAG were unable to continue to sell or market ULFs on behalf of the Company it could negatively impact the Company’s operations.

The Company has entered into a fixed price contract with a contractor under which the contractor is to construct all the Lulana Gardens units at a fixed, per unit price.  The Company has not obtained a performance bond from the contractor. Should the contractor fail to complete its contract or should the contractor seek price increases as a result of increased material or labor costs, the Company may encounter delays or cost increases which could negatively impact its ability to complete the construction, as well as the profitability, of the Lulana Gardens and Ho’olei Villages development projects.

New accounting pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amends ASC 820, Fair Value Measurements (“ASC 820”), providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements. Our adoption of these provisions of ASU 2011-04 on January 1, 2012 did not have an impact on our financial statements.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”), which amends the guidance in ASC 350-20, Intangibles – Goodwill and Other – Goodwill. Under ASU 2011-08, entities have the option of performing a qualitative assessment before calculating the fair value of the reporting unit when testing goodwill for impairment. If the fair value of the reporting unit is determined, based on qualitative factors, to be more likely than not less than the carrying amount of the reporting unit, then entities are required to perform the two-step goodwill impairment test. ASU 2011-08 will be effective for our fiscal year beginning April 1, 2012, with early adoption permitted. The adoption of ASU 2011-08 is not expected to have a material effect on our financial statements.

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted.  Additionally, retrospective adoption is allowed for reporting periods for which financial statements have not been previously issued.  The Company has not presented any information or disclosures previously required by Topic 915.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) 605, Revenue Recognition. The new revenue recognition standard requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2016 and is to be applied retrospectively. The Company does not currently have any revenue. If the Company begins generating revenue prior to the effective date of ASU 2014-09, it will evaluate the effect that ASU 2014-09 will have on its results of operations and financial position.

Note 3 - Going Concern

The accompanying financial statements are prepared on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has a history of operating losses and an accumulated deficit of $29,707,540 as of March 31, 2014.  As of March 31, 2014, the Company’s current liabilities exceeded its current assets by $36,154,511 and its total liabilities exceeded its total assets by $12,991,813.  Further, the Company’s operations are focused on Phase I of the Villages project.  Its ability to complete development of Phase I is dependent on obtaining project or equity financing on reasonable terms.  These factors raise uncertainty about the Company’s ability to continue as a going concern.  Management of the Company is engaged in identifying potential sources of project or equity financing.  However, there can be no assurance that the Company will be able to obtain the financing necessary to develop Phase I. The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 4 -   Related Parties and Transactions

The RJW/LLW Irrevocable Family Trust is the Company’s controlling shareholder and its principal beneficiary, Robert Wessels (“Wessels”), serves as the Company’s CEO.  Wessels provides management and administrative services to the Company through Relco.  Relco received a 5% ownership interest in DW for management services provided to DW and the Company.  Wessels has provided personal guarantees on certain notes of the Company with an outstanding balance of approximately $4,500,000 and $2,100,000 at March 31, 2014 and 2013, respectively.  From time to time Wessels, DW and Relco have advanced funds to the Company. Such advances are repaid without interest.  The Company owed $1,347,838 and $821,457 as a result of advances from Wessels, DW and Relco as of March 31, 2014 and 2013.  Additionally, the Company’s CEO has personally indemnified certain sub-contractors for outstanding amounts owed by the contractors. Such amounts are not material at March 31, 2014 and 2013. During the year ended March 31, 2013, DW distributed certain shares of the Company’s common stock held by it to a third party in settlement of a $25,000 payable owed by the Company.

CAG has the sole and exclusive rights to provide marketing and sales of the Company’s ULFs in Asia and Australia.  This agreement is with DW and relates to the entire Villages project.  A company controlled by the president of CAG holds a 1% interest in DW.  In June of 2012, the president of CAG loaned the Company $2,000,000. The note bears interest at 8%, is unsecured and is due upon the earlier of: (1) the Company receiving funding from certain loans (2) when sufficient proceeds have been obtained on townhouse closings or (3) December 31, 2012. The Company was unable to repay the note prior to its due date of December 31, 2012.  Subsequent to March 31, 2013, the due date of the note was extended to October 31, 2014. The balance owed on the note was $2,285,778 and $2,125,778 as of March 31, 2014 and 2013. CAG and others were paid commissions of $18,200 and $1,150,281 for the years ended March 31, 2014 and 2013, respectively, related to the transfer of ULFs.

Certain relatives of the Company’s CEO serve in consulting capacities as controller and director of investor relations for the Company. For the nine months ended December 31, 2014, such individuals together earned $81,000. The Company owed $122,531 to such individuals as of December 31, 2014. For the year ended March 31, 2014, such individuals together earned $109,500. The Company owed $45,679 to such individuals as of March 31, 2014. Unpaid compensation accrues interest at 12% per annum. The accrued interest for such individuals was $8,531 as of December 31, 2014.

The Company’s CEO, Relco, and DW have periodically advanced funds to the company. These advances from Relco and DW bear no interest, are due on demand and are unsecured. Advances from the CEO, with the exception of unpaid compensation, do not bear interest. Note and advances payable to related parties were comprised of the following:

	2014	2013
Advances from DW	$200,000	$200,000
Advances from CEO	1,147,838	124,264
Advances from RELCO	-	497,193
Note Payable to CAG president	2,285,778	2,125,778
Total	$3,633,616	$2,947,235

Note 5 – Real Estate Project in Development

The Company’s current real estate project in development (Phase 1) consists of approximately 61 acres with 384 townhomes (Lulana Gardens) and 48 luxury villas (Whale’s Point) on 38 acres and 70 residential lots on 23 acres known as Ho’olei Village.  The real estate project under development consists of the following at March 31, 2014 and 2013.

	2014	2013
Land acquisition	$6,019,751	$6,019,751
Planning, engineering and project management	857,471	797,675
Infrastructure	11,169,266	10,859,582
Townhome construction	5,465,774	5,367,527
Capitalized interest, taxes and lease payments	5,016,635	4,908,739
Legal and other finance costs	2,136,915	1,983,755
Total Capitalized	$30,665,812	$29,937,029

The Company capitalized $2,267,197 in interest cost through March 31, 2011, during active development of the land and construction of the townhomes.  For the years ended March 31, 2014 and 2013, interest costs amounting to $5,264,413 and $8,171,287, respectively, have been expensed due to a substantial reduction in construction activities. The reduction in activity relates to difficulties in gaining financing due to alleged zoning issues raised by the State Land Use Commission. From the inception of the project through March 31, 2014, the Company has expensed a total of $23,580,837 in interest costs including the amortization of loan costs discussed below.

Note 6 - Contracts Payable to Land Trust

To assist in its acquisition and development of real estate projects the Company sells ULFs to investors.  Through the ULF program an investor receives a warranty deed to an undivided fractional interest in a property and then contributes the deed to a land trust in exchange for a beneficial interest in the land trust. Concurrent with the transfer of the ULF, the investor enters into a joint development agreement with the Company. Concurrently the investor also appoints CAG as the holder of the power of direction in the Trust.  The arrangement also provides for the appointment of an independent third party as trustee to manage the Trust and for the trustee and to take direction from CAG. Upon completion and sale of the improvements on the property, the land trust receives a fixed sum from the Company, the trustee distributes the proceeds to the ULF investor and re-conveys the deed covering the property back to the Company and cancels the beneficial interest in the land trust. If the land is not sold within 30 months of the transfer of the deed to the beneficiary of the Trust, the Company is required to increase the fixed sum by 1% per month.

The Company has created 4,320 ULFs related to Lulana Gardens and 2,800 ULFs related to Ho’olei Villages. The ULFs represent a deeded interest in a designated percentage of one or more of the Lulana Gardens townhomes or the Ho’olei Village lots in Phase 1 in exchange for a payment of $9,600 to the Company. As of March 31, 2014, the land on which the townhomes are being built is owned 95.85% by the Aina Lea Trust No. 1 and 4.15% directly by Aina Le’a. Aina Le’a owns 42.73% of the Trust.

Pursuant to the ULF arrangement, the Company is obligated to immediately pay to the Trust a one-time lump sum lease payment of $500 within 90 days of purchase of ULF and an additional $12,000 upon the sale of the townhouse or lot. All lease payments have been made to investors totaling $2,299,500 through March 31, 2014.  If the Company is unable to pay $12,000 at or prior to the end of 30 months from the date the Warranty Deed is recorded with the State of Hawaii Bureau of Conveyances, a penalty interest of 1% per month is due on the $9,600 original investment.  As of March 31, 2014, the last deed was delivered to the Trust on October 1, 2012.  If no additional deeds were to be transferred to the Trust, the Company could be removed as developer of Phase 1 of the Project effective April 2016.

The Joint Development Agreement related to the ULFs provides that after 30 months from the recordation date, the Company could be compelled to repay the principal portion of the obligation ($9,100 per ULF) without further obligation to the Trust. Accordingly, the Company has classified as a current liability the principal related to the ULFs that have or will exceed 30 months from recordation amounting to $25,261,600 and $19,847,100 as of March 31, 2015 and March 31, 2014, respectively. The long term portion is expected to become due during the fiscal year ending March 31, 2016. No demands for payment have been made by the Trustee and management plans to make payments from the sales of the improved properties.

The Company accretes interest on the ULF proceeds over a 32 month period.  Accreted interest cost on the ULFs was $2,252,207 and $3,673,981 for the periods ended March 31, 2014 and 2013, respectively. As of March 31, 2014 and 2013, the Company owes principal of $27,721,900 and $27,654,700, respectively and interest of $6,461,847 and $4,209,640, respectively. If the Company repurchases the ULF before the 32 month period has expired, the full accreted interest for the 32 month period must be paid. The unaccreted interest as of March 31, 2014 and 2013 is $462,122 and $1,291,501, respectively.

Certain ULF contracts totaling $2,496,000 at March 31, 2014 and 2013, respectively provide for the Company to repay the ULF holders in Singapore dollars. Based on applicable exchange rates, the foreign currency translation gain (loss) was immaterial for the years ended March 31, 2014 and 2013, respectively.

During the year ended March 31, 2013, the Company purchased beneficial interests in the Trust from their holders totaling $4,587,841.  In February 2012, the Company commenced a Regulation S Offering to holders of beneficial interests in the Trust.

In August 2012, the Company determined that certain information provided to the beneficial interest holders in connection with the Regulation S Offering was potentially inaccurate and offered the beneficial interest holders the right to rescind their participation in the Regulation S Offering.  None of the beneficial holders exercised their right of rescission prior to its expiration in December 2012. In March 2013, the Company issued 2,139,544 shares of common stock in exchange for certain beneficial interests for which it had a recorded obligation of $16,370,327.

Because the Company has only one project under development, the market value of the Company’s stock was determined based on the estimated discounted cash flows from the development and sale of the Lulana Gardens townhomes and Ho’olei lots.  Based on value attributed to the Company and the number of shares outstanding following the Regulation S Offering, the Company valued the exchange at the book value of the obligations extinguished.

In March 2012, the Company entered into an arrangement with the power of interest in the Trust which governs how the proceeds from sales are to be distributed. Under the arrangement, as sales proceeds are received into escrow, the Company is to receive directly from escrow, prior to any payments being made to the Trust, the pro-rata share of the sales proceeds represented by the beneficial interests held by the Company. Based on the arrangement, the Company has netted the carrying value of its beneficial interests against the contract payable due to the Trust. The gross amounts of the beneficial interests and contracts payable to land trust and the resulting net amount are disclosed below as of March 31, 2014 and 2013:

	2014	2013
Contracts payable to land trust	$58,129,524	$53,385,780
Beneficial Interest held	(23,945,777)	(21,521,440)
Contracts payable to land trust, net	$34,183,747	$31,864,340

Note 7 – Loan Fees

The Company capitalizes loan fees and amortizes the cost to interest expense over the expected life of the debt instrument. Since the ULF sales transactions have been accounted for as financing instruments, the related commissions have been capitalized as loan fees and are being amortized over 32 months. The Company had capitalized loan fees and commissions amounting to $15,176,548 and $14,802,348 and had amortized $14,081,195 and $11,530,539 to interest expense as of March 31, 2014 and 2013, respectively.

Note 8 - Arbitration Award and Note Payable

In April 2010, the Company contracted with Goodfellow Bros., Inc. (GBI) to perform infrastructure work on the project. Prior to completion, the parties disagreed about the amount due for the work performed and the dispute was taken to arbitration. The arbitrator approved the claim by GBI, including the completion bonus. The Company had previously paid the contractor $4.8 million and in January 2013, the arbitrator awarded an additional $2,849,212 to GBI. The judgment bears interest at 10% per year.  Subsequent to the issuance of the judgment the company paid $772,048 to the contractor resulting in a balance of $2,077,164 at March 31, 2013. During the year ended March 31, 2014, the Company accrued interest of $207,716 resulting in a balance of $2,284,880. In April 2014, the parties executed a settlement agreement whereas the Company would pay GBI $522,000 in exchange for completion of the plans and permits for work begun by GBI and DW will deliver $1.5 million to GBI through the sale of Aina Lea Inc.’s common stock owned by DW.

In October 2013, Bridge Capital, LLC, an affiliate of the former owner of Phase I of the project, loaned the Company $2,200,066. The note bears interest at 10% which is paid monthly, is secured by the Company’s land parcel and becomes due on October 1, 2014. The loan is personally guaranteed by the Company’s CEO.

Note 9 – Income Taxes

There was no provision for income taxes for the years ended March 31, 2014 and 2013 due to operating losses.

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carry-forwards.  The components of assets and liabilities consist of the following as of March 31:

Deferred Tax Assets:	2014	2013
Net operating losses	$1,173,023	$837,288
Basis difference in real estate
project in development	7,770,848	5,862,484
Other	110,427	2,083
Total deferred tax assets	9,054,298	6,701,855
Valuation allowance	(9,054,298)	(6,701,855)
Net deferred taxes	$-	$-

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carry-forwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry-forward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a full valuation allowance against its net deferred tax assets.

The valuation allowance increased by $2,352,443 and $3,815,513 respectively, during the years ended March 31, 2014 and 2013, primarily related to book/tax differences in the basis of the real estate project in development.

At March 31, 2014 the Company had $3,068,757 and $3,069,257 of federal and state net operating loss carry-forwards, respectively, that begin to expire in 2032, if not utilized.

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows:

	March 31,
	2014	2013
Statutory Rate	34.00%	34.00%
State Tax	4.22%	4.16%
Valuation Allowance	-38.22%	-37.63%
Others	0.00%	-0.53%
Total	–	–

Note 10 - Pro Form Net Loss per Share

The computation of pro forma basic and diluted net loss per share for the years ended March 31, 2014 and 2013 gives effect to the Company’s conversion from a LLC and the related issuance of 5,500,000 shares of common stock as if it had occurred April 1, 2012.  There were no dilutive shares because there are no warrants or share-based awards outstanding at March 31, 2014 and 2013.

Note 11 - Fair Value Disclosures

The carrying amounts of cash, restricted cash and trade payables approximate their fair values due to their short-term nature. The fair value of the Company’s borrowings approximate their carrying value based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Note 12 - Commitments and Contingencies

The Company leases its office space under a one year lease that provided for monthly payments of $1,740 from March 2013 through February 2014 and $2,305 from March 2014 through February 2015. For the years ended March 31, 2014 and 2013 the Company recorded $22,415 and $20,880, respectively in rent expense under this lease.

If and when the Company exercises its rights under the PSA and acquires the remainder of the Villages parcel the Company is obligated to pay DW $17 million for the assignment of PSA.  The parties have agreed that the Company will satisfy its obligation from the proceeds of the sale of units or lots in the Villages.

The Company is subject to a variety of local, state, and federal laws and regulations related to land development activities, house construction standards, sales practices, employment practices, and protection of the environment. As a result, we are subject to periodic examination or inquiry by various administering governmental agencies.

Note 13 – Legal Proceedings

DW Aina Le’a Development, LLC v. State of Hawaii Land Use Commission

On December 9, 2008 the Hawaii State Land Use Commission issued an Order to Show Cause for Bridge Aina Le’a LLC, owner of the property to prove the land was being developed in accordance with the representation and not held as a land speculator.  Bridge sold the land to DW Aina Le’a Development, LLC without disclosure of the Oder to Show Cause.  In September 2009 the Hawaii State Land Use Commission withdrew its Order to Show Cause and approved DW Aina Le’a Development LLC as the developer of the urban property.

On April 25, 2011, the Hawaii State Land Use Commission reclassified (rezoned) 1,060 of the 1,099 acres of land of the Aina Le’a Project from urban to agricultural as a sanction after it asserted that DW and Bridge, DW’s predecessor in interest, failed to comply with certain conditions, including failing to construct not less than 385 ”affordable housing” units by November 17, 2010.

The Company is a party to this lawsuit as a successor in interest to DW as a result of its acquisition of Phase 1 and the suspended PSA to acquire the remaining land upon which the Villages has been planned and entitled.

On May 24, 2011, DW filed an amended notice of appeal and on May 12, 2011 Bridge filed a notice of appeal for administrative appeals in state court, seeking a reversal of the April 25, 2011 Hawaii State Land Use Commission order reversing the subject land from the Hawaii State Land Use Urban Classification to the Hawaii State Land Use Agriculture Classification.  After briefing and oral argument, the Circuit Court issued Findings of Fact and Conclusions of Law, and Order Reversing and Vacating the State of Hawaii Land Use Commission’s Final Order.  See DW Aina Lea Dev. LLC v. State of Hawaii Land Use Commission, No. 11--1-0112K (Haw. Third Cir. Mar. 6, 2012).  The Circuit Court concluded that the Hawaii State Land Use Commission had exceeded had its authority and jurisdiction in making its order to revert the land use classification of the property to agricultural, that the order was based on unlawful procedures, was affected by other errors of law, was clearly erroneous in view of the reliable, probative and substantive evidence as shown in the record, was arbitrary or capricious and characterized by abuse of discretion or clearly unwarranted exercise of discretion, violated the due process rights of appellants and also violated appellants’ equal protection rights under the US Constitution and the Hawaii State Constitution.  The Circuit Court also directed the Hawaii State Land Use Commission to take further action consistent with the court’s decision and entered a judgment in favor of DW and Bridge based on its findings.

On March 16, 2012, the State of Hawaii moved to amend The Circuit Court’s Findings of Fact and Conclusions of Law, and Order Reversing and Vacating the State of Hawaii Land Use Commission’s Final Order so that the Hawaii State Land Use Commission would not have to take any additional action to make the court’s decision effective.  The Circuit Court granted the State’s motion and on June 15, 2012 entered Amended Findings of Fact and Conclusions of Law, and Order Reversing and Vacating the State of Hawaii Land Use Commission’s Final Order (“Amended Final Judgment”).  The Amended Final Judgment declares that the Hawaii State Land Use Commission Final Order, the Order to Show Cause and all other orders issued by the Hawaii State Land Use Commission inconsistent with the court’s decision are rescinded and voided.

On July 11, 2012, the State of Hawaii filed an appeal to the Circuit Courts Amended Final Judgment.  The appeal seeks reversal of the Amended Final Judgment.  The Intermediate Court of Appeals has transferred the case to the Supreme Court of the State of Hawaii.

Mauna Lani Resort Association v. County of Hawaii, et.al.

The Company, by virtue of its land acquisition and its suspended PSA on the remainder of the land related its real estate development, is party to a lawsuit wherein its former parent company, DW is a named defendant in Mauna Lani Resort Association v. County Planning Department of Hawaii, et. al. (Circuit Court of the third Circuit State of Hawaii, Civil No. 11-01-005K (“Mauna Lani Lawsuit”).  The plaintiff’s cause of action is for declaratory and injunctive relief and alleges that the County of Hawaii in its review of the Environmental Impact Statement (EIS) that was prepared in 2010 to address the environmental impact of the Villages development, failed to consider the full area that might be developed in the future as a result of a joint development agreement amongst DW and Bridge Aina Le’a, LLC whose land is adjacent to the Villages development, and as a result the County of Hawaii in its review of the EIS failed to consider the full area that might be developed and did not address the likely impacts to the beaches at the Mauna Lani resort.  The matter was heard by the Circuit Court of Hawaii on February 11, 2013.  On March 28, 2013 the court remanded the matter back to the planning department to determine whether the project was a segment of a larger project or whether there were cumulative impacts which were not fully analyzed. The court denied compensation or legal fees for Mauna Lani Resort Association.  In connection with its finding, the court issued a tolling order preventing the Company from further development of the Villages property (including Phase 1) until the County completed this analysis. The Company has commenced a supplemental environmental impact statement and on May 23, 2014 the County confirmed the Company’s permits and confirmed it will issue certificates of occupancy for Phase I of the project.

Goodfellow Bros.

During the year ended March 31, 2012 the Company became involved in a legal dispute over bonus and standby amounts due as well as the amount of work completed by Goodfellow Bros. Inc. (“GBI”), an infrastructure contractor involved in its real estate development.  The matter was heard by an arbitrator on June 23, 2012, who found in favor of GBI.  Subsequently, GBI, filed for and received an order from the Circuit Court on January 2, 2013 to confirm the arbitration award as a judgment against Aina Le’a, LLC, DW, and Relco, and as well as attorneys’ fees and costs in the amount of $2,849,212.  The company has paid $772,048 to GBI, resulting in a balance of $2,077,164 as of March 31, 2013, respectively. The Company has entered into settlement discussions and has appealed the judgment and the appeal is to be heard in calendar year 2014. The parties have executed a written settlement agreement whereby the Company will pay GBI $522,000 in cash. GBI will complete the intersection plans and permits and DW will deposit 200,000 common shares of the Company in escrow to be sold with the first $1.5 million of the sales proceeds to be paid to GBI and the balance returned to DW. The Company’s CEO has personally guaranteed the GBI receipts from the stock sale.

Litigation is inherently unpredictable, and unexpected results do occur. While the Company believes that it has substantial defenses in these matters, it could in the future incur judgments or enter into settlements of litigation or have administrative matters related to its entitlements and real estate development decided by the State of Hawaii or the County of Hawaii that could have a material adverse effect on the zoning and entitlements of its real estate development and a material adverse effect on the results of its operations in a particular reporting period.

Note 14 – Subsequent Events

The Supreme Court heard oral arguments on June 25, 2014 and rendered a favorable decision for the Company on November 25, 2014, confirming the urban zoning for the residential parcels within the Villages project. As a result of this decision, the Company has resumed its negotiations to close on the purchase of the remaining 1,011 acres of residential property within the Villages project.

Effective as of October 31, 2014, the Company entered into a $25 million private transaction which includes a sixteen million dollar ($16,000,000) purchase of its common stock and a nine million dollar ($9,000,000) convertible note to use as working capital and to fund the acquisition of the remaining 1,011 acres of residential property.  The sixteen million dollars for the sale of common stock was deposited in ICBC Bank in New York and released to the Company on February 13, 2015.  There can be no assurance that the Company will close on these transactions or obtain the necessary funding to develop Phase 1.

Aina Le’a, Inc.
Balance Sheets
As of December 31 and March 31, 2014
(Unaudited)

	December 31	March 31
Assets
Cash and cash equivalents	$21,604	$19,596
Restricted cash	85,000	85,000
Total Current Assets	106,604	104,596
Real estate project in development	30,849,570	30,665,812
Loan fees, net of $15,006,678 and $14,081,195
in accumulated depreciation	169,869	1,095,353
Other assets	491,522	323,680
Total Assets	$31,617,565	$32,189,441
Liabilities and shareholders’ deficit
Accounts payable	$3,103,443	$2,534,865
Arbitration award and note payable	4,817,789	4,484,946
Related party note and advances payable	4,290,949	3,633,616
Current portion - contracts payable to land trust	25,625,600	25,261,600
Other liabilities	344,080	344,080
Total Current Liabilities	38,181,861	36,259,107
Contracts payable to land trust	10,588,105	8,922,147
Total Liabilities	48,769,966	45,181,254
Commitments and contingencies
Shareholders’ deficit
Preferred Stock, $.001 par value; authorized 10,000,000 shares; None issued and outstanding at December 31 and March 31, 2014	-	-
Common stock, $.001 par value; authorized 50,000,000 shares; 7,819,544 shares issued and outstanding at December 31 and March 31, 2014	7,820	7,820
Additional paid in capital	16,707,907	16,707,907
Accumulated deficit	(33,868,128)	(29,707,540)
Total shareholders’ deficit	(17,152,401)	(12,991,813)
Total liabilities and shareholders’ deficit	$31,617,565	$32,189,441

See notes to financial statements

Aina Le’a, Inc.
Statements of Operations
Nine Months Ended December 31,
(Unaudited)

	2014	2013
Operating Expenses
General and administrative	$871,651	$907,434
Operating loss	(871,651)	(907,434)
Interest expense, net	3,408,285	3,871,394
Other income (expense), net	119,348	-
Loss from continuing operations before income taxes	(4,160,588)	(4,778,828)
Provision for income taxes	-	-
Net loss	$(4,160,588)	$(4,778,828)
Basic and diluted net loss per share	$(0.53)	$(0.61)
Weighted average number of shares used in calculating basic and diluted loss per share	7,819,544	7,819,544

See notes to financial statements

Aina Le’a, Inc.
Statements of Shareholders’ Deficit
(Unaudited)

	Shares	Common Stock $.001 par value	Additional paid in capital	Accumulated deficit	Shareholder’s deficit
March 31, 2013	7,819,544	$7,820	$16,707,907	$(23,214,178)	$(6,498,451)
Net loss	-	-	-	(4,778,828)	(4,778,828)
December 2013	7,819,544	7,820	16,707,907	(27,993,006)	(11,277,279)
Net loss	-	-	-	(1,714,534)	(1,714,534)
March 31, 2014	7,819,544	7,820	16,707,907	(29,707,540)	(12,991,813)
Net loss	-	-	-	(4,160,588)	(4,160,588)
December 31, 2014	7,819,544	$7,820	$16,707,907	$(33,868,128)	$(17,152,401)

See notes to financial statements

Aina Le’a, Inc.
Statements of Cash Flows
Nine Months Ended December 31,
(Unaudited)

	2014	2013
Cash flows used in operating activities:
Net loss	$(4,160,588)	$(4,778,828)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Amortization of loan fees	925,483	1,922,802
Accreted interest	2,029,958	1,672,801
Foreign exchange gain	(119,348)	-
Non-cash interest expense	332,843	155,787
Changes in assets and liabilities:
Restricted cash	-	4
Real estate project under development	(54,564)	(381,635)
Other assets	(167,843)	(4,583)
Accounts payable	558,734	(789,768)
Net cash used in operating activities	(655,325)	(2,203,420)

Cash flows from financing activities:
Proceeds from sale of ULFs	-	67,200
Loan fees paid	-	(374,199)
Proceeds from advances and notes payable from related parties	657,333	511,481
Proceeds from note payable	-	2,200,066
Net cash provided by financing activities	657,333	2,404,548

Net increase in cash and cash equivalents	2,008	201,128
Cash and cash equivalents, beginning of period	19,596	12,512
Cash and cash equivalents, end of period	$21,604	$213,640
Supplemental Disclosures:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Non-cash transactions
Real estate project costs financed by accounts payable	$129,194	$423,948

See notes to financial statements

Notes  to Financial Statements

Note 1 - Organization and Background

Aina Le’a, Inc. (the “Company”) was incorporated in the State of Delaware in February 2012.  Prior to February 2012, the Company operated as a Nevada limited liability company, Aina Le’a LLC (“LLC”).  The LLC was formed in April 2009 with DW as its managing member and sole owner.  In February 2012, the LLC was converted into the Company pursuant to a plan of conversion.  In connection with the conversion, the Company issued 5,500,000 shares of common stock to DW.  The assets and liabilities of the LLC were recorded by the Company at their historical cost.

The Company is in the business of acquiring and developing land for residential and commercial development.  The Company’s initial project is Phase 1 of the Villages of Aina Le’a (“Villages”) project located on the Kohala Coast on the “Big Island” of Hawaii. The Company intends to construct 384 townhomes (“Lulana Gardens”), 48 villas (Whale’s Point) and develop 70 single family residential lots (“Ho’olei Village”) for sale on Phase 1 and has developed substantial infrastructure and commenced construction of 64 townhomes.  The completion of the townhomes, lots, required project infrastructure and onsite amenities are dependent on the Company’s success in obtaining additional debt or equity financing.  Marketing of the Lulana Gardens townhomes and the Ho’olei Village lots can begin once the Company files for and obtains the required approval of its homeowner’s association updates to its public offering and has met certain requirements of its development obligations with the County of Hawaii.

An action for declaratory and injunctive relief has been brought by the Mauna Lani Resort Association (“Mauna Lani”) in connection with the development of the Villages project.  On March 28, 2013, the Circuit Court in Hawaii granted to Mauna Lani a tolling order preventing further development of the Villages project (including Phase 1) until the County of Hawaii reviewed further whether there were cumulative environmental impacts that were not fully analyzed.  The Company has commenced a supplemental environmental impact statement (“SEIS”) to assess the impact of the development of the water wells and corridor for the water delivery to the County water system from the “Ouli Wells” as well as updating the analysis of current traffic patterns. In respect of the commencement of the SEIS, the County has issued the necessary permits for construction of the townhomes and villas and on May 23, 2014, the County Planning Department provided written assurance to the Company that it will issue certificates of occupancy once the townhomes and infrastructure are completed.

On February 9, 2009, DW entered into the Purchase and Sales Agreement (“PSA”) with the seller, Bridge Aina Le’a (“Bridge”) to acquire the Villages project.  In connection with the PSA, DW was obligated to pay Bridge approximately $40,700,000 plus certain development costs for the various parcels of the Villages over a 1 year period (the “Parcels”).

On December 11, 2009, DW entered into a First Modification and Partial Assignment (the “Assignment”) of the PSA, pursuant to which DW assigned its rights in the PSA to the Company together with the right to acquire Phase 1 separately from the PSA. In December, 2009 the Company completed the acquisition of Phase I in exchange for payments to Bridge amounting to $6,019,751.  In January, 2012, DW agreed to assign to the Company its rights under the PSA to acquire the remaining Villages parcels in exchange for the Company’s assumption of DW’s installment obligations under the PSA and a $17 million profit participation to DW.

In April, 2010, the Company ceased its compliance with the monetary terms of the PSA as a result of ongoing litigation over the Villages (See Note 13). On November 25, 2014, the pending litigation was successfully resolved and the Company resumed negotiations to purchase the remaining 1,011 acres of residential property from the Seller. Preliminary agreement was reached in February 2015 to acquire the residential property for $21 million consisting of $12 million cash and a term loan of $9 million. The transaction is expected to close prior to March 31, 2015.

The Villages is planned to include development of residential building lots and commercial office and retail structures, including a commercial center and medical facility, as well as amenities such as a golf course, parks and playgrounds.

In connection with its initial approval of the zoning for the Villages, the State of Hawaii Land Use Commission required that 385 units of the Villages of Aina Le’a be initially offered for sale as affordable or inclusionary housing.  Further, the County of Hawaii applies an affordable housing credit requirement to all market rate housing developments, such as the Villages.  The housing credit requirement applies a sliding formula to the sales price of each unit to determine what, if any contribution, such sale makes towards meeting the housing credit requirement for the development as a whole.  Generally, sales of units based on 80% to 140% of the County of Hawaii’s median income generate credits ranging from 2.0 to .5.  Sales at prices based on more than 140% of the County of Hawaii’s median income do not generate any credits.  For each Lulana Gardens townhome unit sold at prices based on 120% of the medium income price level, the Company will earn one affordable housing credit. The Company must sell at least 20% of the 502 townhomes or lots being developed in Phase I as affordable housing units which would equate to 101 affordable housing credits to comply with County requirements.

Due to the tight lending market for real estate developments over the last several years, the Company developed its undivided land fractions (“ULF”) program (see Note 6) as a unique financing method to raise the capital necessary for the acquisition of Phase 1.  The Company does not intend to use its ULF program to finance the acquisition and development of the remainder of the Villages project.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The unaudited financial statements include the accounts of the Company. The unaudited financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applicable to interim financial information and the rules and regulations promulgated by the Securities and Exchange Commission (the "SEC"). Accordingly, such condensed financial statements do not include all information and footnote disclosures required in annual financial statements.

The unaudited financial statements included herein reflect all adjustments, which include only normal, recurring adjustments, that are, in our opinion, necessary to state fairly the results for the periods presented. These financial statements should be read in conjunction with our audited financial statements for the year ended March 31, 2014. The interim results presented herein are not necessarily indicative of the results of operations that may be expected for the full fiscal year ending March 31, 2015 or any future period.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S.) requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.  Actual results could differ from those estimates.

Restricted Cash

Restricted cash consists of funds held for a construction bond for waterline infrastructure. The funds will be released when the waterline is completed and accepted by the Waikoloa Village Association.

Real Estate Project in Development

The real estate project under development is stated at cost. The Company capitalizes all direct costs of the project including land acquisition, planning, design, grading, infrastructure, town home construction, landscaping, taxes, fees and direct project management.  General management and administration costs are expensed as incurred.  The Company also capitalizes interest and other carrying costs used in developing properties from the date of initiation of development activities through the date the property is substantially complete and ready for sale. During periods of extended delays, interest capitalization may be suspended, depending on the cause and duration of the delay. Certain costs are allocated based on the purchase price of individual land parcels identified in the purchase and sale agreement. Land in development includes leasehold interests in land resulting from the transfer of ULFs.

The Company performs an impairment test when events or circumstances indicate that an asset’s carrying amount may not be recoverable.  Events or circumstances that the Company considers indicators of impairment include significant decreases in market values and adverse changes in regulatory requirements, including environmental laws.  Impairment tests for properties under development involve the use of estimated future net undiscounted cash flows expected to be generated from the use of property and its eventual disposition.  Measurement of the impairment loss is based on the fair value of the asset.  Generally, the Company determines fair value using valuation techniques such as discounted expected future cash flows.

Land valuation and impairment of long-lived assets

The Company estimates the fair value of the project based upon the expected net proceeds from the sales of the units and lots, giving consideration to selling costs, the absorption period and estimated costs to complete.  Proceeds from sales of Lulana Gardens and Ho’olei Village developments are estimated based upon comparable sales transactions and give consideration to affordable housing pricing limitations where applicable.  The absorption period used gives consideration to the Company’s need to raise construction funding, complete development and resolve pending litigation.

Estimated costs to complete are derived from estimates from the Company’s contractors and consulting engineers and give consideration to current and projected labor and materials costs.  As of December 31, 2014, the Company determined that no write down from the carrying value of the project was required.

Loan Fees

Loan fees related to the Company’s borrowing activities, including commissions on the sale of ULFs, which are accounted for as borrowings, are capitalized and amortized to interest expense over the term of the related borrowing.

Contracts Payable to Land Trust

In order to raise capital for the initial development of the Villages project, the Company sold undivided land fractions to investors from 2009 through 2014. The ULF agreements require that the Company repurchase the ULFs at a future date for a price higher than the original purchase price. Due to the repurchase provision, the ULF sales are accounted for as debt instruments, Contracts payable to Land Trust, and the difference between the purchase price and the repurchase price is recognized over the period of the ULF as interest expense, using a method which materially approximates the effective interest method.

The Company has acquired the beneficial interests associated with certain of the contracts payable to Land Trust and in accordance with terms of an agreement with the power of interest of the Land Trust has presented the balance due net of such amounts.

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

The Company recognizes the tax benefit from uncertain tax positions if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position.  The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.  The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. The Company will file income tax returns in the U.S. federal jurisdiction and in Hawaii.  The Company does not have any uncertain tax positions at December 31, 2014 and March 31, 2014.

The Company’s policy for deducting interest and penalties is to treat interest as interest expense and penalties as taxes.  The Company had not accrued any amounts for the payment of interest or penalties related to any uncertain tax positions at December 31, 2014 and March 31, 2014, as its review of such positions indicated that such potential positions were minimal.  The company is subject to the examination of its tax returns by tax authorities beginning April 1, 2012.

Concentrations and other Risks

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and restricted cash.  Cash is held in financial institutions.  At December 31, 2014 and March 31, 2014 none of the Company’s cash balances were in excess of FDIC insurance limits.  Restricted cash at December 31, 2014 and March 31, 2014 is held by a bonding company.

The Company conducts its operations in the State of Hawaii, on the “Big Island” of Hawaii.  Consequently, any significant economic downturn in the Hawaiian real estate market could potentially have an effect on the Company’s business, results of operations and financial condition.

Capital Asia Group Pte, Ltd (“CAG”) has generated substantially all of the Company’s funding to date, through its marketing of the Company’s ULF’s.  CAG has the exclusive rights to market and sell the Company’s ULF’s in Asia and Australia.  In the event CAG were unable to continue to sell or market ULFs on behalf of the Company it could negatively impact the Company’s operations.

The Company has entered into a fixed price contract with a contractor under which the contractor is to construct all the Lulana Gardens units at a fixed, per unit price.  The Company has not obtained a performance bond from the contractor. Should the contractor fail to complete its contract or should the contractor seek price increases as a result of increased material or labor costs, the Company may encounter delays or cost increases which could negatively impact its ability to complete the construction, as well as the profitability, of the Lulana Gardens and Ho’olei Villages development projects.

New accounting pronouncements

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted.  Additionally, retrospective adoption is allowed for reporting periods for which financial statements have not been previously issued.  The Company has not presented any information or disclosures previously required by Topic 915.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) 605, Revenue Recognition. The new revenue recognition standard requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2016 and is to be applied retrospectively. The Company does not currently have any revenue. If the Company begins generating revenue prior to the effective date of ASU 2014-09, it will evaluate the effect that ASU 2014-09 will have on its results of operations and financial position.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate for each annual and interim reporting period whether it is probable that the entity will not be able to meet its obligations as they become due within one year after the date the financial statements are issued.  ASU 2014-15 will be effective for our fiscal year ending March 31, 2017, early application is permitted.  The Company is evaluating the impact ASU 2014-15 will have on its disclosures.

Note 3:  Going Concern

The accompanying financial statements are prepared on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has a history of operating losses and an accumulated deficit of $33,868,128 as of December 31, 2014.  As of December 31, 2014, the Company’s current liabilities exceeded its current assets by $38,075,257 and its total liabilities exceeded its total assets by $17,152,401.  Further, the Company’s operations are focused on Phase I of the Villages Project.  Its ability to complete development of Phase I is dependent on obtaining project or equity financing on reasonable terms.  These factors raise uncertainty about the Company’s ability to continue as a going concern.  Management of the Company is engaged in identifying potential sources of project or equity financing.  However, there can be no assurance that the Company will be able to obtain the financing necessary to develop Phase I. The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 4 - Related Parties and Transactions

The RJW/LLW Irrevocable Family Trust is the Company’s controlling shareholder and its principal beneficiary, Robert Wessels (“Wessels”), serves as the Company’s CEO.  Wessels provides management and administrative services to the Company through Relco.  Relco received a 5% ownership interest in DW for management services provided to DW and the Company.  Wessels has provided personal guarantees on certain notes of the Company with an outstanding balance of approximately $4,500,000 at December 31, 2014 and $4,500,000 at March 31, 2014.  From time to time Wessels, DW and Relco have advanced funds to the company.  Such advances are repaid without interest.  The Company owed $1,885,171 as a result of advances from Wessels, DW and Relco as of December 31, 2014 and $1,347,838 at March 31, 2014.  Additionally, the Company’s CEO has personally indemnified certain sub-contractors for outstanding amounts owed by the contractors. Such amounts are not material at December 31, 2014 at March 31, 2014.

CAG has the sole and exclusive rights to provide marketing and sales of the Company’s ULFs in Asia and Australia.  This agreement is with DW, the Company’s majority shareholder, and relates to the entire Villages project.  A company controlled by the president of CAG holds a 1% interest in DW.  In June of 2012, the president of CAG loaned the Company $2,000,000. The note bears interest at 8%, is unsecured and is due upon the earlier of: (1) the Company receiving funding from certain loans (2) when sufficient proceeds have been obtained on townhouse closings or (3) December 31, 2012. The Company was unable to repay the note prior to its due date of December 31, 2012.  In August 2014, the due date of the note was extended to October 31, 2014. The Company is currently negotiating an extension of the loan.  The balance owed on the note was $2,405,778 as of December 31, 2014 and $2,285,778 at March 31, 2014.  CAG and others were paid commissions of $0 for the nine months ended December 31, 2014 and $18,200 for the year ended March 31, 2014, related to the transfer of ULFs.

Certain relatives of the Company’s CEO serve in consulting capacities as controller and director of investor relations for the Company. For the nine months ended December 31, 2014, such individuals together earned $81,000. The Company owed $122,531 to such individuals as of December 31, 2014. For the year ended March 31, 2014, such individuals together earned $109,500. The Company owed $45,679 to such individuals as of March 31, 2014. Unpaid compensation accrues interest at 12% per annum. The accrued interest for such individuals was $8,531 as of December 31, 2014.

The Company’s CEO, Relco, and DW have periodically advanced funds to the company. These advances from Relco and DW bear no interest, are due on demand and are unsecured. Advances from the CEO, with the exception of unpaid compensation, do not bear interest. Note and advances payable to related parties were comprised of the following:

	December 31, 2014	March 31, 2014
Advances from DW	$200,000	$200,000
Advances from CEO	1,685,171	1,147,838
Note Payable to CAG president	2,405,778	2,285,778
Total	$4,290,949	$3,633,616

Note 5 – Real Estate Project in Development

The Company’s current real estate project in development (Phase 1) consists of approximately 61 acres with 384 townhomes (Lulana Gardens) and 48 luxury villas (Whale’s Point) on 38 acres and 70 residential lots on 23 acres known as Ho’olei Village.  The real estate project under development consists of the following at December 31, 2014 and March 31, 2014:

	December 31	March 31
Land acquisition	$6,019,751	$6,019,751
Planning, engineering and project management	882,272	857,471
Infrastructure	11,170,249	11,169,266
Townhome construction	5,489,932	5,465,774
Capitalized interest, taxes and lease payments	5,068,983	5,016,635
Legal and other finance costs	2,218,383	2,136,915
Total Capitalized	$30,849,570	$30,665,812

The Company capitalized $2,267,197 in interest cost through March 31, 2011, during active development of the land and construction of the townhomes.  For the nine months ended December 31, 2014 and 2013, interest costs amounting to $3,408,285 and $3,871,394, respectively, have been expensed due to a substantial reduction in construction activities. The reduction in activity relates to difficulties in gaining financing due to alleged zoning issues raised by the State Land Use Commission. From the inception of the project through December 31, 2014, the Company has expensed a total of $27,174,073 in interest costs including the amortization of loan costs discussed below.

Note 6 - Contracts Payable to Trust

To assist in its acquisition and development of real estate projects the Company sells ULFs to investors.  Through the ULF program an investor receives a warranty deed to an undivided fractional interest in a property and then contributes the deed to a land trust in exchange for a beneficial interest in the land trust. Concurrent with the transfer of the ULF, the investor enters into a joint development agreement with the Company. Concurrently the investor also appoints CAG as the holder of the power of direction in the Trust.  The arrangement also provides for the appointment of an independent third party as trustee to manage the Trust and for the trustee and to take direction from CAG. Upon completion and sale of the improvements on the property, the land trust receives a fixed sum from the Company, the trustee distributes the proceeds to the ULF investor and re-conveys the deed covering the property back to the Company and cancels the beneficial interest in the land trust. If the land is not sold within 30 months of the transfer of the deed to the beneficiary of the Trust, the Company is required to increase the fixed sum by 1% per month.

The Company has created 4,320 ULFs related to Lulana Gardens and 2,800 ULFs related to Ho’olei Villages. The ULFs represent a deeded interest in a designated percentage of one or more of the Lulana Gardens townhomes or the Ho’olei Village lots in Phase 1 in exchange for a payment of $9,600 to the Company. As of December 31, 2014, the land on which the townhomes are being built is owned 95.85% by the Aina Lea Trust No. 1 and 4.15% directly by Aina Le’a. Aina Le’a owns 42.73% of the Trust.

Pursuant to the ULF arrangement, the Company is obligated to immediately pay to the Trust a one-time lump sum lease payment of $500 within 90 days of purchase of ULF and an additional $12,000 upon the sale of the townhouse or lot. All lease payments have been made to investors totaling $2,299,500 through December 31, 2014.  If the Company is unable to pay $12,000 at or prior to the end of 30 months from the date the Warranty Deed is recorded with the State of Hawaii Bureau of Conveyances, a penalty interest of 1% per month is due on the $9,600 original investment.  The Joint Development Agreement related to the ULFs provides that after 30 months from the recordation date, the Company could be compelled to repay the principal portion of the obligation ($9,100 per ULF) without further obligation to the Trust. Accordingly, the Company has classified as a current liability the principal related to the ULFs that have or will exceed 30 months from recordation amounting to $25,625,600 as of December 31, 2014. The long term portion is expected to become due during the fiscal year ending March 31, 2016. No demands for payment have been made by the Trustee and management plans to make payments from the sales of the improved properties.

The Company accrues interest on the ULF proceeds over a 32 month period.  Interest cost on the ULFs was $2,029,958 and $1,672,801 for the nine month periods ended December 31, 2014 and 2013, respectively. As of December 31, 2014 and March 31, 2014, the Company owes principal of $27,721,900 and accreted and accrued interest of $8,491,805 and $6,461,847, respectively. If the Company repurchases the ULF before the 32 month period has expired, the full accreted interest for the 32 month period must be paid as a pre-payment penalty. The unaccreted interest as of December 31, 2014 and March 31, 2014 is $224,902 and $418,139, respectively.

Certain ULF contracts totaling $2,496,000 at December 31, 2014 and March 31, 2014, respectively provide for the Company to repay the ULF holders in Singapore dollars.  Based on applicable exchange rates, the foreign currency translation gain was $119,348 for the nine months ended December 31, 2014 and was immaterial for the year ended March 31, 2014, respectively.

Because the Company has only one project under development, the market value of the Company’s stock was determined based on the estimated discounted cash flows from the development and sale of the Lulana Garden townhomes and Ho’olei lots.  Based on value attributed to the Company and the number of shares outstanding following the Regulation S Offering, the Company valued the exchange at the book value of the obligations extinguished.

In March 2012, the Company entered into an arrangement with the power of interest in the Trust which governs how the proceeds from sales are to be distributed. Under the arrangement, as sales proceeds are received into escrow, the Company is to receive directly from escrow, prior to any payments being made to the Trust, the pro-rata share of the sales proceeds represented by the beneficial interests held by the Company. Based on the arrangement, the Company has netted the carrying value of its beneficial interests against the contract payable due to the Trust. The gross amounts of the beneficial interests and contracts payable to land trust and the resulting net amount are disclosed below as of December 31 and March 31, 2014:

	December 31,	March 31,
Contracts payable to land trust	$58,371,505	$56,341,547
Beneficial Interest held	(22,157,800)	(22,157,800)
Contracts payable to land trust, net	$36,213,705	$34,183,747

Note 7 – Loan Fees

The Company capitalizes loan fees and amortizes the cost to interest expense over the expected life of the debt instrument. Since the ULF sales transactions have been accounted for as financing instruments, the related commissions have been capitalized as loan fees and are being amortized over 32 months. The Company had capitalized loan fees and commissions amounting to $15,176,548 and $15,176,548 and had amortized $15,006,678 and $14,081,195 to interest expense as of December 31, 2014 and March 31, 2014, respectively.

Note 8 - Arbitration Award and Note Payable

In April 2010, the Company contracted with Goodfellow Bros., Inc. (GBI) to perform infrastructure work on the project. Prior to completion, the parties disagreed about the amount due for the work performed and the dispute was taken to arbitration. The arbitrator approved the claim by GBI, including the completion bonus. The Company had previously paid the contractor $4.8 million and in January 2013, the arbitrator awarded an additional $2,849,212 to GBI. The judgment bears interest at 10% per year.  Subsequent to the issuance of the judgment the company paid $772,048 to the contractor resulting in a balance of $2,284,881 at March 31, 2014. During the nine months ended December 31, 2014, the Company accrued interest of $155,788 resulting in a balance of $2,440,668. In April 2014, the parties executed a settlement agreement whereas the Company would pay GBI $522,000 in exchange for completion of the plans and permits for work begun by GBI and DW will deliver $1.5 million to GBI through the sale of Aina Lea Inc.’s common stock owned by DW.

In October 2013, Bridge Capital, LLC, an affiliate of the former owner of Phase I of the project, loaned the Company $2,200,066. The note bears interest at 10% which is paid monthly, is secured by the Company’s land parcel and becomes due on October 1, 2014. The loan is personally guaranteed by the Company’s CEO.  At December 31, 2014, the outstanding balance on the loan was $2,377,121.

Note 9 – Income Taxes

There was no provision for income taxes for the years ended March 31, 2014 and 2013 and the nine months ended December 31, 2014 and 2013.

There were no material changes to the Company’s deferred tax assets and liabilities as of December 31, 2014.

Note 10 - Pro Form Net Loss per Share

There were no dilutive shares because there were no warrants or share-based awards outstanding during the nine months ending December 31, 2014 and the year ended March 31, 2014.

Note 11 - Fair Value Disclosures

The carrying amounts of cash, restricted cash and trade payables approximate their fair values due to their short-term nature. The fair value of the Company’s borrowings approximate their carrying value based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Note 12 - Commitments and Contingencies

The Company leases its office space under a one year lease that provided for monthly payments of $1,740 from March 2013 through February 2014 and $2,305 from March 2014 through February 2015. For the nine months ended December 31, 2014 and 2013 the Company recorded $21,914 and $16,318 respectively, in rent expense under this lease.

If and when the Company exercises its rights under the PSA and acquires the remainder of the Villages parcel the Company is obligated to pay DW $17 million for the assignment of PSA.  The parties have agreed that the Company will satisfy its obligation from the proceeds of the sale of units or lots in the Villages.

The Company is subject to a variety of local, state, and federal laws and regulations related to land development activities, house construction standards, sales practices, employment practices, and protection of the environment. As a result, we are subject to periodic examination or inquiry by various administering governmental agencies.

Note 13 – Legal Proceedings

DW Aina Le’a Development, LLC v. State of Hawaii Land Use Commission

On December 9, 2008 the Hawaii State Land Use Commission issued an Order to Show Cause for Bridge Aina Le’a LLC, owner of the property to prove the land was being developed in accordance with the representation and not held as land speculator.  Bridge sold the land to DW Aina Le’a Development, LLC without disclosure of the Oder to Show Cause.  In September 2009 the Hawaii State Land Use Commission withdrew its Order to Show Cause and approved DW Aina Le’a Development LLC as the developer of the urban property.

On April 25, 2011, the Hawaii State Land Use Commission reclassified (rezoned) 1,060 of the 1,099 acres of land of the Aina Le’a Project from urban to agricultural as a sanction after it asserted that DW and Bridge, DW’s predecessor in interest, failed to comply with certain conditions, including failing to construct not less than 385 ”affordable housing” units by November 17, 2010.

The Company is a party to this lawsuit as a successor in interest to DW as a result of its acquisition of Phase 1 and the suspended PSA to acquire the remaining land upon which the Villages has been planned and entitled.

On May 24, 2011, DW filed an amended notice of appeal and on May 12, 2011 Bridge filed a notice of appeal for administrative appeals in state court, seeking a reversal of the April 25, 2011 Hawaii State Land Use Commission order reversing the subject land from the Hawaii State Land Use Urban Classification to the Hawaii State Land Use Agriculture Classification.  After briefing and oral argument, the Circuit Court issued Findings of Fact and Conclusions of Law, and Order Reversing and Vacating the State of Hawaii Land Use Commission’s Final Order.  See DW Aina Lea Dev. LLC v. State of Hawaii Land Use Commission, No. 11--1-0112K (Haw. Third Cir. Mar. 6, 2012).   The Circuit Court concluded that the Hawaii State Land Use Commission had exceeded had its authority and jurisdiction in making its order to revert the land use classification of the property to agricultural, that the order was based on unlawful procedures, was affected by other errors of law, was clearly erroneous in view of the reliable, probative and substantive evidence as shown in the record, was arbitrary or capricious and characterized by abuse of discretion or clearly unwarranted exercise of discretion, violated the due process rights of appellants and also violated appellants’ equal protection rights under the US Constitution and the Hawaii State Constitution.  The Circuit Court also directed the Hawaii State Land Use Commission to take further action consistent with the court’s decision and entered a judgment in favor of DW and Bridge based on its findings.

On March 16, 2012, the State of Hawaii moved to amend The Circuit Court’s Findings of Fact and Conclusions of Law, and Order Reversing and Vacating the State of Hawaii Land Use Commission’s Final Order so that the Hawaii State Land Use Commission would not have to take any additional action to make the court’s decision effective.  The Circuit Court granted the State’s motion and on June 15, 2012 entered Amended Findings of Fact and Conclusions of Law, and Order Reversing and Vacating the State of Hawaii Land Use Commission’s Final Order (“Amended Final Judgment”).  The Amended Final Judgment declares that the Hawaii State Land Use Commission Final Order, the Order to Show Cause and all other orders issued by the Hawaii State Land Use Commission inconsistent with the court’s decision are rescinded and voided.

On July 11, 2012, the State of Hawaii filed an appeal to the Circuit Courts Amended Final Judgment.  The appeal seeks reversal of the Amended Final Judgment.  The Intermediate Court of Appeals has transferred the case to the Supreme Court of the State of Hawaii. The Supreme Court heard oral arguments on June 25, 2014 and rendered a favorable decision for the Company on November 25, 2014, confirming the urban zoning for the residential parcels within the Villages project.

Mauna Lani Resort Association v. County of Hawaii, et.al.

The Company, by virtue of its land acquisition and its suspended PSA on the remainder of the land related its real estate development, is party to a lawsuit wherein its former parent company, DW is a named defendant in Mauna Lani Resort Association v. County Planning Department of Hawaii, et.al. (Circuit Court of the third Circuit State of Hawaii, Civil No. 11-01-005K (“Mauna Lani Lawsuit”).  The plaintiff’s cause of action is for declaratory and injunctive relief and alleges that the County of Hawaii in its review of the Environmental Impact Statement (EIS) that was prepared in 2010 to address the environmental impact of the Villages development, failed to consider the full area that might be developed in the future as a result of a joint development agreement amongst DW and Bridge Aina Le’a, LLC whose land is adjacent to the Villages development, and as a result the County of Hawaii in its review of the EIS failed to consider the full area that might be developed and did not address the likely impacts to the beaches at the Mauna Lani resort.  The matter was heard by the Circuit Court of Hawaii on February 11, 2013.  On March 28, 2013 the court remanded the matter back to the planning department to determine whether the project was a segment of a larger project or whether there were cumulative impacts which were not fully analyzed. The court denied compensation or legal fees for Mauna Lani Resort Association.  In connection with its finding, the court issued a tolling order preventing the Company from further development of the Villages property (including Phase 1) until the County completed this analysis. The Company has commenced a supplemental environmental impact statement and on May 23, 2014 the County confirmed the Company’s permits and confirmed it will issue certificates of occupancy for Phase I of the project.

Goodfellow Bros.

During the year ended March 31, 2012 the Company became involved in a legal dispute over bonus and standby amounts due as well as the amount of work completed by Goodfellow Bros. Inc. (“GBI”), an infrastructure contractor involved in its real estate development.  The matter was heard by an arbitrator on June 23, 2012, who found in favor of GBI.  Subsequently, GBI, filed for and received an order from the Circuit Court on January 2, 2013 to confirm the arbitration award as a judgment against Aina Le’a, LLC, DW, and Relco, and as well as attorneys’ fees and costs in the amount of $2,849,212.  The company has paid $772,048 to GBI, resulting in a balance of $2,440,668 and $2,232,951 as of December 31, 2014 and 2013, respectively. The Company has entered into settlement discussions and has appealed the judgment and the appeal is to be heard in calendar year 2014. The parties have executed a written settlement agreement whereby the Company will pay GBI $522,000 in cash. GBI will complete the intersection plans and permits and DW will deposit 200,000 common shares of the Company in escrow to be sold with the first $1.5 million of the sales proceeds to be paid to GBI and the balance returned to DW. The Company’s CEO has personally guaranteed the GBI receipts from the stock sale.

Litigation is inherently unpredictable, and unexpected results do occur. While the Company believes that it has substantial defenses in these matters, it could in the future incur judgments or enter into settlements of litigation or have administrative matters related to its entitlements and real estate development decided by the State of Hawaii or the County of Hawaii that could have a material adverse effect on the zoning and entitlements of its real estate development and a material adverse effect on the results of its operations in a particular reporting period.

Note 14 – Subsequent Events

The Supreme Court heard oral arguments on June 25, 2014 and rendered a favorable decision for the Company on November 25, 2014, confirming the urban zoning for the residential parcels within the Villages project. As a result of this decision, the Company has resumed its negotiations to close on the purchase of the remaining 1,011 acres of residential property within the Villages project.

Effective as of October 31, 2014, the Company entered into a $25 million private transaction with Shanghai Zhongyou which includes a sixteen million dollar ($16,000,000) purchase of its common stock and a nine million dollar ($9,000,000) convertible note (the “Note”) to use as working capital and to fund the acquisition of the remaining 1,011 acres of residential property comprising Phase 1.  The Note was a twelve (12) month (the “Term”) note with interest accruing at 12% per annum and secured by the property comprising Phase 1.  The principal and accrued interest is all due and payable at the end of the Term.  Shanghai Zhongyou may convert the Note into common stock of the Company at $12.50 per share at any time prior to the expiration of the Note upon fourteen (14) days written notice to the Company of their election to convert.  The proceeds for the sale of common stock were deposited in ICBC Bank in New York the release of which was contingent on, among other things, the successful negotiation with Bridge for the acquisition of the remaining 1,011 acres comprising Phase 1. On February 13, 2015, Shanghai Zhongyou determined that the Company had adequately complied with the conditions of the agreement or waived any remaining conditions and caused the $16 million proceeds in deposited funds to be released to the Company in exchange for the issuance 1,280,000 shares of its common stock. In conjunction with the negotiations with Bridge, the Company deposited $12 million of the proceeds into escrow for the acquisition of the land. The completion of the land acquisition is subject to final resolution of certain ancillary issues being negotiated between the parties.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waikoloa, State of Hawaii, on this 11th day of May, 2015.

AINA LE’A, INC.

By:	/s/ Robert J. Wessels
Name: Robert J. Wessels
Title: President, Chief Executive Officer and Director

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert J. Wessels and Mark E. Jackson, or either of them as the undersigned’s true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Wessels	President, Chief Executive Officer and	May 11, 2015
Robert J. Wessels	Director (Principal Executive Officer)

/s/ Mark E. Jackson	Chief Financial Officer (Principal Financial Officer	May 11, 2015
Mark E. Jackson	and Principal Accounting Officer)

/s/ Richard P. Bernstein	Director	May 11, 2015
Richard P. Bernstein

EXHIBIT INDEX

The following exhibits are filed as part of, or incorporated by reference into this registration statement:

Number	Description	Method of Filing
3.1	Certificate of Incorporation of Aina Le’a, Inc.	Previously filed.
3.2	Bylaws of Aina Le’a, Inc.	Previously filed.
5.1	Opinion of Greenberg Traurig, LLP	Previously filed.
10.1	Amended and Restated Aina Le’a Land Trust No. 1 Agreement dated July 7, 2011	Previously filed.
10.2	First Amendment to Amended and Restated Aina Le’a Land Trust No. 1 Agreement dated July 8, 2011	Previously filed.
10.3	Amended and Restated Purchase and Sale Agreement dated February 9, 2009	Previously filed.
10.4	Joint Development Agreement / Lease of Undivided Fractional Land dated March 2, 2012	Previously filed.
10.5	Purchase and Sale Contract For Undivided Land Fraction & Beneficial Interest dated March 2, 2012	Previously filed.
10.6	Joint Development Agreement dated December 11, 2009	Previously filed.
10.7	First Modification and Partial Assignment of Amended and Restated Purchase and Sale Agreement dated December 11, 2009	Previously filed.
10.8	Exclusive Mandate Agreement Between Aina Le’a LLC and Capital Asia Group PTE Ltd. dated July 1, 2009	Previously filed.
10.9	Equity Investment and Joint Development Agreement	Previously filed.
23.1	Consent of Macias Gini & O’Connell LLP	Previously filed.
23.2	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1 hereto)	Previously filed.
24.1	Power of Attorney (contained on signature page to this registration statement)	Previously filed.
99.1	Subscription Agreeement	Previously filed.